Conformed Version

Exhibit 10.15

DATED 14 SEPTEMBER 2004

WYNN RESORTS (MACAU) S.A.

the Company

CERTAIN FINANCIAL INSTITUTIONS

as Hotel Facility Lenders, Project Facility Lenders and Revolving Credit Facility Lenders

DEUTSCHE BANK AG, HONG KONG BRANCH

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

as Global Coordinating Lead Arrangers

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

as Hotel Facility Agent and Project Facility Agent

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

as Intercreditor Agent

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

as Security Agent

COMMON TERMS AGREEMENT

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33.	Intercreditor Arrangements	95

34.	Amendments And Waivers	98

35.	Counterparts	98

36.	Language	99

37.	Governing Law	99

38.	Jurisdiction	99

39.	Confidentiality	99

40.	Gaming Authorities	100

- ii -

- iii -

THIS AGREEMENT is made on the 14th day of September 2004

BETWEEN:

(1)	WYNN RESORTS (MACAU) S.A. (the “Company”);

(2)	THE FINANCIAL INSTITUTIONS defined below as Hotel Facility Lenders;

(3)	THE FINANCIAL INSTITUTIONS defined below as Project Facility Lenders;

(4)	THE FINANCIAL INSTITUTIONS defined below as Revolving Credit Facility Lenders;

(5)	DEUTSCHE BANK AG, HONG KONG BRANCH and SOCIÉTÉ GÉNÉRALE ASIA LIMITED in their capacities as global coordinating lead arrangers of the Facilities (the “Global Coordinating Lead Arrangers” or “GCLAs”);

(6)	SOCIÉTÉ GÉNÉRALE ASIA LIMITED in its capacity as Hotel Facility Agent;

(7)	SOCIÉTÉ GÉNÉRALE ASIA LIMITED in its capacity as Project Facility Agent;

(8)	SOCIÉTÉ GÉNÉRALE ASIA LIMITED in its capacity as Intercreditor Agent; and

(9)	SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH in its capacity as Security Agent.

WHEREAS:

(A)	The Senior Secured Creditors have agreed, subject to the terms and conditions contained in the Senior Finance Documents, to make available to the Company certain loan facilities for the purpose of the Projects and/or to enter into other agreements or arrangements associated therewith.

(B)	The parties have agreed to enter into this Agreement to set out certain terms and conditions which are common to all the Facility Agreements and to agree certain terms and conditions upon and subject to which the Senior Secured Creditors shall or may enjoy, exercise or enforce their rights, discretions and remedies under the Senior Finance Documents.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, except as otherwise defined herein or to the extent the context otherwise requires, capitalised terms used shall have the following meanings:

“Account” means each of the Operating Accounts and the other accounts specified in sub-paragraphs 1.1(a) through (o) of Schedule 6 (Accounts).

“Account Bank” means, in relation to an Account, the bank with which the Account is maintained.

“Account Bank Notices and Acknowledgements” mean the notices and acknowledgements to be delivered to and executed by each Account Bank in respect of each Account in accordance with the Charges over Accounts and this Agreement.

“Additional Lender” means a party who has agreed to provide the Company with a term loan facility permitted by paragraph 2(f) of Part B of Schedule 5 (Covenants) and who has executed and delivered to the Intercreditor Agent:

(a)	a duly completed Additional Lender’s Accession Deed executed by such party; and

(b)	a duly completed Finance Party Accession Undertaking executed by such party, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent and which the Intercreditor Agent shall promptly deliver to the Security Agent), each of which the Intercreditor Agent shall promptly copy to the Company and the other Senior Secured Creditors.

“Additional Lender Facility” means, in relation to an Additional Lender, the term loan facility provided by the Additional Lender to the Company.

“Additional Lender Facility Agreement” means, in relation to an Additional Lender, the agreement between the Additional Lender and the Company for the provision of that Additional Lender’s Additional Lender Facility.

“Additional Lender’s Accession Deed” means a deed of accession in substantially the form set out in Schedule 14 (Form of Additional Lender’s Accession Deed).

“Additional Operating Account” has the meaning given in paragraph 4.2 of Schedule 6 (Accounts).

“Advance” means an advance (as from time to time reduced by repayment or prepayment) made or to be made under a Facility.

“Advance Date” means the date on which an Advance is required to be made.

“Advance Request” means, in relation to an Advance under the Term Loan Facilities, a request for an Advance in substantially the form set out in Schedule 3 (Form of Advance Request) and, in relation to an Advance under the Revolving Credit Facility, in substantially the form set out in schedule 2 to the Revolving Credit Facility Agreement.

“Advisers” means the Technical Adviser, the Insurance Adviser, the Market Adviser and the Tax Adviser.

“Affiliate” as applied to any Person, means any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person means the power, directly or indirectly, to (a) vote 10% or more of the shares or other securities having ordinary voting power for the election of the Board of Directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (provided that Mr Wong Chi Seng shall not, by virtue of fulfilling either of these requirements alone as a result of the shares held by him in the Company as at the Signing Date or as a result of his role as executive director of the Company, be an Affiliate of the Company).

“Affiliate Agreement” means any agreement entered into by the Company with an Affiliate of the Company involving expenditures by any party thereto or any other flow of funds of not less than USD1,000,000 (or its equivalent) and including any agreement relating to the receipt and payment of amounts referred to in paragraph 4.2(c) of Schedule 6 (Accounts).

“Affiliated Offshore Account” has the meaning given in paragraph 4.2 of Schedule 6 (Accounts).

“Agent” means the Intercreditor Agent or a Facility Agent, as the case may be.

“Agent’s Deed of Accession” means a deed of accession in substantially the form of Part A of Schedule 11 (Transfers and Accession).

“Agreed Form” means, in relation to any document, the form initialled for the purposes of identification as such by the Company and the Intercreditor Agent on or before the date of this Agreement with such changes as the Intercreditor Agent may agree with the Company.

“A. M. Best” means A.M. Best Company or its successor company.

“Ancillary Finance Documents” means:

(a)	the Fee Letters; and

(b)	the Underwriting Agreement.

“Approved IP Fees” means the IP Fees as set out in the IP Agreement in the Agreed Form, without regard to any subsequent amendment, variation or supplement, whether pursuant to the terms of the IP Agreement or otherwise.

“Approved List” means the list of entities agreed between the GCLAs and the Company as a condition precedent to the CP Satisfaction Date.

“Asset Sale” means any Disposition of Property other than:

(a)	the granting of any Lien permitted by paragraph 3 of Part B of Schedule 5 (Covenants);

(b)

any Disposition permitted by paragraph 5 of Part B of Schedule 5 (Covenants) (provided that, in the case of paragraph 5(a) of Part B of Schedule 5 (Covenants), Dispositions of Property thereunder shall be considered “Asset

Sales” to the extent of any proceeds thereof not applied to the replacement of Property pursuant to paragraph 5(a)(ii) of Part B of Schedule 5 (Covenants)).

“Assignment of Rights” means the assignment so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Assignment of Insurances” means the Assignment of Onshore Insurance Policies dated on or about the date of this Agreement between the Company and the Security Agent.

“Assignments of Reinsurances” means each assignment of Reinsurance so entitled between the relevant Direct Insurer and the Security Agent.

“Auditors” means Deloitte & Touche LLP or such other firm of independent accountants of international recognised standing as may be appointed by the Company.

“Availability Period” means, as the case may be, the Hotel Facility Availability Period, the Project Facility Availability Period or the Revolving Credit Facility Availability Period.

“Available Commitment”, in relation to each Lender (other than an Additional Lender) under each Facility Agreement, has the meaning given in that Facility Agreement.

“Available Funding” means, on any date, the aggregate (without double counting) US dollar equivalent of:

(a)	the undrawn and uncancelled Available Commitments under the Term Loan Facilities of each Lender (other than any Lender in breach of any obligation under the Senior Finance Documents to fund or maintain its participation in any Advance thereunder provided in the event that a Lender is in breach of its obligation to fund any Advance, its Available Commitment shall not be discounted in calculating Available Funding for the purpose of the making of the Advance which such Lender has failed to fund, but shall be discounted for any subsequent Advance for so long as such Lender remains in breach);

(b)	the aggregate amount of the undrawn Base Equity Commitment, the undrawn Subordinated Funding and any undrawn Contingent Equity Commitment;

(c)	the amount standing to the credit of the Accounts to the extent such balances are available to meet Project Costs;

(d)	the proceeds of any delay in start-up Insurance which the Intercreditor Agent is reasonably satisfied will be received by the Company during the stated indemnity period in the policy or, if earlier, during the period before the estimated date of Construction Completion used for determining the amount of Remaining Project Costs;

(e)	delay liquidated damages payable by the Prime Contractor under the Construction Contract which the Intercreditor Agent is reasonably satisfied will be received by the Company during the relevant indemnity period or, if earlier, during the period before the estimated date of Construction Completion used for determining the amount of Remaining Project Costs;

(f)	any other committed funds comprised in Financial Indebtedness permitted pursuant to paragraph 2(f) of Part B of Schedule 5 (Covenants) or under any agreement which has been approved by the Intercreditor Agent under paragraph 2(h) of Part B of Schedule 5 (Covenants) and which are, in each case, unconditionally available to be drawn down to meet Remaining Project Costs; and

(g)	funds held in the Upfront Premium Account that are or can be used by the Company pursuant to paragraph 17(d)(ii)(B) of Part B of Schedule 5 (Covenants) and to the extent not otherwise required to be retained or applied pursuant to, or used or irrevocably committed for, any of the other purposes specified in paragraph 17(d) of Part B of Schedule 5 (Covenants).

“Base Debt Facility” means the Hotel Base Debt Facility or the Project Base Debt Facility.

“Base Equity” means Equity (other than advances under the Subordinated Funding Agreement) in an amount of USD230,000,000 or its equivalent paid up or advanced pursuant to the Base Equity Commitment and including the US dollar equivalent of a minimum of MOP200,000,000 paid up by the Shareholders by way of subscription for shares in the Company.

“Base Equity Commitment” means the commitment by Wynn Resorts to ensure the provision of Base Equity to the Company pursuant to clause 2.2.2 of the Wynn Resorts Support Agreement.

“Base Project Costs” means the equivalent of USD704,000,000.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation;

(b)	with respect to a limited partnership, the board of directors of the general partner of the partnership; and

(c)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Break Costs” means the amount (if any) by which:

(a)	the additional interest which a Lender should have received for the period from the date of receipt by such Lender of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market (or, in the case of any principal amount or Unpaid Sum denominated in HK dollars, the Hong Kong interbank market) for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, provided that Break Costs shall not include any loss of margin.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Macau SAR, Hong Kong, London, Tokyo and New York.

“Capital Contributions Account” means the Accounts so designated in Schedule 6 (Accounts).

“Capital Contributions Account Control Agreement” means the Capital Contributions Account control agreement dated on or about the date of this Agreement between the Company, the Security Agent and another.

“Capital Expenditure” means, in relation to the Company, for any period, the aggregate of all expenditures by the Company for the acquisition or leasing (pursuant to a capital lease or a finance lease) of fixed or capital assets (including, without limitation, real property) or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under applicable GAAP provided that the amount of Capital Expenditures in respect of fixed or capital assets or additions to equipment in any Fiscal Year shall not include:

(a)	to the extent applied during such Fiscal Year to the replacement of Property pursuant to paragraph 5(a)(ii) of Part B of Schedule 5 (Covenants), the Net Cash Proceeds received by the Company from the Disposition of Property pursuant to paragraph 5(a) of Part B of Schedule 5 (Covenants);

(b)	the Insurance Proceeds and/or Eminent Domain Proceeds received by the Company for any casualties to, or Taking of, fixed or capital assets and applied during such Fiscal Year to the repair or replacement of fixed or capital assets in accordance with the terms of this Agreement;

(c)	any payment made or owed by the Company pursuant to the Land Concession Contract; or

(d)	any other such amount approved by the Intercreditor Agent.

Notwithstanding the foregoing, any Project Costs that otherwise would have constituted Capital Expenditures by virtue of the foregoing shall be excluded from this definition.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases under applicable GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with applicable GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a Person and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Flow Available for Debt Service” or “CFADS” means, in relation to the Company for any period, EBITDA of the Company for such period plus, without duplication, the sum of:

(a)	decreases in Working Capital for such period; and

(b)	any other non-cash charges,

and minus, without duplication, the sum of:

(c)	increases in Working Capital for such period;

(d)	any other non-cash credits;

(e)	the aggregate amount actually paid by the Company in cash during such period on account of Capital Expenditures made pursuant to paragraph 7(b) of Part B of Schedule 5 (Covenants) (excluding the principal amount of any Financial Indebtedness and any Equity used to fund such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount);

(f)	the aggregate amount actually paid by the Company in cash during such period on account of any accrued charges from any prior period; and

(g)	Tax paid by the Company during such period.

“Certificate of Final Completion” has the meaning given to it in the Construction Contract.

“Certificate of Substantial Completion” has the meaning given to it in the Construction Contract.

“Change of Control” means the occurrence of any of the following:

(a)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of any Wynn Obligor to any Person (except as may be permitted by this Agreement or any Security Document);

(b)	the adoption of a plan relating to the liquidation or dissolution of any Wynn Obligor or any successor thereto; or

(c)	a Wynn Event.

“Change Order No 1” means the change order and amendment between the Company and the Prime Contractor in the Agreed Form.

“Charge over HK Accounts” means the charge so entitled between the Company and the Security Agent in the Agreed Form.

“Charges over Accounts” means the Pledge over Onshore Accounts, the Charge over HK Accounts, the Capital Contributions Account Control Agreement and the documents granting the Liens referred to in paragraph 4.2(e)(i)(2) (Additional Operating Accounts) of Schedule 6 (Accounts).

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with any Loan Party within the meaning of section 4001 of ERISA or is part of a group that includes such Person and that is treated as a single employer under section 414 of the Code.

“Company Share Pledge” means the pledge over shares in the Company dated on or about the date of this Agreement between Wynn HK, Wynn International, the Company and the Security Agent.

“Company’s CP Satisfaction Date Certificate” has the meaning given in paragraph 6 of Part A of Schedule 2 (Conditions Precedent).

“Compensation Proceeds Account” means the accounts so designated in Schedule 6 (Accounts).

“Compliance Certificate” means a certificate in substantially the form set out in Schedule 15 (Form of Compliance Certificate).

“Concession Contract” means the concession contract dated 24 June 2002 between the Macau SAR and the Company for the operation of games of chance and other games in casinos in the Macau SAR.

“Concession Contract Performance Bond” means the guarantee to be provided under article 61 of the Concession Contract.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the form set out in Part C of Schedule 11 (Transfers and Accession) or any other form agreed between the Company and the Intercreditor Agent.

“Construction Completion” shall occur when the following conditions precedent to such completion are, in the reasonable opinion of the Intercreditor Agent, satisfied:

(a)	Substantial Completion has been achieved and the Certificate of Substantial Completion has been issued in accordance with the Construction Contract and this Agreement;

(b)	all Project Costs (other than Project Costs consisting of (i) Retainage Amounts, and other amounts, that are being withheld from the Contractors in accordance with the provisions of the Project Documents; (ii) amounts being contested in good faith by the Company so long as, where such amounts (other than those sought by way of claims against the Company which the Technical Adviser has certified as being spurious, vexatious or otherwise without foundation) exceed, in aggregate, USD5,000,000 or its equivalent, adequate reserves have been established; (iii) amounts payable in respect of Project Punchlist Items to the extent not covered by the foregoing sub-paragraph (i); and (iv) amounts incurred by the Prime Contractor or any other Contractors under a Major Project Document within the last 30 days and to be paid under any Advance Request which has been submitted but not yet disbursed) have been paid in full;

(c)	all documents relating to construction of the Projects which are required under articles 13(1), 35(4), 35(11), 36(1), 37(3), 37(4), 37(5), 37(6), 37(7), 67, 85(3) of the Concession Contract have been submitted by the Prime Contractor to the Company;

(d)	the Opening Date has been achieved, the Opening Conditions have been satisfied and the Projects are open for business;

(e)	the Licensor has notified in writing its approval of the facilities referred to in section 4.01 of the IP Agreement to the Company;

(f)	Macau SAR approval and classification of the casino and gaming zones comprised in the Projects as required by article 9 of the Concession Contract;

(g)	delivery by the Company of the list and inventory required to be delivered under articles 10 and 44 of the Concession Contract in accordance with the provisions thereof;

(h)	definitive registration with the Macau Real Estate Registry has been completed in respect of the first phase land (referred to in the Land Concession Contract) which land shall include the multi-storey car park contemplated by Change Order No 1 and the second phase land (referred to in the Land Concession Contract) comprised therein; and

(i)	registration with the Commercial and Movables Property Registry of the Macau SAR of the “Pledge List” referred to in the Pledge over Gaming Equipment and Utensils as at the Opening Date in accordance with the provisions thereof.

“Construction Completion Date” means the date upon which Construction Completion occurs.

“Construction Contract” means the construction contract dated 10 May 2004 between the Prime Contractor and the Company for the construction of the Projects, as amended by the Deed of Confirmation and Variation and Change Order No 1, together with the Deed of Confirmation and Variation.

“Construction Contract Direct Agreement” means the agreement so entitled between the Prime Contractor, the Company and the Security Agent in the Agreed Form.

“Construction Period Insurances” means the insurances identified as such in Appendix 1 (Construction Period Insurances) to Schedule 7 (Insurance) and effected in accordance with the terms of Schedule 7 (Insurance).

“Contingent Debt Facility” means the Hotel Contingent Debt Facility or the Project Contingent Debt Facility.

“Contingent Equity” means Equity, in addition to Base Equity and advances under the Subordinated Funding Agreement, in an amount equal to the sum of:

(a)	USD30 million;

(b)	any Securities Account Shortfall; and

(c)	the Subconcession Premia Clawback Amount,

paid up or advanced pursuant to the Contingent Equity Commitment.

“Contingent Equity Commitment” has the meaning given in the Wynn Resorts Support Agreement.

“Contractors” means any architects, consultants, designers, contractors, suppliers or any other Persons party to a Major Project Document and engaged by the Company in connection with the design, engineering, development, construction, installation, maintenance or operation of either Project (including the Prime Contractor).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under section 414(b) or 414(c) of the Internal Revenue Code of 1986 of the United States of America, as amended.

“CP Satisfaction Date” means the date on which all conditions precedent set out in Part A of Schedule 2 (Conditions Precedent) have been satisfied in accordance with sub-clause 2.1.2 of Clause 2.1 (Conditions Precedent to the CP Satisfaction Date).

“Current Assets” means, at any date, all amounts (other than cash) which would, in conformity with applicable GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a balance sheet of the Company at such date.

“Current Liabilities” means, at any date, all amounts that would, in conformity with applicable GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a balance sheet of the Company at such date, but excluding:

(a)	the current portion of any Funded Debt of the Company; and

(b)	without duplication of paragraph (a) above, all Financial Indebtedness consisting of Revolving Credit Facility Advances to the extent otherwise included therein.

“Debenture” means the debenture so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Debt Service” means, in relation to the Company for any period, all principal repayments under the Facilities and all Financing Costs payable or accrued during such period.

“Debt Service Accounts” means the USD Debt Service Account and the HKD Debt Service Account.

“Debt Service Cover Ratio” means, in relation to the Company for any period, the ratio of CFADS to Debt Service for such period.

“Decision” means the giving of a consent, the making of an agreement or the exercise of any other right, power, discretion or determination in respect of any matter which, under this Agreement or any other Senior Finance Document, requires such consent, agreement or exercise to be given or made by more than one Senior Secured Creditor or by the Required Lenders.

“Decision Date” has the meaning given in Clause 33.1 (Notices of Required Decisions).

“Deed of Appointment and Priority” means the deed so entitled dated on or about the date of this Agreement between the Lenders, the Subordinated Funding Provider, the Performance Bond Provider, the Company, the Agents and the Security Agent.

“Deed of Confirmation” means the deed so entitled between Leighton Holdings Limited, China Overseas Holdings Limited and the Company in the Agreed Form.

“Deed of Confirmation and Variation” means the deed so entitled between the Prime Contractor and the Company in the Agreed Form.

“Default” means an Event of Default or any event or circumstance specified in Schedule 10 (Events of Default) hereto which would become (with the expiry of a grace period, the giving of notice, the making of any determination as permitted under the Senior Finance Documents or any combination of any of the foregoing) an Event of Default.

“Derivatives Counterparty” has the meaning given in paragraph 6 of Part B of Schedule 5 (Covenants).

“Direct Agreements” means each of the following documents:

(a)	the Gaming Concession Consent Agreement;

(b)	the Land Concession Consent Agreement;

(c)	the Construction Contract Direct Agreement;

(d)	the IP Direct Agreement;

(e)	the PASA Direct Agreement;

(f)	the Account Bank Notices and Acknowledgements; and

(g)	the Insurer Notices and Acknowledgements.

“Direct Insurances” means a contract or policy of insurance of any kind from time to time taken out or effected by, on behalf of or in favour of the Company (whether or not in conjunction with any other person) with one or more insurers in accordance with the terms of Schedule 7 (Insurance).

“Direct Insurer” means the insurer(s) with whom a Direct Insurance is placed from time to time in accordance with Schedule 7 (Insurance).

“Disbursement Accounts” means the Hotel Facility USD Disbursement Account, the Hotel Facility HKD Disbursement Account, the Project Facility USD Disbursement Account and the Project Facility HKD Disbursement Account.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (whether legal or equitable); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock” means any Capital Stock or other ownership or profit interest of any Obligor that any Obligor is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect thereof for consideration other than Capital Stock (other than Disqualified Stock).

“EBITDA” means, in relation to the Company for any period, the Net Income of the Company for such period plus, without duplication and to the extent reflected as a charge in its statement of such Net Income for such period, the sum of:

(a)	income Tax expense (whether or not paid during such period) other than Tax on gross gaming revenue;

(b)	amortization or write-off of debt discount and debt issuance costs and interest, commissions, discounts and other fees and charges associated with Financial Indebtedness (including the Advances);

(c)	depreciation and amortization expense;

(d)	amortization of intangibles (including goodwill);

(e)	an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Company during such period (other than sales of inventory in the ordinary course of business); and

(f)	any extraordinary expenses or losses,

and minus, without duplication and to the extent included in the statement of such Net Income for such period, the sum of:

(g)	interest income;

(h)	an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Company during such period (other than sales of inventory in the ordinary course of business);

(i)	any extraordinary income or gains; and

(j)	any upfront premium or similar income or gains derived from, or in connection with the grant of, any Subconcession,

all as determined in accordance with applicable GAAP.

“ECF Percentage” means, with respect to any Fiscal Year:

(a)	75% of the Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is 3:1 or more;

(b)	50% of the Excess Cash Flow if the Leverage Ratio as of the last day of such Fiscal Year is less than 3:1; or

(c)	25% of the Excess Cash Flow if, as of the last day of such Fiscal Year:

(i)	the aggregate principal amount outstanding under the Term Loan Facilities is less than USD150,000,000 or its equivalent; and

(ii)	the Leverage Ratio is less than 2:1.

“Eminent Domain Proceeds” means all amounts and proceeds (including monetary instruments) received in respect of any Event of Eminent Domain relating to either Project less any costs or expenses incurred by the Company or its agents in collecting such amounts and proceeds.

“Enforcement Notice” has the meaning given in the Deed of Appointment and Priority.

“Enforcement Proceeds” means all moneys received or recovered by the Security Agent after the Security has become enforceable in accordance with the terms of the Security Documents from the exercise or enforcement of the Security.

“Environment” means land, including any natural or man-made structures; water; and air.

“Environmental Claim” means any formal claim by any Person as a result of or in connection with any material violation of Environmental Law which claim could reasonably be expected to give rise to any remedy or penalty (whether interim or final) or liability for the Company or any Senior Secured Creditor (in its capacity as such in the transactions contemplated by the Senior Finance Documents).

“Environmental Law” means any law or regulation of the Macau SAR with regard to:

(a)	harm to the health of humans; or

(b)	the pollution or protection of the Environment.

“Environmental Licence” means any material permit, licence, approval, registration, notification, exemption or any other authorisation required under any Environmental Law.

“Equator Principles” means the voluntary set of guidelines for determining, assessing and managing environmental and social risk in project financing promoted and published by the International Finance Corporation and first adopted by other financial institutions on or about 4 June 2003.

“Equity” means, at any time, the aggregate of the US dollar equivalents of:

(a)	the amounts paid up by the Shareholders by way of subscription for shares in the Company; and

(b)	the amounts advanced to the Company and outstanding at such time under the Subordinated Funding or by way of Shareholder Loans.

“Equity Issuance” means:

(a)	any allotment or issuance (or the entering into by the Company of any agreement to allot or issue), or any grant to any Person of any right (whether conditional or unconditional) to call for or require the allotment or issuance of, any share or equity interest, or other securities (including without limitation bonds, notes, debentures, stock or similar instrument) which are convertible (whether at the option of the holder(s) thereof, the Company or otherwise) into shares or equity interests in the Company, or any depositary receipt(s) in respect of any such share or equity interest; or

(b)	any grant of any option, warrant or other right of acquisition in respect of any such share, equity interest, other security or depositary receipt,

provided that for the avoidance of doubt, “Equity Issuance” shall not include any secondary sales of any shares, equity interests or other securities of the Company by any or all of the holders of such shares, equity interests or other securities.

“Equity Issuance Proceeds” means the amount of the proceeds (if not in cash, the monetary value thereof) of any Equity Issuance after deducting:

(a)	fees and expenses reasonably incurred in connection with such Equity Issuance by the Company; and

(b)	any Taxes incurred or required to be paid by the Company in connection with such Equity Issuance (as reasonably determined by the Company, on the basis of existing rates and taking account of any available credit, deduction or allowance).

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States of America, as amended from time to time.

“Event of Default” means any event or circumstance set out in Schedule 10 (Events of Default).

“Event of Eminent Domain” means, with respect to any Property:

(a)	any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such Property or the requisition of the use of such Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any Governmental Authority having jurisdiction; or

(b)	any settlement in lieu of paragraph (a) above.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

(a)	any loss, destruction or damage of such property or asset;

(b)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(c)	any settlement in lieu of paragraph (b) above.

“Excess Cash Flow” means, in relation to the Company, for any Fiscal Year, CFADS for such Fiscal Year plus, without duplication and to the extent included in Net Income for such Fiscal Year, the US dollar equivalent of interest income received by the Company during such Fiscal Year minus, without duplication, the US dollar equivalents of:

(a)	the aggregate amount of Financing Costs paid by the Company in cash during such Fiscal Year;

(b)	the aggregate amount of interest under the Subordinated Funding Agreement paid by the Company in cash during such Fiscal Year;

(c)	the aggregate amount of all prepayments of Revolving Credit Facility Advances during such Fiscal Year to the extent accompanying permanent voluntary reductions of the Revolving Credit Facility Commitments and all voluntary prepayments of Term Loan Facility Advances during such Fiscal Year;

(d)	the aggregate amount of all scheduled principal payments of the Company under the Facility Agreements made during such Fiscal Year (other than in respect of the Revolving Credit Facility to the extent there is not an equivalent permanent reduction in commitments thereunder such that after giving effect to such commitment reduction the Company would not be able to reborrow all or any of the amount so prepaid); and

(e)	the net change (if any) over such Fiscal Year in the balance maintained by the Company in each of the Debt Service Accounts and the Reserve Accounts (which net change shall, for the avoidance of doubt, be subtracted from CFADS if positive and added if negative).

“Facility” means any of:

(a)	the Term Loan Facilities; or

(b)	the Revolving Credit Facility.

“Facility Agents” means the Hotel Facility Agent and the Project Facility Agent.

“Facility Agreements” means:

(a)	the Hotel Facility Agreement;

(b)	the Project Facility Agreement;

(c)	the Revolving Credit Facility Agreement; and

(d)	each Additional Lender Facility Agreement.

“Facility Office” means the office or offices notified by a Senior Secured Creditor to the relevant Facility Agent under the Facilities and by the relevant Facility Agent (or, in the case of the Revolving Credit Facility, the Revolving Credit Facility Lenders and, in the case of each Additional Lender Facility, the relevant Additional Lender) to the Company and the Intercreditor Agent in writing on or before the date it becomes a Senior Secured Creditor (or, following that date, by not less than 10 Business Days’ written notice) as the office or offices through which it shall perform its obligations under the relevant Facility.

“Fee Letters” means each of the fee letters between the Company on the one hand and the Agents and the Security Agent on the other hand, each dated on or about the date of this Agreement.

“Final Completion” has the meaning given in the Construction Contract.

“Final Completion Costs” means such Project Costs as are required to be incurred following Substantial Completion to achieve Final Completion (other than insofar as they may relate to the operation, equipping or provision of inventory of either Project, rather than its design, development or construction), including Project Costs required to be incurred to complete Project Punchlist Items.

“Final Completion Date” means the date on which Final Completion occurs.

“Final Repayment Date”, in relation to each of the Hotel Facility and the Project Facility, means the seventh anniversary of the Signing Date.

“Finance Party Accession Undertaking” has the meaning given in the Deed of Appointment and Priority.

“Financial Indebtedness” means, in relation to any Person at any date, without duplication:

(a)	all indebtedness of such Person for borrowed money;

(b)	all obligations of such Person for the purchase price of Property or services to the extent the payment of such obligations is deferred for a period in excess of

90 days (other than trade payables incurred in the ordinary course of such Person’s business);

(c)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property);

(e)	all Capital Lease Obligations (to the extent treated as finance or capital lease obligations in accordance with applicable GAAP) or Synthetic Lease Obligations of such Person;

(f)	any indebtedness of such Person for or in respect of receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis or on a basis where recourse is limited solely to warranty claims relating to title or objective characteristics of the relevant receivables);

(g)	any indebtedness of such Person in respect of any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all indebtedness of such Person, contingent or otherwise, as an account party under acceptance, letter of credit, completion guaranties, performance bonds or similar facilities;

(i)	all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person;

(j)	all obligations of such Person in respect of Swap Agreements or any other derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(k)	all Guarantee Obligations of such Person in respect of obligations of the kind referred to in paragraphs (a) through (j) above;

(l)	all obligations of the kind referred to in paragraphs (a) through (k) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and

(m)	the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

“Financial Model” means the computer model, stored on computer disc(s), and consisting of algorithms as set out on the print-out from such disc(s), each to be initialled at the Signing Date by the Intercreditor Agent and the Company for the purposes of identification.

“Financing Costs” means:

(a)	interest, fees, commissions, costs and expenses payable by the Company under the Senior Finance Documents;

(b)	interest, fees, commissions, costs and expenses payable by the Company under the Performance Bond Facility;

(c)	amounts payable by the Company under Clause 10 (Changes to the Calculation of Interest), Clause 11 (Tax Gross Up and Indemnities), Clause 12 (Increased Costs) and Clause 13 (Currency and Other Indemnities);

(d)	net amounts payable by the Company under any Hedging Agreement; and

(e)	any value added or other taxes payable by the Company in respect of paragraphs (a) through (d) above and, save to the extent already included in paragraph (c) above, any withholding tax on a party under a Senior Finance Document or the Performance Bond Facility in respect of which the Company has an obligation to gross up.

“First Repayment Date” means, in relation to each of the Term Loan Facilities, the third anniversary of the Signing Date.

“Fiscal Quarter” means any one of the four consecutive three calendar month periods comprised in a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and the other Wynn Obligors ending on 31 December of each calendar year.

“Floating Charge” means the charge so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Forecast Funding Shortfall” means, at any given time, the amount, if any, by which Remaining Project Costs exceed Available Funding.

“Fundamental Term” means, in respect of a Senior Finance Document:

(a)	the lists of documents comprising Senior Finance Documents and Security Documents set out in the definitions thereof and the definitions of Required Lenders and Fundamental Term in Clause 1.1;

(b)	the provisions setting out the date for, or the amount of, or the currency of, any payment of principal or interest under a Senior Finance Document or any interest rate hedging payment to a Hedging Counterparty;

(c)	Clause 2.1 (Conditions Precedent to the CP Satisfaction Date) (save in relation to paragraph 30 of Part A of Schedule 2 (Conditions Precedent));

(d)	the provisions setting out the amount of a Lender’s Available Commitment under a Facility (otherwise than by a transfer in accordance with the terms of this Agreement) or the duration of its availability or any additional obligation on a Lender to lend money or provide any other form of credit;

(e)	a term which expressly requires the consent of each Lender or Senior Secured Creditor;

(f)	the provisions dealing with the conditions under which assets may be released from the Security or the priority or ranking thereof;

(g)	the provisions dealing with the order of distribution on partial payment by the Company or the proceeds of Security;

(h)	paragraph 2(f) of Part B of Schedule 5 (Covenants), the provisions setting out the priority and ranking of the Secured Obligations (and any other provisions which, if amended, would have the effect of changing the priority or ranking thereof) and the provisions dealing with the designation of a document as a Senior Finance Document (to the extent it involves any sharing in the Security or the granting, creating or sharing in any other Lien over the Project Security and is not a document necessary for the purposes of incurring the Financial Indebtedness referred to in paragraph 2(f) of Part B of Schedule 5 (Covenants)) and any provision which, if amended, would have the effect of permitting such a designation;

(i)	the provisions dealing with the amount and timing for payment of any amount payable by Wynn Resorts under the Wynn Resorts Support Agreement;

(j)	Clause 25 (Sharing Among the Senior Secured Creditors);

(k)	Clause 33 (Intercreditor Arrangements); and

(l)	Schedule 17 (Payment Waterfall) and any provision of this Agreement, the Sponsors’ Subordination Deed or the Deed of Appointment of Priority which, if amended, would change the payment waterfall outlined in Schedule 17 (Payment Waterfall).

“Funded Debt” means, in relation to any Person, all Financial Indebtedness of such Person of the types described in sub-clauses (a) through (g) of the definition of “Financial Indebtedness” in this Clause.

“GAAP” means, in respect of the Company, the International Accounting Standards issued by the International Accounting Standards Board or its successor and, in respect of any Wynn Obligor, generally accepted accounting principles in the United States of America as in effect from time to time.

“Gaming Concession Consent Agreement” means the Agreement Relating to Security (with the Exclusion of Land Concession and Immovable Property) dated on or about the date of this Agreement between the Government of the Macau SAR, the Company and the Security Agent.

“Global Coordinating Lead Arrangers” or “GCLAs” means Deutsche Bank AG, Hong Kong Branch and Société Générale Asia Limited acting as such under the Senior Finance Documents.

“Governing Documents” means, collectively, as to any Person, the certificate of incorporation, the memorandum and articles of association or bylaws, any shareholders agreement, certificate of formation, limited liability company agreement, partnership agreement or other formation or constituent documents of such Person.

“Governmental Authority” means, as to any Person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such Person, or any arbitrator with authority to bind such Person at law.

“Guaranteed Date of Substantial Completion” has the meaning given in the Construction Contract.

“Guarantee Obligation” means any guarantee, indemnity, letter of credit or other legally binding assurance against financial loss granted by one Person in respect of any Financial Indebtedness of another Person, or any agreement to assume any Financial Indebtedness of any other Person or to supply funds or to invest in any manner whatsoever in such other Person by reason of Financial Indebtedness of such Person; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (2) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation (unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith).

“Hazardous Substance” means radioactive materials, asbestos and other substances defined as “hazardous” or of a similar nature under any Environmental Law.

“Hedging Agreements” means any agreement entered into by the Company in accordance with the Hedging Arrangements.

“Hedging Arrangements” means the requirements concerning interest rate hedging set out in Schedule 8 (Hedging Arrangements).

“Hedging Counterparties” means the parties, other than the Company, to the Hedging Agreements and who have executed a Hedging Counterparty’s Deed of Accession.

“Hedging Counterparty’s Deed of Accession” means a deed of accession in substantially the form set out in Appendix 1 to Schedule 8 (Hedging Arrangements).

“Hedging Voting Right Event” means, in relation to any Hedging Counterparty, the occurrence and continuation of both of the following events:

(a)	the serving of any notice given by the Intercreditor Agent pursuant to sub-clause 19.2.2 of Clause 19.2 (Remedies following an Event of Default); and

(b)	a Realised Hedge Loss is not paid when due under the Hedging Agreement to which such Hedging Counterparty is party.

“HIBOR” in relation to any Facility Agreement, has the meaning given in such Facility Agreement.

“HKD” or “HK dollars” denotes the lawful currency of the Hong Kong SAR.

“HKD Debt Service Account” means the account so designated in Schedule 6 (Accounts).

“HKD Debt Service Reserve Account” means the account so designated in Schedule 6 (Accounts).

“HKD Operating Account” means the Account so designated in Schedule 6 (Accounts).

“Holding Company” in relation to a Person, means an entity of which that Person is a Subsidiary.

“Hong Kong SAR” means the Hong Kong Special Administrative Region.

“Hotel Base Debt Facility” has the meaning given in the Hotel Facility Agreement.

“Hotel Contingent Debt Facility” has the meaning given in the Hotel Facility Agreement.

“Hotel Facility” means the term loan facilities provided pursuant to the Hotel Facility Agreement.

“Hotel Facility Agent” means Société Générale Asia Limited as facility agent for the Hotel Facility Lenders or its successor appointed in accordance with this Agreement.

“Hotel Facility Agreement” means the agreement so entitled between the Company, the Hotel Facility Agent and the Hotel Facility Lenders.

“Hotel Facility Availability Period” means the period specified in Clause 4.1 (Hotel Facility Availability Period).

“Hotel Facility HKD Disbursement Account” means the account so designated in Schedule 6 (Accounts).

“Hotel Facility Lender” means a lender identified as such in Part A of Schedule 1 (Hotel Facility Lenders) or a Transferee in respect of the Hotel Facility.

“Hotel Facility USD Disbursement Account” means the account so designated in Schedule 6 (Accounts).

“Hotel Lending Group” means the Hotel Facility Lenders, acting as a lending group in accordance with, and subject to the decision making rules under, the Hotel Facility Agreement.

“Hotel Project” means the design, development and construction in accordance with the Construction Contract of a luxury hotel resort, retail and entertainment complex on land leased to the Company under the Land Concession Contract and the ownership, operation and maintenance thereof by the Company but shall not include the design, development, construction, ownership, operation or maintenance by the Company of a casino pursuant to the Concession Contract nor the purchase of any associated gaming equipment or utensils.

“Hotel Project Costs” means such Project Costs as relate to the Hotel Project.

“Increased Costs” has the meaning given in Clause 12 (Increased Costs).

“Information Memorandum” means the information memorandum prepared by the Company in relation to the Projects for the purposes of the financing of any or all of the Facilities dated June 2004.

“Initial Advance” means the first Advance made under each of the Facilities.

“Insolvency of a Multiemployer Plan” has the meaning given in section 4245(6) of ERISA.

“Insurance” means a Direct Insurance or a Reinsurance.

“Insurance Adviser” means, as the case may be:

(a)	JLT Risk Solutions Asia as the insurance adviser acting on behalf of all Senior Secured Creditors pursuant to the engagement letter dated 15 September 2003;

(b)	the insurance adviser acting on behalf of all Senior Secured Creditors according to the scope of work and fees agreed by the Senior Secured Creditors and approved by the Company (such approval not to be unreasonably withheld or delayed) before the CP Satisfaction Date; or

(c)	the insurance adviser appointed by the Intercreditor Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed) from time to time after the CP Satisfaction Date to act on behalf of the Senior Secured Creditors as and when required to advise the Senior Secured Creditors in respect of Projects.

“Insurance Broker’s Letter of Undertaking” means a letter of undertaking in substantially the form set out in Appendix 5 to Schedule 7 (Insurance) or in such other form as may be approved by the Intercreditor Agent, such approval not to be unreasonably withheld.

“Insurance Proceeds” means all amounts and proceeds (including monetary instruments) paid under any insurance policy maintained by the Company (including, without limitation, any insurance policy required to be maintained by the Company under any Transaction Document but excluding any public liability, third party liability, workers compensation and legal liability insurances and also excluding any other insurance the proceeds of which are payable to the employees of the Company) less any costs or expenses incurred by the Company or its agents in collecting such amounts and proceeds.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to the Senior Finance Documents (including Schedule 7 (Insurance)).

“Insurer” means a Direct Insurer or a Reinsurer.

“Insurer Notices and Acknowledgements” means the notices and acknowledgements to be delivered to and executed by each Insurer and Reinsurer in accordance with the Assignment of Insurances and the Assignments of Reinsurances, respectively (including those referred to in paragraphs 2.3.2 and 2.4.2 of Schedule 7 (Insurance)).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, including copyrights, patents, trademarks, service-marks, technology, know-how and processes, formulas, trade secrets or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agent” means Société Générale Asia Limited in its capacity as intercreditor agent for the Senior Secured Creditors or its successor appointed in accordance with this Agreement.

“Interest Coverage Ratio” means, in relation to the Company for any period, the ratio of EBITDA to Financing Costs for such period.

“Interest Payment Date” means each date on which an Interest Period ends.

“Interest Period” means, in relation to any Advance, each period for the calculation of interest in respect thereof ascertained in accordance with Clause 9 (Interest, Interest Periods and Default Interest).

“Investment Income” means any interest, dividends or other income arising from or in respect of a Permitted Investment.

“Investment Proceeds” means any net proceeds received upon any disposal, realisation or redemption of a Permitted Investment, but excluding any Investment Income.

“Investments” has the meaning given to it in paragraph 8 of Part B of Schedule 5 (Covenants).

“IP Agreement” means the intellectual property licence agreement between the Licensor and the Company in the Agreed Form (which may be a single agreement comprising the terms of each agreement making up such Agreed Form and any amendments set out therein) amended as required to reflect the requirements of paragraph 29(b) of Part A of Schedule 2 (Conditions Precedent) in relation to the Licensor.

“IP Fees” means “Licensing Fee” as defined in the IP Agreement.

“IP Direct Agreement” means the agreement so entitled between the Licensor, the Company and the Security Agent in the Agreed Form.

“ISDA Master Agreement” has the meaning given in Schedule 8 (Hedging Arrangements).

“ISDA Schedule” means the schedule to the ISDA Master Agreement in form and substance reasonably satisfactory to the Intercreditor Agent.

“Land Concession Contract” means the land concession contract agreed to by the Company with the Macau SAR on 4 June 2004 which forms an integral part of Dispatch number 81/2004.

“Land Concession Consent Agreement” means the Agreement relating to Security under the Land Concession Contract dated on or about the date of this Agreement between the Government of the Macau SAR, the Company and the Security Agent.

“Land Security Assignment” means the assignment so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Lender” means a Hotel Facility Lender, a Project Facility Lender, a Revolving Credit Facility Lender or an Additional Lender.

“Lending Group” means the Hotel Lending Group or the Project Lending Group.

“Leverage Ratio” means, in relation to the Company for any period, the ratio of Total Debt on the last day of such period to EBITDA for such period.

“LIBOR”, in relation to any Facility Agreement, has the meaning given in such Facility Agreement.

“Licensor” has the meaning given in the IP Agreement

“Lien” means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes of any jurisdiction)).

“Line Item” means each of the following line item categories of the Project Budget:

(a)	Hard Construction Costs

(iii)	Construction and Building

(iv)	Interior Furnishings and Equipment

(v)	Design Fees

(vi)	Contractor’s Fees

(vii)	Construction Contingency

(viii)	Owner’s Contingency

(b)	Pre-Opening Costs

(i)	Payroll

(ii)	Direct Expenses

(iii)	Corporate Expenses

(c)	Owner Furniture, Fittings and Equipment

(i)	Casino

(ii)	Hotel

(iii)	Food and Beverage

(iv)	Others

(d)	Land Cost

(e)	Pre-Opening Working Capital

(f)	Capitalised Interest and Commitment Fees

(i)	Base Debt Facility and Contingent Debt Facility

(ii)	Revolving Credit Facility

(iii)	Subordinated Funding

(iv)	Performance Bond Facility

(g)	Tax, Fees and Expenses

(h)	Contingency

“Liquidated Damages” means any liquidated damages paid pursuant to any obligation, default or breach under the Project Documents (other than any Termination Proceeds), in each case net of costs and expenses incurred by the Company or its agent pursuant to arm’s length transactions in connection with adjustment or settlement thereof and taxes paid with respect thereto.

“Livrança Covering Letter” means the letter from the Company to the Security Agent dated on or about the date of this Agreement in relation to the Livranças.

“Livranças” means the promissory notes dated on or about the date of this Agreement issued by the Company, endorsed and payable to the Security Agent.

“Loss Proceeds” means all amounts and proceeds (including monetary instruments) in respect of any Event of Loss, including proceeds of any insurance policy required to be maintained by the Company under this Agreement, less any costs and expenses incurred by the Company or its agents in collecting such amounts and proceeds.

“Macau Gaming Laws” means Law No. 16/2001 and Administrative Regulation No. 26/2001, as amended from time to time, and other laws promulgated by any Governmental Authority of the Macau SAR and applying to gaming operations in the Macau SAR.

“Macau SAR” means the Macau Special Administrative Region.

“Major Project Document” means any of:

(a)	the Concession Contract;

(b)	the Land Concession Contract;

(c)	the Construction Contract;

(d)	the Prime Contractor’s Completion Guarantee;

(e)	the Prime Contractor’s Performance Bond;

(f)	the Project Administration Services Agreement;

(g)	the IP Agreement;

(h)	the Subordinated Funding Agreement;

(i)	the Performance Bond Facility Agreement;

(j)	the Concession Contract Performance Bond; and

(k)	any other Project Document with a total contract price payable by the Company (or expected aggregate amount to be paid by the Company in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, of the Company in each case in an amount in excess of USD15,000,000 or its equivalent.

“Major Project Participants” means:

(a)	each Obligor;

(b)	the Macau SAR;

(c)	the Prime Contractor (for so long as it has any actual or contingent liabilities under the Construction Contract);

(d)	Leighton Holdings Limited and China Overseas Holdings Limited (for so long as, in each case, it has any actual or contingent liabilities under the Prime Contractor’s Completion Guarantee);

(e)	the PASA Agent (for so long as it has any actual or contingent liabilities under the PASA); and

(f)	each other Person who is party to a Major Project Document.

“Market Adviser” means The Innovation Group as the market adviser acting on behalf of all Senior Secured Creditors pursuant to the engagement letter dated 26 November 2003.

“Market Disruption Event” has the meaning given in Clause 10.2 (Market disruption).

“Material Adverse Effect” means a material adverse condition or material adverse change in or affecting:

(a)	the business, assets, liabilities, property, condition (financial or otherwise), results of operations, prospects, value or management of the Company or the Company and the Wynn Obligors (other than Wynn Resorts following the Sponsor Support Release Date), taken as a whole, or that calls into question in any material respect the Projections or any of the material assumptions on which the Projections were prepared;

(b)	any of the Projects;

(c)	the ability of the Company to achieve Substantial Completion on or prior to the Guaranteed Date of Substantial Completion;

(d)	the validity or enforceability of any Senior Finance Document;

(e)	the validity, enforceability or priority of any the Liens purported to be created under any of the Security Documents; or

(f)	the rights and remedies of any Secured Creditor under any Senior Finance Document.

“Minimum Net Worth” means, in relation to the Company in respect of:

(a)	the first Quarterly Date, the sum of:

(i)	USD300,000,000 or its equivalent;

(ii)	100% of the negative amount (if any) of the Net Income of the Company through to the Opening Date; and

(iii)	50% or, if the Leverage Ratio of the Company determined in accordance with paragraph 1(a) of Part B of Schedule 5 (Covenants) in respect of the period ending on such Quarterly Date is less than or equal to 2.00, 25%, of the amount of Net Income (whether positive or negative) of the Company from the Opening Date through to such Quarterly Date; and

(b)	any subsequent Quarterly Date, the sum of:

(i)	the Minimum Net Worth of the Company for the immediately preceding Quarterly Date; and

(ii)	50% or, if the Leverage Ratio of the Company determined in accordance with paragraph 1(a) of Part B of Schedule 5 (Covenants) in respect of the period ending on such Quarterly Date is less than or equal to 2.00, 25%, of the amount of Net Income (whether positive or negative) of the Company for the Fiscal Quarter ending on such Quarterly Date.

“Monthly Construction Period Report” has the meaning given in paragraph 2(b) of Part A of Schedule 5 (Covenants).

“Monthly Construction Progress Report” means each of the monthly reports prepared by the Prime Contractor under section 7.5 of the Construction Contract.

“Moody’s” means Moody’s Investors Service, Inc or its successor.

“MOP Operating Account” means the Account so designated in Schedule 6 (Accounts).

“Mortgage” means the mortgage so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Mr Wynn” means Mr Stephen A. Wynn.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a)	in connection with any Asset Sale, the proceeds thereof in the form of cash (including any such proceeds received by way of deferred payment of principal pursuant to a note or instalment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Financial Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale (other than any Lien pursuant to a Security Document) and other fees and expenses, in each case, to the extent actually incurred in connection with such Asset Sale and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable); and

(b)	in connection with any issuance or sale of debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses, in each case, to the extent actually incurred by the Company in connection therewith.

“Net Income” means, in relation to the Company for any period, the net income (or loss) of the Company for such period, determined in accordance with GAAP and before any reduction in respect of preferred equity dividends.

“Net Worth” means, in relation to the Company at any date, the sum of:

(a)	all amounts that would, in conformity with GAAP, be included on a balance sheet of the Company under stockholders’ equity;

(b)	the amount of principal of any outstanding Subordinated Funding; and

(c)	the amount of principal of any outstanding Shareholder Loans,

as at such date.

“Notice to Proceed” has the meaning given to such term in the Construction Contract.

“Notional Amount”, in relation to a Hedging Agreement, has the meaning referred to in paragraph 9 of Schedule 8 (Hedging Arrangements).

“Novation Certificate” means a novation certificate in substantially the form set out in Part B of Schedule 11 (Transfers and Accession).

“Obligations” means:

(a)	all loans, advances, debts, liabilities and obligations howsoever arising, owed by the Company or any other Obligor under the Senior Finance Documents to any Senior Secured Creditors of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Senior Finance Documents or any of the other Transaction Documents, including all interest (including interest accruing after the maturity of any Advance and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, premiums, if any, and any charges, expenses, attorneys’ fees and accountants’ fees, in each case chargeable to any Obligor in connection with its dealings with such Obligor and payable by such Obligor thereunder;

(b)	any and all sums advanced by any Agent or any Lender in order to preserve the Project Security or preserve any Senior Secured Creditor’s security interest in the Project Security as permitted by the Senior Finance Documents; and

(c)

in the event of any proceeding for the collection or enforcement of the Obligations after issuance of an Enforcement Notice, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising on the Project Security, or of any exercise by any Senior Secured Creditor of its rights under the Security Documents, together with attorneys’ fees and court costs, in each case as permitted by the Senior Finance Documents.

“Obligors” means the Company, the Wynn Obligors, any other Transferee Shareholder, the Licensor, any assignee or transferee of the Licensor under the IP Agreement and the IP Direct Agreement, the Subordinated Funding Provider and any party to a Senior Finance Document referred to in paragraph (f) of the definition of Senior Finance Document (other than a Secured Party or a Person who is solely party to an acknowledgement of Security).

“Opening Conditions” means, collectively, the following:

(a)	the Intercreditor Agent shall have received from the Company a certificate, substantially in the form set out in Part A of Schedule 19 (Forms of Opening Conditions Certificates), pursuant to which the Company certifies that:

(i)	furnishings, fixtures and equipment necessary to use and occupy the various portions of each Project for their intended uses shall have been installed and shall be operational;

(ii)	all the Project Certificates of Occupancy shall have been issued and (other than any Permit made or issued by or with a Governmental Authority the failure of which to obtain could not reasonably be expected to affect the operations of the Projects in any material respect) each other Permit made or issued by or with a Governmental Authority required under applicable Legal Requirements to be obtained prior to the Opening Date shall have been obtained;

(iii)	both Projects (other than the premises to be occupied by individual retail and restaurant tenants in the Projects) shall be fully open for business to the general public; provided that in all events at least 80% of all rooms shall be ready for occupancy, at least 80% of restaurant outlets shall be open for business and at least 80% of the floor space comprised in the Projects and designated in the Plans and Specifications for retail tenants has been occupied (save for facilities which by their nature are not open to the general public in the ordinary course of business but are operating);

(iv)	the remaining work on the Projects shall be such that it will not interfere with or disrupt the operation of either Project for its intended purposes other than to an immaterial extent;

(v)	the failure to complete the remaining work would not interfere with or disrupt the operation of the Projects for their intended purposes other than to an immaterial extent; and

(vi)	the Company shall have available a fully trained staff to operate both Projects including the hotel and casino; and

(b)	the Intercreditor Agent shall have received from the Technical Adviser a certificate, substantially in the form set out in Part B of Schedule 19 (Forms of Opening Conditions Certificates), confirming each of the matters referred to in paragraphs (a)(i) through (v) above.

“Opening Date” means the date on which all the Project Certificates of Occupancy have been issued.

“Operating Accounts” means:

(a)	the USD Operating Account, the HKD Operating Account and the MOP Operating Account;

(b)	each additional operating account in respect of which the conditions set out in sub-paragraphs 1.1(i) through (iv) of Schedule 6 (Accounts) have been satisfied;

(c)	each “HK Account” designated as such pursuant to paragraph (c) of the definition thereof in the Charge over HK Accounts and each “Onshore Account” designated as such pursuant to paragraph (c) of the definition thereof in the Pledge over Onshore Accounts and, in each case, in respect of which the Security Agent has received an Account Bank Notice and Acknowledgement executed by the relevant Account Bank; and

(d)	each Additional Operating Account.

“Operation Period Insurances” means the insurances listed in Appendix 2 to Schedule 7 (Insurance) and effected in accordance with the terms of Schedule 7 (Insurance).

“Operatives” means a shareholder, officer, employee, servant, controlling Person, executive, director, agent, authorised representative or Affiliate of any of the Obligors.

“PASA Agent” means the “Agent” as defined in the PASA.

“PASA Direct Agreement” means the agreement so entitled between the PASA Agent, the Company and the Security Agent in the Agreed Form.

“Patacas” or “MOP” denotes the lawful currency of the Macau SAR.

“Payment and Performance Bond” means any payment and performance bond delivered under any Major Project Document in favour of the Company and supporting the Contractor’s obligations under any such Major Project Document (including the Prime Contractor’s Completion Guarantee and the Prime Contractor’s Performance Bond).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Performance Bond Facility” means a facility extended to the Company by the Performance Bond Provider in accordance with the terms of the Performance Bond Facility Agreement for the issuance of the Concession Contract Performance Bond and subordinated to amounts owed to the Senior Secured Creditors under the Senior Finance Documents in accordance with the Deed of Appointment and Priority.

“Performance Bond Facility Agreement” means the agreement dated on or about the date of this Agreement between the Performance Bond Provider and the Company in the Agreed Form.

“Performance Bond Provider” means Banco Nacional Ultramarino, S.A. or such other Person as may be acceptable to the Intercreditor Agent.

“Permits” means all approvals, licences, consents, permits, authorisations, registrations and filings, necessary in connection with the execution, delivery or performance, admission into evidence or enforcement of the Transaction Documents and all material approvals, licences, consents, permits, authorisations, registrations and filings required for the development, construction, ownership or operation of the Projects as contemplated under the Transaction Documents, including those listed in Schedule 12 (Permits).

“Permitted Businesses” means the Projects, including:

(a)	the operation of casino games of chance or other forms of gaming permitted under the Concession Contract;

(b)	the development, construction, ownership and operation of a hotel resort and casino as contemplated in the Concession Contract; and

(c)	food and beverage, spa, entertainment production, convention, retail, foreign exchange, ground transportation and outsourcing of in-house facilities businesses which are necessary for, incident to, arising out of, supportive of or connected to the development, construction, ownership or operation of such hotel resort and casino.

“Permitted Financial Indebtedness” has the meaning given in paragraph 2 of Part B of Schedule 5 (Covenants).

“Permitted Investments” means the following:

(a)	securities issued, or directly and fully guaranteed or insured, by the United States government or any agency or instrumentality of the United States government (as long as the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(b)	securities issued, or directly and fully guaranteed or insured, by the government of the Hong Kong SAR or any agency or instrumentality of the government of the Hong Kong SAR (as long as the full faith and credit of the Hong Kong SAR is pledged in support of those securities) having maturities of not more than nine months from the date of acquisition;

(c)	interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by S&P or Moody’s or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in paragraph (a) or (b) above, of a market value of no less than the amount of monies so invested;

(d)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in paragraphs (a), (b) and (c) above entered into with any financial institution meeting the qualifications specified in paragraph (c) above;

(e)	commercial paper having a rating of A-1 or P-1 from S&P or Moody’s respectively and in each case maturing within nine months after the date of acquisition; and

(f)	money market funds or mutual funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in paragraphs (a) through (e) above.

“Permitted Liens” means the collective reference to:

(a)	in the case of any Property other than any Pledged Stock, Liens permitted by paragraph 3 of Part B of Schedule 5 (Covenants) hereto (but only of the priority and to the extent of coverage expressly set forth in paragraph 3 of Part B of Schedule 5 (Covenants) hereto); and

(b)	in the case of any Property consisting of Pledged Stock, non-consensual Liens permitted by paragraph 3 of Part B of Schedule 5 (Covenants) hereto to the extent arising by operation of law.

“Person” means any natural person, corporation, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Plan” means, at a particular time, any employee benefit plan that is subject to the requirements of section 412 of the Code or that is a Single Employer Plan and which any Loan Party or any Commonly Controlled Entity maintains, administers, contributes to or is required to contribute to or under which any Loan Party or any Commonly Controlled Entity could reasonably be expected to incur any liability.

“Plans and Specifications” means the plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Projects provided to the Technical Adviser in accordance with paragraph 28 of Part A of Schedule 2 (Conditions Precedent) as may be amended in accordance with any variation permitted pursuant to paragraph 15 of Part B of Schedule 5 (Covenants).

“Pledge over Gaming Equipment and Utensils” means the pledge so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Pledge over Intellectual Property” means the pledge so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Pledge over Onshore Accounts” means the pledge so entitled dated on or about the date of this Agreement between the Company and the Security Agent.

“Pledged Stock” means any Property expressed to be subject to any Lien created or purported to be created under all and any of the Company Share Pledges, the Wynn International Share Charge and the Wynn HK Share Charge.

“Power of Attorney” means the irrevocable power of attorney dated on or about the date of this Agreement granted by the Company in favour of the Security Agent in connection with the Mortgage.

“Prime Contractor” means Leighton Contractors (Asia) Limited, China Construction Engineering (Macau) Company Limited and China State Construction Engineering (Hong Kong) Limited.

“Prime Contractor’s Completion Guarantee” means the guarantee dated 18 June 2004 given by Leighton Holdings Limited and China Overseas Holdings Limited to the Company in support of the Prime Contractor’s obligations under the Construction Contract, together with the Deed of Confirmation.

“Prime Contractor’s Performance Bond” means the Payment and Performance Bond in an amount of not less than USD25,550,000 (which amount shall be increased to USD28,514,815.90 in connection with the execution of Change Order No 1) to be delivered to the Company in support of the Prime Contractor’s obligations under the Construction Contract.

“Proceedings” has the meaning given to it in paragraph 12 (i) of Part A of Schedule 5 (Covenants) hereto.

“Project” means:

(a)	the Hotel Project; or

(b)	the design, development and construction in accordance with the Concession Contract and the Construction Contract of a casino on land leased to the Company under the Land Concession Contract, the ownership, operation and maintenance thereof by the Company and the purchase of associated gaming equipment and utensils, and “Projects” means both of them.

“Project Administration Services Agreement” (or “PASA”) means the agreement so entitled between the PASA Agent and the Company in the Agreed Form.

“Project Base Debt Facility” has the meaning given in the Project Facility Agreement.

“Project Budget” means the budget referred to in paragraph 24 of Part A of Schedule 2 (Conditions Precedent) as updated from time to time in accordance with paragraph 4 of sub-section I of Part B of Schedule 2 (Conditions Precedent) or paragraph 2 of Part A of Schedule 5 (Covenants).

“Project Certificates of Occupancy” means the permanent licence(s) of utilization for the Projects issued by the Macau SAR pursuant to applicable Legal Requirements, which certificate(s) of occupancy shall permit the Projects to be used for their intended purposes.

“Project Contingent Debt Facility” has the meaning given in the Project Facility Agreement.

“Project Costs” means all costs incurred, or to be incurred in accordance with the Project Budget, which costs shall include, without double counting:

(a)	all costs incurred under the Construction Contract;

(b)	interest, commissions or other Financing Costs payable under the Senior Finance Documents prior to the Opening Date;

(c)	commitment commission payable under the Performance Bond Facility prior to the Opening Date;

(d)	interest payable prior to the Opening Date in accordance with the Project Budget under the Subordinated Funding Agreement;

(e)	guarantee fees, legal fees and expenses, financial advisory fees and expenses, technical fees and expenses (including fees and expenses of the Technical Adviser and the Insurance Advisor), commitment fees, management fees and corporate overhead agency fees (including fees and expenses of the Agents), interest, taxes (including value added tax) and other out-of-pocket expenses payable by the Company under any documents related to the financing and administration of the Projects and in accordance with the Project Budget prior to the Opening Date;

(f)	the costs of acquiring Permits for the Projects prior to the Opening Date;

(g)	costs incurred in settling insurance claims in connection with Events of Loss and collecting Loss Proceeds at any time prior to the Opening Date;

(h)	working capital costs incurred in accordance with the Pre-Opening Working Capital Line Item in the Project Budget prior to the Opening Date; and

(i)	cash to collateralise commercial letters of credit to the extent that payment of any such cash amount to the vendor or materialman who is the beneficiary of such letter of credit would have constituted a “Project Cost” provided that the aggregate amount of all such letters of credit outstanding at any one time shall not, without the prior written consent of the Intercreditor Agent, exceed USD25,000,000 or its equivalent.

“Project Documents” means:

(a)

the Concession Contract, the Land Concession Contract, the Construction Contract, the Prime Contractor’s Completion Guarantee, the Prime Contractor’s Performance Bond, the Project Administration Services Agreement, the IP

Agreement, the Subordinated Funding Agreement, each Payment and Performance Bond issued to the Company and each Affiliate Agreement; and

(b)	each other document or agreement entered into by the Company (other than the Senior Finance Documents) with a total contract price payable by the Company (or expected aggregate amount to be paid by the Company in the case of “cost plus” contracts) or which may otherwise involve liabilities, actual or contingent, in each case in an amount in excess of USD2,500,000 or its equivalent, each as the same may be amended from time to time in accordance with the terms and conditions of this Agreement and thereof.

“Project Facility” means the term loan facilities provided pursuant to the Project Facility Agreement.

“Project Facility Agent” means Société Générale Asia Limited as facility agent for the Project Facility Lenders or its successor appointed in accordance with this Agreement.

“Project Facility Agreement” means the agreement so entitled between the Company, the Project Facility Agent and the Project Facility Lenders.

“Project Facility Availability Period” means the period specified in Clause 4.2 (Project Facility Availability Period).

“Project Facility HKD Disbursement Account” means the account so designated in Schedule 6 (Accounts).

“Project Facility Lender” means a lender identified as such in Part B of Schedule 1 (Project Facility Lenders) or a Transferee in respect of the Project Facility.

“Project Facility USD Disbursement Account” means the account so designated in Schedule 6 (Accounts).

“Project Lending Group” means the Project Facility Lenders, acting as a lending group in accordance with, and subject to the decision making rules under, the Project Facility Agreement.

“Project Punchlist Items” means minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of the Site Facilities for their intended uses or the ability of the owner, sub-concessionaire or master lessee, as applicable, of any portion of the Site Facilities (or any tenant thereof) to perform work that is necessary or desirable to prepare such portion of the Site Facilities for such use or occupancy provided that, in all events, “Project Punchlist Items” shall include (to the extent not already completed), without limitation, the items set forth in the punchlist to be delivered by the Company in connection with “Substantial Completion” under the Construction Contract.

“Project Revenues” means all income and receipts of the Company, including those derived from the ownership or operation of the Projects or the Permitted Businesses, including payments received by the Company under any Project Document, net payments, if any, received under Hedging Agreements, Liquidated Damages, Insurance Proceeds, Eminent Domain Proceeds, together with any receipts derived from the sale of any property pertaining to the Projects or the Permitted Businesses or incidental to the operation of the Projects or the Permitted Businesses, all as determined in conformity with cash accounting principles, and the proceeds of any condemnation awards relating to the Projects or the Permitted Businesses.

“Project Security” means any Property expressed to be subject to any Lien created or purported to be created under any of the Security Documents.

“Project Schedule” means the schedule referred to in paragraph 25 of Part A of Schedule 2 (Conditions Precedent) as updated from time to time in accordance with paragraph 4 of sub-section I of Part B of Schedule 2 (Conditions Precedent) or paragraph 2 of Part A of Schedule 5 (Covenants).

“Project Works” means the design, development and construction of the Projects and any other works contemplated by the Construction Contract.

“Projections” has the meaning given in paragraph 2(c) of Part A of Schedule 5 (Covenants).

“Property” means any property or assets including without limitation any right or interest (whether legal or equitable) in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Quarterly Date” means:

(a)	with respect to the first Quarterly Date, the last day of the first Fiscal Quarter of the Company which ends not less than 6 months after the Construction Completion Date; and

(b)	with respect to each subsequent Quarterly Date, the last day of the next succeeding Fiscal Quarter of the Company.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period or, in the case of any interest rate determined using HIBOR, the first day of that period.

“Realised Hedge Loss” has the meaning given in paragraph 6 of Schedule 8 (Hedging Arrangements).

“Recovering Senior Secured Creditor” has the meaning given in Clause 25.1 (Payments to Senior Secured Creditors).

“Reference Banks”, in relation to any Facility Agreement, has the meaning given in such Facility Agreement.

“Reinsurance” means any contract or policy of reinsurance from time to time required by paragraph 1.2 of Schedule 7 (Insurance) to be taken out or effected in respect of any Direct Insurance.

“Reinsurance Broker’s Letter of Undertaking” means a letter of undertaking in substantially the form set out in Appendix 6 to Schedule 7 (Insurance) or in such other form as may be approved by the Intercreditor Agent, such approval not to be unreasonably withheld.

“Reinsurer” means an international reinsurer of good standing and responsibility with whom a Reinsurance is placed from time to time in accordance with Schedule 7 (Insurance).

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company in connection therewith that are not applied to prepay the Advances under the Term Loan Facilities pursuant to paragraph 2 of Schedule 9 (Mandatory Prepayment) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” means, in relation to any Asset Sale referred to in paragraph 5(a) of Part B of Schedule 5 (Covenants), a written notice executed by a Responsible Officer of the Company and delivered to the Intercreditor Agent within 30 days after such Asset Sale, stating that no Event of Default has occurred and is continuing and that the Company intends and expects to use all or a specified portion of the Net Cash Proceeds of such Asset Sale to acquire assets permitted pursuant to paragraph 5(a)(ii) of Part B of Schedule 5 (Covenants).

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Notice, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets permitted pursuant to paragraph 5(a)(ii) of Part B of Schedule 5 (Covenants).

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event in respect of which a Reinvestment Notice is served, the earlier of:

(a)	the date occurring three months after such Reinvestment Event (or, if the contemplated acquisition of assets in connection with the corresponding Reinvestment Notice cannot be completed within such three month period but is reasonably expected to be completed within six months after such Reinvestment Event, nine months after such Reinvestment Event); and

(b)	the date on which the Company shall have determined not to acquire assets permitted pursuant to paragraph 5(a)(ii) of Part B of Schedule 5 (Covenants) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Party” means:

(a)	any 80% (or more) owned Subsidiary, heir, estate, lineal descendent or immediate family member of Mr Wynn; and

(b)	any trust, corporation, partnership or other entity, the beneficiaries, equity holders, partners, owners or Persons directly or indirectly beneficially holding an 80% or more controlling interest of which consist of Mr Wynn and/or such other Persons referred to in paragraph (a) above.

“Release Date” means the date on which the Intercreditor Agent notifies the Company that the following conditions have been satisfied:

(a)	receipt by the Intercreditor Agent of confirmation from each Agent, Revolving Credit Facility Lender, Additional Lender and Hedging Counterparty that all liabilities to its Lending Group or, as the case may be, to it have been discharged in full under the Senior Finance Documents; and

(b)	unless the discharge in paragraph (a) above is effected using the proceeds of Financial Indebtedness incurred pursuant to sub-paragraph 2(g) of Part B of Schedule 5 (Covenants), receipt by the Intercreditor Agent of a legal opinion from the Lenders’ Macanese counsel in a form satisfactory to the Intercreditor Agent on the basis of which the Intercreditor Agent is able to determine that the risk of the discharge of the Financial Indebtedness owed by the Company to the Senior Secured Creditors in accordance with the Senior Finance Documents not being recognised or deemed to be discharged under the insolvency laws of the Macau SAR is acceptable to the Intercreditor Agent.

“Relevant Party” means a Person (other than a Substantial Shareholder or, in respect only of his direct shareholding in the Company as at the Signing Date, Mr Wong Chi Seng) who, legally or beneficially, directly or indirectly, owns or holds any of the outstanding Capital Stock of the Company other than directly or indirectly through Wynn International.

“Relevant Party’s Undertaking” means the undertakings set out in paragraph 3 of schedule 4 of the Term Sheet.

“Remaining Costs” means, at any given time for any Line Item category or Line Item, the “Balance to Complete” set forth in respect of that Line Item in the Project Budget (as in effect from time to time).

“Remaining Project Costs” means, at any given time (and without double counting), the sum of all Remaining Costs at that time.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of section 4241 of ERISA.

“Repair Plan” has the meaning given in paragraph 5 of Schedule 9 (Mandatory Prepayment).

“Repayment Date” means, in relation to a Term Loan Facility:

(a)	the First Repayment Date for such Facility; and

(b)	each subsequent date falling three months thereafter.

“Reportable Event” means any of the events set forth in section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under regulations under ERISA.

“Required Lenders” means:

(a)	in relation to any Decision other than on a Fundamental Term, Lenders (and, after the occurrence and continuation of a Hedging Voting Right Event in relation to any Hedging Counterparty, that Hedging Counterparty) who:

(i)	have notified the Intercreditor Agent of their vote in respect of such Decision within the time required by the Intercreditor Agent pursuant to this Agreement; and

(ii)	hold, in aggregate, more than 50% of the Voting Entitlements of all such Senior Secured Creditors who have so notified their votes; and
(b)	in relation to a Decision on a Fundamental Term, all Lenders (and, after the occurrence of a Hedging Voting Rights Event in relation to a Hedging Counterparty that is continuing, that Hedging Counterparty).

“Reserve Accounts” means the USD Debt Service Reserve Account and the HKD Debt Service Reserve Account.

“Responsible Officer” means, as to any Person in respect of any matter, the chief executive officer, president, managing director, chief financial officer, chief operating officer or treasurer of such Person duly authorised in respect of such matter, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Company.

“Restricted Payments” has the meaning given to it in paragraph 6 of Part B of Schedule 5 (Covenants) hereto.

“Retainage Amounts” means, at any given time, amounts which have accrued and are owing to a Contractor under the terms of a Project Document (other than the IP Agreement) for work or services already provided but which at such time (and in accordance with the terms of such Project Document) are being withheld from payment to the Contractor, until certain subsequent events (e.g. completion benchmarks) have been achieved under the Project Document.

“Revolving Credit Facility” means the loan facility to be provided under the Revolving Credit Facility Agreement.

“Revolving Credit Facility Agreement” means the agreement so entitled between the Company and the Revolving Credit Facility Lenders.

“Revolving Credit Facility Availability Period” means the period specified in Clause 4.3 (Revolving Credit Facility Availability Period).

“Revolving Credit Facility Lender” means a lender identified as such in Part C of Schedule 1 (Revolving Credit Facility Lenders) or a Transferee in respect of the Revolving Credit Facility.

“Revolving Credit Facility Termination Date” means, in relation to the Revolving Credit Facility, the third anniversary of the Signing Date or such later date as may be agreed in accordance with the Revolving Credit Facility Agreement.

“SEC” means the Securities and Exchange Commission (or successors thereto) of the United States of America.

“Secured Parties” has the meaning given in the Deed of Appointment and Priority.

“Securities Account” has the meaning given in the Wynn Resorts Support Agreement.

“Securities Account Control Agreement” means the bank account control agreement dated on or about the date of this Agreement between Wynn Asia, the Security Agent and another.

“Securities Account Shortfall” has the meaning given in the Wynn Resorts Support Agreement.

“Security” means the Liens created or purported to be created under the Security Documents.

“Security Agent” means Société Générale, Hong Kong Branch in its capacity as agent and security trustee for the Secured Parties or its successor appointed in accordance with the Deed of Appointment and Priority.

“Security Documents” means:

(a)	the Mortgage;

(b)	the Power of Attorney;

(c)	the Land Security Assignment;

(d)	the Assignment of Rights;

(e)	the Pledge over Gaming Equipment and Utensils;

(f)	the Pledge over Onshore Accounts;

(g)	the Assignment of Insurances;

(h)	the Assignment(s) of Reinsurances;

(i)	the Pledge over Intellectual Property;

(j)	the Floating Charge;

(k)	the Livranças and the Livrança Covering Letter;

(l)	the Debenture;

(m)	the Wynn Resorts Support Agreement;

(n)	the Capital Contributions Account Control Agreement;

(o)	the Securities Account Control Agreement;

(p)	the Wynn Pledgors’ Guarantee;

(q)	the Wong Share Pledge and the Wong Consent;

(r)	the Company Share Pledge;

(s)	the Wynn International Share Charge;

(t)	the Wynn HK Share Charge;

(u)	the Sponsors’ Subordination Deed;

(v)	the Deed of Appointment and Priority;

(w)	each Direct Agreement;

(x)	any other document from time to time creating, evidencing or entered into as security for or guaranteeing the Obligations of the Company or any other Obligor (including, if and when entered into, the Charge over HK Accounts) and any documents entered into pursuant to any of the documents referred to in this definition, including any such document notifying or acknowledging the granting or creation of such security, entered into by a Transferee Shareholder or creating or evidencing security over an Additional Operating Account; and

(y)	any document entered into pursuant to any further assurance provisions set out in any of the documents referred to in this definition which the Intercreditor Agent and the Company (both acting reasonably) agree to designate as a Security Document.

“Senior Debt” means, at any date, the sum of all outstanding Advances made under the Facilities as at such date.

“Senior Finance Documents” means:

(a)	each Facility Agreement;

(b)	this Agreement;

(c)	each Security Document;

(d)	the Ancillary Finance Documents;

(e)	each Hedging Agreement; and

(f)	any other document entered into which the Intercreditor Agent and the Company (both acting reasonably) agree to designate as a Senior Finance Document.

“Senior Secured Creditors” means the GCLAs, the Agents, the Security Agent, the Lenders and the Hedging Counterparties.

“Senior Secured Indebtedness” means all Financial Indebtedness (actual or contingent) of the Company to the Senior Secured Creditors under the Senior Finance Documents together with all other amounts payable by the Company to the Senior Secured Creditors (or any of them) under or arising out of the Senior Finance Documents.

“Shareholder Guarantees” means the Wynn Pledgors’ Guarantee and the Wong Share Pledge.

“Shareholder Loans” means Financial Indebtedness (other than the Subordinated Funding) advanced by one or more of the Shareholders, the Wynn Obligors or Affiliates of the Wynn Obligors to the Company that is subordinated in accordance with the terms provided by the Sponsors’ Subordination Deed.

“Shareholders” means Wynn HK, Wynn International and Mr Wong Chi Seng.

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement entered or to be entered into between the Shareholders and the Company in the Agreed Form.

“Sharing Payment” has the meaning given in Clause 25.1 (Payments to Senior Secured Creditors).

“Signing Date” means the date of signing of this Agreement.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Site” means the land described in the Land Concession Contract.

“Site Easements” the easements appurtenant, easements in gross, licence agreements and other rights running for the benefit of the Company and/or appurtenant to the Site.

“Site Facilities” means

(a)	the Site; and

(b)	the Project Works (whether completed or uncompleted).

“Solvent” means, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Legal Requirements. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, secured or unsecured.

“Special Gaming Tax Account” means the account so designated in Schedule 6 (Accounts).

“Sponsor Support Release Date” has the meaning given in the Wynn Resorts Support Agreement.

“Sponsors’ Subordination Deed” means the deed so entitled dated on or about the date of this Agreement between the Wynn Obligors (other than Wynn Resorts), the Company and the Security Agent.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor

“Subconcession” means any subconcession for the operation of games of chance and other games in casinos in the Macau SAR granted by the Company under the Concession Contract with the approval of Macau SAR and in accordance with paragraph 17 of Part B of Schedule 5 (Covenants).

“Subconcession Premia Clawback Amount” means an amount equivalent to the sum of any amounts of upfront premia or similar payments paid or received in respect of the grant or entry into any Subconcessions and applied pursuant to paragraph 17(d)(ii) of Part B of Schedule 5 (Covenants).

“Subcontract” means any subcontract or purchase order entered into with any Subcontractor.

“Subcontractor” means any direct or indirect subcontractor of any tier under any Project Document.

“Subordinated Debt” means Financial Indebtedness that is subordinated in accordance with the terms provided by the Sponsors’ Subordination Deed.

“Subordinated Funding” means the amount of not less than USD122 million to be subscribed by the Subordinated Funding Provider to the Company for notes under the Subordinated Funding Agreement.

“Subordinated Funding Agreement” means the note purchase agreement dated on or about the date of this Agreement between the Subordinated Funding Provider and the Company (and including the notes contemplated to be issued thereunder) in the Agreed Form.

“Subordinated Funding Provider” means the Purchaser as defined in the Subordinated Funding Agreement.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Substantial Completion” has the meaning given in the Construction Contract.

“Substantial Shareholder” means any Person (other than in respect only of his direct shareholding in the Company as at the Signing Date, Mr Wong Chi Seng) who, legally or beneficially, directly or indirectly, owns or holds 5% or more of the outstanding Capital Stock of the Company other than directly or indirectly through Wynn International.

“Substantial Shareholder’s Undertaking” means the undertakings set out in paragraph 2 of schedule 4 of the Term Sheet.

“Swap Agreements” means interest rate swaps, caps or collar agreements or similar arrangements providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Financial Indebtedness of such Person (without regard to accounting treatment).

“Taking” means a taking or voluntary conveyance of all or part of any of the Project Security, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting any of the Project Security or any portion thereof.

“Tax” means any tax (including, without limitation, value-added and income), levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Adviser” means Ernst & Young as the tax adviser acting on behalf of all Senior Secured Creditors pursuant to the engagement letter dated 10 June 2004.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means any deduction or withholding for or on account of Tax.

“Tax Payment” means an increased payment made by the Company to a Senior Secured Creditor under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

“Technical Adviser” means, as the case may be:

(a)	Mott Connell Ltd. as the technical adviser acting on behalf of all Senior Secured Creditors pursuant to the engagement letter dated 3 February 2004;

(b)	the technical adviser acting on behalf of all Senior Secured Creditors according to the scope of work and fees agreed by the Senior Secured Creditors and approved by the Company (such approval not to be unreasonably withheld or delayed) before the CP Satisfaction Date; or

(c)	the technical adviser appointed by the Intercreditor Agent and, unless an Event of Default has occurred and is continuing, approved by the Company (such approval not to be unreasonably withheld or delayed) from time to time after the CP Satisfaction Date to act on behalf of the Senior Secured Creditors as and when required to advise the Senior Secured Creditors in respect of the Projects.

“Technical Adviser’s Advance Certificate” has the meaning given in paragraph 5 of sub-section I of Part B of Schedule 2 (Conditions Precedent).

“Technical Adviser’s Monthly Report” means a monthly status report, in form and substance acceptable to the Intercreditor Agent, delivered to the Intercreditor Agent on or before the fifteenth day of each calendar month up to and including the calendar month immediately following the Final Completion Date and describing in reasonable detail the progress of the construction of the Projects, including reviews and assessments of the Project Budget, the Project Schedule and the Monthly Construction Period Report and each of its attachments delivered during the preceding calendar month.

“Term Loan Facilities” means each of the term loan facilities provided pursuant to the Term Loan Facilities Agreements.

“Term Loan Facilities Agreements” means the Hotel Facility Agreement, the Project Facility Agreement and each Additional Lender Facility Agreement.

“Term Loan Facility Lender” means a Hotel Facility Lender or a Project Facility Lender.

“Term Sheet” has the meaning given in the Underwriting Agreement.

“Termination Event” has the meaning given in paragraph 12 (Notices) of Part A of Schedule 5 (Covenants).

“Termination Proceeds” means compensation or other proceeds paid by the Macau SAR in relation to the termination or rescission of the Concession Contract.

“Total Debt” means, in relation to the Company at any date, the aggregate principal amount of all Financial Indebtedness of the Company at such date other than Financial Indebtedness arising in respect of:

(a)	paragraph (j) of the definition thereof (save in relation to any Realised Hedge Loss);

(b)	the Performance Bond Facility (save in relation to any drawing under the Concession Contract Performance Bond);

(c)	the Subordinated Funding; or

(d)	any Shareholder Loans.

“Transaction Document” means a Senior Finance Document or a Major Project Document.

“Transfer Date” means, in relation to a Transferee, the later of:

(a)	the proposed Transfer Date specified in the Novation Certificate; and

(b)	the date on which the Intercreditor Agent executes the Novation Certificate.

“Transferee” means a Person to whom the rights and obligations of a Lender under the Senior Finance Documents to which that Lender is a party are transferred in accordance with Clause 21.6 (Transfers by Lenders).

“Transferee Shareholder” has the meaning given in the Wynn Resorts Support Agreement.

“UCC” means the Uniform Commercial Code of any State in the United States of America, as in effect from time to time.

“Underwriting Agreement” means the underwriting agreement between Wynn Resorts, the Company and the GCLAs dated 4 June 2004.

“Unpaid Sum” means any sum due and payable by an Obligor but unpaid under the Senior Finance Documents.

“Upfront Premium Account” means the account so designated in Schedule 6 (Accounts).

“USD” or “US dollars” denotes the lawful currency of the United States of America.

“USD Debt Service Account” means the account so designated in Schedule 6 (Accounts).

“USD Debt Service Reserve Account” means the account so designated in Schedule 6 (Accounts).

“USD Operating Account” means the Account so designated in Schedule 6 (Accounts).

“Voting Entitlement” means, in respect of a Decision:

(a)	in relation to a Lender, the sum of the US dollar equivalent amounts, as at the Decision Date for such Decision, of the outstanding Advances and the aggregate undrawn Available Commitments of such Lender under the Term Loan Facilities and, where such Decision Date falls after the commencement of the Revolving Credit Facility Availability Period, the Revolving Credit Facility;

(b)	in relation to each Hedging Counterparty (after a Hedging Voting Right Event has occurred in relation to such Hedging Counterparty and is continuing), the US dollar equivalent value, as at the Decision Date for such Decision, of the Realised Hedge Loss due and payable but unpaid by the Company to such Hedging Counterparty under the Hedging Agreement to which such Hedging Counterparty is party.

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by any Legal Requirement) is beneficially owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wong Consent” means the written consent dated 2 September 2004 given by Mrs Cheung Wai Hing in relation to the obligations of Mr Wong Chi Seng under and the Security granted pursuant to the Wong Share Pledge.

“Wong Option Agreement” means the option agreement between Mr Wong Chi Seng, Wynn International and the Company in substantially the Agreed Form.

“Wong Share Pledge” means the document so entitled dated on or about the date of this Agreement between Mr Wong Chi Seng and the Security Agent.

“Working Capital” means, at any date, an amount equal to Current Assets on such date minus Current Liabilities on such date.

“Wynn Asia” means Wynn Group Asia, Inc.

“Wynn Event” means:

(a)	the first day on which

(i)	Mr Wynn and his Related Parties as a group control less than 20% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than size of equity interests (excluding, for purposes of calculating the outstanding Voting Stock of Wynn Resorts pursuant to this paragraph (a)(i), shares of Voting Stock issued in a primary issuance by Wynn Resorts in one or more bona fide public offerings of additional Voting Stock of Wynn Resorts); or

(ii)	Mr Wynn and his Related Parties as a group control less than 10% of the outstanding Voting Stock of Wynn Resorts, measured by voting power rather than size of equity interests;

(b)	the first day on which Mr Wynn does not act as either the Chairman of the Board of Directors of Wynn Resorts or the Chief Executive Officer of Wynn Resorts, other than:

(i)	as a result of death or disability; or

(ii)	if the Board of Directors of Wynn Resorts, exercising their fiduciary duties in good faith, removes or fails to re-appoint Mr Wynn as Chairman of the Board of Directors of Wynn Resorts or Chief Executive Officer of Wynn Resorts;

(c)	the first day on which Wynn Resorts ceases to beneficially own, directly or indirectly:

(iii)	at any time prior to the Sponsor Support Release Date, at least that percentage of the outstanding Capital Stock of the Company (measured by both voting power and size of equity interests) as it so owned as at the date of this Agreement or at any time thereafter; or

(iv)	at any time thereafter, 51% of the outstanding Capital Stock of the Company (measured by both voting power and size of equity interests); or

(d)	Wynn Resorts otherwise ceases to have, directly or indirectly, the ability or the right to direct or procure the direction of the management and policies of the Company.

“Wynn HK” means Wynn Resorts (Macau), Limited.

“Wynn HK Share Charge” means the share charge so entitled dated on or about the date of this Agreement between Wynn Holdings and the Security Agent.

“Wynn Holdings” means Wynn Resorts (Macau) Holdings, Ltd.

“Wynn International” means Wynn Resorts International, Ltd.

“Wynn International Share Charge” means the share charge so entitled dated on or about the date of this Agreement between Wynn Asia and the Security Agent.

“Wynn Obligor” means Wynn Resorts, Wynn Holdings, Wynn Asia, Wynn International, Wynn HK and any Transferee Shareholder which is an Affiliate of Wynn Resorts.

“Wynn Pledgors’ Guarantee” means the guarantee so entitled dated on or about the date of this Agreement between Wynn Asia, Wynn Holdings, Wynn HK, Wynn International and the Security Agent.

“Wynn Resorts” means Wynn Resorts, Limited.

“Wynn Resorts Support Agreement” means the agreement so entitled dated on or about the date of this Agreement between Wynn Resorts, the Company and the Security Agent.

1.2	Principles of Construction

Any reference in this Agreement to:

“continuing”, in relation to a Default or an Event of Default, shall be construed as a reference to a Default or an Event of Default which has not been remedied or waived;

the “equivalent” of one currency (the “original currency”) in another currency (the “conversion currency”) shall (unless otherwise specified) be determined by the Intercreditor Agent or such Person nominated by the Intercreditor Agent for that purpose by reference to its spot rate of exchange in Hong Kong for the purchase of the conversion currency with the original currency at or about 11:00 a.m. on the date of the determination or if no such spot rate of exchange exists on that date, by such other method as the Intercreditor Agent (in consultation with the Company) shall reasonably determine;

“including” is without limitation;

a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

“repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed to include “prepay” (or, as the case may be, the corresponding derivative form thereof); and

a document being in “substantially the Agreed Form” or in substantially a specified form shall (save in the case of the definitions of “Shareholders’ Agreement” and “Wong Option Agreement” in Clause 1.1 (Definitions)) be construed as meaning such document being in the same form as the Agreed Form or the specified form save for the insertion of information left in blank or typographical errors.

1.3	Rules of Interpretation

In this Agreement, unless the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include every gender;

(c)	references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(d)	references to this Agreement are references to this Agreement and the Schedules;

(e)	references to clauses and Schedules are references to clauses of, and Schedules to, this Agreement;

(f)	headings are for convenience only and shall be ignored in construing this Agreement;

(g)	references to any party to this Agreement include references to its respective successors, permitted transferees and permitted assigns;

(h)	references to law shall be construed as references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation, rule of common law and of equity and judgement;

(i)	references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time;

(j)	references to any judgement include references to any order, injunction, decree, determination or award of any court or tribunal; and

(k)	a time of day is a reference to Hong Kong time unless otherwise stated.

1.4	Conflict with a Senior Finance Document

In the case of any conflict between:

1.4.1	the terms of this Agreement and the terms of any other Senior Finance Document (save for the Facility Agreements and the Deed of Appointment and Priority), the terms of this Agreement shall prevail;

1.4.2	the terms of this Agreement and the terms of any Facility Agreement, the terms of that Facility Agreement shall prevail (save in the case of Clause 33 (Intercreditor Arrangements) which shall prevail over the terms of the Facility Agreement);

1.4.3	the terms of this Agreement and the terms of the Deed of Appointment and Priority, the terms of the Deed of Appointment and Priority shall prevail; or

1.4.4	the terms of the Deed of Appointment and Priority and the terms of any Facility Agreement, the terms of the Deed of Appointment and Priority shall prevail.

1.5	Third party rights

1.5.1	The Contracts (Rights of Third Parties) Act 1999 applies to:

(a)	sub-clause 3.2.5 of Clause 3.2 (Completion of an Advance Request) but only for the benefit of the relevant officer of the Company;

(b)	Clause 23.10 (No Actions) but only for the benefit of any director, officer or employee of any of the Agents or any of the GCLAs;

(c)	paragraph 5 of Part A of Schedule 2 (Conditions Precedent) but only for the benefit of the relevant Responsible Officer;

(d)	paragraph 1 of Part A of Schedule 5 (Covenants) but only for the benefit of the relevant Responsible Officers of the Company; and

(e)	Clause 28 (Non-Recourse Liability) but only for the benefit of the Operatives,

subject always to the terms of Clause 37 (Governing Law) and Clause 38 (Jurisdiction).

1.5.2	Except as provided in sub-clause 1.5.1 above, a Person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

1.5.3	Notwithstanding any term of any Senior Finance Document, the consent of any Person who is not a party to this Agreement is not required to rescind or vary this Agreement.

1.6	Advisers

Where this Agreement contemplates the doing of any act or thing by an Adviser, the Intercreditor Agent shall use its reasonable endeavours to ensure that such act or thing is done by such Adviser in a timely manner.

2.	CONDITIONS PRECEDENT

2.1	Conditions Precedent to the CP Satisfaction Date

2.1.1	The right of the Company to submit an Advance Request for the Initial Advance is subject to the Company having satisfied the conditions precedent set out in Part A of Schedule 2 (Conditions Precedent) in form and substance acceptable to the Intercreditor Agent.

2.1.2	In relation to each Facility, the Company shall be deemed to have satisfied:

(a)	the conditions precedent set out in

(i)	paragraph 1(a) (in respect only of the Concession Contract, the Land Concession Contract and the Concession Contract Performance Bond);

(ii)	paragraph 2(b);

(iii)	paragraph 3(b);

(iv)	paragraph 3(c);

(v)	paragraph 3(d);

(vi)	paragraph 16;

(vii)	paragraph 17(a)(i);

(viii)	paragraph 17(a)(iv);

(ix)	paragraph 17(a)(v);

(x)	paragraph 17(a)(vii);

(xi)	paragraph 17(b);

(xii)	paragraph 18(a);

(xiii)	paragraph 18(b);

(xiv)	paragraph 18(c);

(xv)	paragraph 22;

(xvi)	paragraph 24;

(xvii)	paragraph 25; and

(xviii)	paragraph 28

of Part A of Schedule 2 (Conditions Precedent) following execution and delivery of this Agreement by each of the Persons expressed to be a party hereto; and

(b)	the remaining conditions precedent in this Clause 2.1 if, prior to the date of the Advance Request for the Initial Advance, the Intercreditor Agent has notified the Company, the Facility Agents and the Revolving Credit Facility Lenders accordingly.

2.1.3	Notwithstanding anything in this Agreement to the contrary, the Company may, from time to time prior to the CP Satisfaction Date, but no more frequently than once every two months, submit or resubmit to the Intercreditor Agent for approval (if such approval is required) additional documents, instruments, agreements, certificates and other items listed under conditions precedent in Part A of Schedule 2 (Conditions Precedent) that were not deemed satisfied under Clause 2.1.2(a). The Intercreditor Agent agrees to promptly review and, where it considers appropriate under the terms of the Senior Finance Documents, determine whether to approve any such submittals or resubmittals by the Company (or, if it considers it not appropriate to make such determination acting on its own, the Intercreditor Agent agrees promptly to forward to the relevant Senior Secured Creditors such submittals or resubmittals for approval). Upon approval (whether by the Intercreditor Agent or the Required Lenders, as the case may be), the Intercreditor Agent shall notify the Company, the Facility Agents and the Revolving Credit Facility Lenders accordingly, and the item(s) so submitted (or resubmitted) and notified approved shall be deemed to have been satisfied with the same effect as the conditions precedent enumerated in Clause 2.1.2(a) as of the date of such notification.

2.2	Conditions Precedent to each Advance

The obligation of each Lender to participate in each Advance under a Term Loan Facility and the Initial Advance under the Revolving Credit Facility is subject to the Company having satisfied the conditions set out in Part B of Schedule 2 (Conditions Precedent) in respect of such Facility in form and substance acceptable to the Intercreditor Agent.

2.3	Independent rights and obligations of Lenders

2.3.1	The obligations of each Senior Secured Creditor under the Senior Finance Documents are several. Failure by a Senior Secured Creditor to perform its obligations under the Senior Finance Documents does not affect the obligations of any other party under the Senior Finance Documents. No Senior Secured Creditor is responsible for the obligations of any other Senior Secured Creditor under the Senior Finance Documents.

2.3.2	The rights of each Senior Secured Creditor under or in connection with the Senior Finance Documents are separate and independent rights and any debt arising under the Senior Finance Documents to a Senior Secured Creditor from an Obligor shall be a separate and independent debt.

2.3.3	A Senior Secured Creditor may, except as otherwise stated in the Senior Finance Documents, separately enforce its rights under the Senior Finance Documents.

2.3.4	Notwithstanding any other provision of the Senior Finance Documents, no Lender under a Term Loan Facility shall be obliged to make or participate in an Advance on a proposed Advance Date if drawdowns under another Term Loan Facility have been withheld, suspended or cancelled in accordance with the Senior Finance Documents.

3.	DRAWDOWN OF ADVANCES

3.1	Drawdown conditions

Subject to the terms of this Agreement and the Facility Agreements, the Company may request, and the relevant Lending Group (or, as the case may be, the Revolving Credit Facility Lenders) shall make, Advances under a Facility if:

3.1.1	not later than 11:00 a.m. on the fifteenth Business Day before the proposed Advance Date (in the case of the Initial Advance under the Term Loan Facilities), the seventh Business Day (in the case of each subsequent Advance under the Term Loan Facilities) or the fifth Business Day (in the case of an Advance under the Revolving Credit Facility), the Intercreditor Agent and the relevant Facility Agent or, as the case may be, the Revolving Capital Facility Lenders have received a completed Advance Request; and

3.1.2	in the case of the Term Loan Facilities, no other Advance Request has been served by the Company in respect of any Term Loan Facility in the same month.

3.2	Completion of an Advance Request

Each Advance Request is irrevocable and shall not be regarded as having been completed unless:

3.2.1	it is signed by a Responsible Officer of the Company whose specimen signature has been delivered to the Intercreditor Agent and who is identified as being authorised to so sign on behalf of the Company by a resolution of its Board of Directors, a copy of which, together with a certification in relation thereto by a Responsible Officer in substantially the form set out in paragraph 3(ii) of Part C of Schedule 2 (Conditions Precedent), has also been delivered to the Intercreditor Agent;

3.2.2	the proposed Advance Date is a Business Day within the relevant Availability Period;

3.2.3	it specifies:

(a)	the amount and (in the case of Advances under the Term Loan Facilities) currency of the Advances to be made;

(b)	(in the case of Advances under the Term Loan Facilities) the Facility under which each such Advance shall be made;

(c)	the first Interest Period for such Advances (which shall be the same for each such Advance requested under a Term Loan Facility); and

(d)	(in the case of Advances under the Term Loan Facilities) the purpose for which such Advances shall be applied (which shall be, in the case of Advances under the Hotel Facility, to pay or refinance payment of Hotel Project Costs and, in the case of Advances under the Project Facility, to pay or refinance payment of Project Costs which have, in each case, been incurred and paid or are due and payable, or which will or the Company reasonably expects might be incurred and be due and payable, prior to the date falling 30 days after the proposed Advance Date);

3.2.4	the amount requested under each Facility is not more than the aggregate for the time being of each Lender’s Available Commitment under such Facility and, in the case of:

(a)	any Term Loan Facility, the amount requested is either a minimum amount of USD5,000,000 or its equivalent which is less than the aggregate for the time being of each Lender’s Available Commitment under such Facility or, if less than such minimum amount, equal to this latter amount;

(b)

the Hotel Facility, the US dollar equivalent of the amount requested, when aggregated with the US dollar equivalent amounts of all other Advances under the Hotel Facility, is no greater than the US dollar equivalent amount of the aggregate of all Hotel Project Costs incurred and paid by the Company or which will or the Company reasonably expects might be incurred and be due and payable by it prior to the date falling 30 days after the proposed Advance Date; and

(c)	the Revolving Credit Facility, the amount requested is either a minimum amount of HKD5,000,000 or its equivalent which is less than the aggregate for the time being of each Lender’s Available Commitment under such Facility or, if less than such minimum amount, equal to this latter amount; and

3.2.5	it certifies, among other things and without any personal liability on the part of the officer of the Company signing such Advance Request, that:

(a)	(in the case of Advances under the Term Loan Facilities) the proceeds of any Advance under the Hotel Facility shall be applied to pay or refinance payment of Hotel Project Costs;

(b)	(in the case of Advances under the Term Loan Facilities) the US dollar equivalent amount of any Advance under the Hotel Facility, when aggregated with the US dollar equivalent amounts of all other Advances under the Hotel Facility, is no greater than the US dollar equivalent amount of the aggregate of all Hotel Project Costs incurred and paid by the Company or which will or the Company reasonably expects might be incurred and be due and payable by it prior to the date falling 30 days after the proposed Advance Date;

(c)	no Default (or, in the case of any Rollover Advance (as defined in the Revolving Credit Facility Agreement), Event of Default) is continuing or would result from the proposed Advances; and

(d)	the representations and warranties contained in Schedule 4 (Representations and Warranties) which are repeated by the Company at the Advance Date are true and correct in all material respects with reference to the facts and circumstances existing on the date of the Advance Request.

4.	AVAILABILITY PERIODS

4.1	Hotel Facility Availability Period

Subject to other terms of the Senior Finance Documents, the Hotel Facility shall be made available from the Signing Date until the earliest of:

4.1.1	the date falling 90 days after the Construction Completion Date;

4.1.2	the cancellation of the Available Commitments of the Lenders thereunder pursuant to Clause 7 (Special Drawdowns);

4.1.3	the date upon which it has been fully drawn and the Available Commitments of the Lenders thereunder reduced to zero;

4.1.4	the date upon which the Advances thereunder are declared to be immediately due and payable pursuant to Clause 19.2 (Remedies following an Event of Default); and

4.1.5	28 February 2007.

4.2	Project Facility Availability Period

Subject to other terms of the Senior Finance Documents, the Project Facility shall be made available from the Signing Date until the earliest of:

4.2.1	the date falling 90 days after the Construction Completion Date;

4.2.2	the cancellation of the Available Commitments of the Lenders thereunder pursuant to Clause 7 (Special Drawdowns);

4.2.3	the date upon which it has been fully drawn and the Available Commitments of the Lenders thereunder reduced to zero;

4.2.4	the date upon which the Advances thereunder are declared to be immediately due and payable pursuant to Clause 19.2 (Remedies following an Event of Default); and

4.2.5	28 February 2007.

4.3	Revolving Credit Facility Availability Period

Subject to other terms of the Senior Finance Documents, the Revolving Credit Facility shall be made available from the date of issue of the first Project Certificate of Occupancy until the earliest of:

(a)	the Termination Date (as defined in the Revolving Credit Facility Agreement); and

(b)	the date upon which the Advances thereunder are declared to be immediately due and payable pursuant to Clause 19.2 (Remedies following an Event of Default).

5.	PURPOSE

5.1	Purpose - General

The Company shall apply the proceeds of each Advance under a Facility in accordance with the relevant Facility Agreement and this Agreement.

5.2	No Obligation to be Concerned with Application

None of the Senior Secured Creditors shall be obliged to concern themselves with the application of proceeds of the Facilities.

6.	PRO RATA DRAWINGS

Subject to Clause 7.2 (Rebalancing between Debt and Equity), the Company shall ensure that:

(a)	where an Advance is requested under a Project Facility or a Hotel Facility, an Advance in an amount pro rata with that requested has also been requested to be made on the same Advance Date under the equivalent Hotel Facility or Project Facility respectively; and

(b)	where an Advance is requested under one of the US dollar or HK dollar tranches of the Base Debt Facilities or the Contingent Debt Facilities, an Advance in a US dollar equivalent amount pro rata with that requested has also been requested to be made on the same Advance Date under the other HK dollar or US dollar tranche of such Base Debt Facility or Contingent Debt Facility.

7.	SPECIAL DRAWDOWNS

7.1	Final Completion Costs

7.1.1	Following Substantial Completion, the Company may, notwithstanding Clause 3.1.2 (Drawdown conditions) and Clauses 3.2.3(d) and 3.2.4(a) (Completion of an Advance Request), deliver an Advance Request requesting an Advance under the Hotel Facility and the Project Facility to be applied by the Company towards Final Completion Costs.

7.1.2	Subject to the other terms of this Agreement and the relevant Facility Agreement, such an Advance shall be made provided that:

(a)	any additional conditions to the making of such Advances specified in Part B of Schedule 2 (Conditions Precedent) have been satisfied in accordance with Clause 2.2 (Conditions Precedent to each Advance); and

(b)	save for any Advances made pursuant to Clauses 7.2 (Rebalancing between Debt and Equity), no further Advance may be made under the Hotel Facility or the Project Facility following the making of such an Advance Request and any Available Commitment of the Lenders under each such Facility shall be cancelled accordingly.

7.2	Rebalancing between Debt and Equity

7.2.1	Following Construction Completion and subject to compliance with any applicable Legal Requirements, the Company may, notwithstanding Clause 3.1.2 (Drawdown Conditions) and Clauses 3.2.3(d) and 3.2.4(a) (Completion of an Advance Request), deliver an Advance Request requesting an Advance under the Hotel Facility and the Project Facility to be made on the last day of the Availability Period for such Facility and applied by the Company towards repayment of Equity.

7.2.2	Subject to the other terms of this Agreement and the relevant Facility Agreement, such an Advance shall be made under this Clause 7.2 provided that:

(a)	where the Advance is requested under a Base Debt Facility, its amount is such that, as at the proposed Advance Date, the ratio of:

(i)	the sum of the US dollar equivalents of all Advances which have or may be made under the Base Debt Facilities (including this Advance and any such Advance which may be made pursuant to any Advance Request delivered by the Company pursuant to Clause 7.1 (Final Completion Costs)); to

(ii)	the sum of the US dollar equivalents of all Base Equity and amounts advanced or subscribed under the Subordinated Funding Agreement less the amount of the Advance,

would not exceed 50:50;

(b)	where the Advance is requested under a Contingent Debt Facility, its amount is such that, as at the proposed Advance Date, the ratio of:

(i)	the sum of the US dollar equivalent of all Advances which have or may be made under the Contingent Debt Facilities (including this Advance and any such Advance which may be made pursuant to any Advance Request delivered by the Company pursuant to Clause 7.1 (Final Completion Costs)); to

(ii)	the sum of the US dollar equivalents of all Contingent Equity described in sub-paragraph (a) of the definition thereof paid up or advanced less the amount of the Advance,

would not exceed 50:50;

(c)	for the purposes of an Advance under a Contingent Debt Facility, the Company need only satisfy the condition set out in paragraph 2 of sub-section II of Part B of Schedule 2 (Conditions Precedent) in relation to such amount of Contingent Equity as has actually been paid up or advanced (and used for the purposes of calculating the ratio referred to in paragraph (b) of this Clause 7.2.2) rather than the full amount of Contingent Equity contemplated by the definition thereof in Clause 1.1 (Definitions) and the terms of this Agreement and the relevant Facility Agreement shall apply accordingly;

(d)	where the Advance is requested under the Hotel Facility, its US dollar equivalent amount, when aggregated with the US dollar equivalent amounts of all other Advances under the Hotel Facility, is no greater than the US dollar equivalent amount of all Hotel Project Costs paid by the Company; and

(e)	subject to Clauses 7.1 (Final Completion Costs), no further Advance may be made under the Hotel Facility or the Project Facility following the making of such an Advance Request and any Available Commitment of the Lenders under each such Facility shall be cancelled accordingly.

8.	REPAYMENTS, PREPAYMENTS AND CANCELLATION

8.1	Repayments

The Company may repay principal amounts falling due under any Facility Agreement only in accordance with that Facility Agreement and this Agreement.

8.2	Voluntary Prepayment of the Term Loan Facilities

8.2.1	Subject to the other provisions of this Clause 8 and any applicable terms in the Facility Agreements, the Company may, on at least 30 days’ prior written notice to the Intercreditor Agent (which notice shall, if not withdrawn prior thereto, become irrevocable on the tenth Business Day prior to the proposed Advance Date), make voluntary prepayments under the Term Loan Facilities on the last day of any Interest Period, provided that for each voluntary prepayment, the amount prepaid under the Term Loan Facilities must:

(a)	if prepaid prior to the Construction Completion Date (other than in the case of paragraph (b)(i) below), equal the balance of the principal amount owing to all Term Loan Facility Lenders (and each of the Term Loan Facilities (and any Available Commitments thereunder) shall be automatically cancelled); or

(b)	if prepaid:

(i)	using only the proceeds of Shareholder Loans not forming part of Base Equity, Contingent Equity or any other Equity required to be paid up or advanced in accordance with the terms of the Senior Finance Documents; or

(ii)	following the Construction Completion Date,

exceed an aggregate of USD10,000,000 or its equivalent or, if less, the balance of the principal amount owing to all Term Loan Facility Lenders.

8.2.2	Amounts prepaid under sub-clause 8.2.1 above shall be applied on the Interest Payment Date on which they are made pro rata between the Advances outstanding under the Term Loan Facilities and applied pro rata against the repayment instalments of those Advances.

8.3	Mandatory Prepayment

8.3.1	The Company shall prepay Advances outstanding under the Term Loan Facilities on the dates and in the amounts specified in Schedule 9 (Mandatory Prepayment).

8.3.2	Any amount prepaid under this Clause 8.3 and Schedule 9 (Mandatory Prepayment) shall be applied:

(a)	pro rata between the Advances outstanding under the Term Loan Facilities; and

(b)	in the case of any amount prepaid pursuant to paragraph 6 of Schedule 9 (Mandatory Prepayment), pro rata against the repayment instalments of those Advances and, otherwise, against the repayment instalments of those Advances in inverse order of maturity.

8.3.3	Each of the Facilities (and any Available Commitments thereunder) shall be automatically cancelled upon the Company being required to make prepayment pursuant to paragraph 7 of Schedule 9 (Mandatory Prepayment).

8.4	Voluntary Cancellation

Save as provided in Clause 8.5 (Prepayment and Cancellation of Individual Lenders) and Clause 14 (Illegality):

(a)	the Company may only cancel the whole or any part (being a minimum amount of USD10,000,000 or its equivalent) of the Available Commitments under the Hotel Facility or the Project Facility after the Construction Completion Date in accordance with the terms of the relevant Facility Agreement and the other provisions of this Clause 8 and if:

(i)	it gives not less than fifteen days’ irrevocable notice of cancellation to the Intercreditor Agent; and

(ii)	the Available Commitments under each US dollar and HK dollar Facility are cancelled pro rata to their US dollar equivalent amounts; and

(b)	the Company may only cancel the whole or any part (being a minimum amount of HKD10,000,000) of the Available Commitments under the Revolving Credit Facility Agreement on not less than 15 days’ prior irrevocable written notice to the Intercreditor Agent and the Revolving Credit Facility Lenders and, prior to the third anniversary of the Signing Date, with the prior written consent of the Intercreditor Agent, in all cases without penalty or payment of fees or charges save as provided for in Clause 8.6.2 (Restrictions) or the relevant Facility Agreement.

8.5	Prepayment and Cancellation of Individual Lenders

If:

(a)	any sum payable to any Lender by the Company is required to be increased under Clause 11.2 (Tax gross-up); and/or

(b)	any Lender claims indemnification from the Company under Clause 11.3 (Tax Indemnity) or Clause 12 (Increased costs); and/or

(c)	a Market Disruption Event occurs in relation to any Advance for any Interest Period pursuant to Clause 10.2 (Market disruption); and/or

(d)	any Lender withholds its consent to the incurrence of any Financial Indebtedness by the Company such that the Intercreditor Agent is unable to approve the incurrence of additional Financial Indebtedness in accordance with sub-paragraph 2(h) of Part B of Schedule 5 (Covenants) or the amendment or waiver of paragraph 2 of Part B of Schedule 5 (Covenants), then, the Company may, subject to the other provisions of this Clause 8 and, in the case of paragraph (d) above, whilst the circumstances described therein continue, and on giving at least fifteen days’ prior irrevocable written notice to the Intercreditor Agent:

(i)	prepay that Lender’s participation in the Advances outstanding under the relevant Facility Agreement on the Interest Payment Date which immediately ends after the Company’s notice; and/or

(ii)	cancel that Lender’s undrawn and uncancelled Commitments under the relevant Facility Agreement,

provided that no Forecast Funding Shortfall (determined without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities) shall result.

8.6	Restrictions

8.6.1	Any notice of cancellation or prepayment given under this Clause 8 shall be irrevocable and shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of the cancellation or prepayment.

8.6.2	Any prepayment or cancellation pursuant to this Clause 8 shall be made together with accrued interest and fees on the amount prepaid or cancelled and without premium or penalty, save that the Company shall pay any Break Costs and any other fees specified in the relevant Facility Agreement.

8.6.3	The Company shall not repay or prepay all or any part of the Advances or cancel all or any part of the Available Commitments under any Facility Agreement except in accordance with that Facility Agreement and this Clause 8.

8.6.4	The Company may not reborrow any part of the Term Loan Facilities which is prepaid.

8.6.5	No amount of the Available Commitments cancelled under this Clause 8 may be subsequently reinstated.

8.6.6	If the Intercreditor Agent receives a notice under this Clause 8, it shall promptly forward a copy of that notice to either the Company or the affected Lender (or the Facility Agent acting for such Lender), as appropriate.

8.6.7

If, following any prepayment pursuant to this Clause 8, the US dollar equivalent of the aggregate of the Notional Amounts of the Hedging Agreements is more than 125% of the US dollar equivalent of the aggregate of the Advances outstanding under the Term Loan Facilities following such prepayment, the Company shall reduce each such Notional Amount pro rata so that their US dollar equivalent is, in aggregate, not less than 50% and not more than 125% of the US dollar equivalent of the aggregate of such Advances (and, if the Term Loan Facilities are prepaid in full, the Company shall, subject to Schedule 8 (Hedging Arrangements), unwind all remaining transactions under the Hedging Agreements).

8.7	Replacement of Lender

If any Lender:

(a)	claims any amounts from the Company under Clauses 11.2, 11.3 or 12 hereof;

(b)	fails to make its portion of any Advance to be made by it on the relevant Advance Date; or

(c)	withholds its consent in any of the circumstances contemplated in Clause 8.5(d),

(an “Affected Lender”), the Company may (after paying all amounts then due under Clauses 11.2, 11.3 and 12 hereof to the Affected Lender and, in the case of paragraph (c) above, whilst the circumstances referred to therein continue) designate a non-Affected Lender, any commercial bank, an entity on the Approved List or any other financial institution or bank reasonably satisfactory to the Intercreditor Agent (the “Replacement Lender”) to accept a transfer in accordance with Clause 21.6 of the Affected Lender’s rights, benefits and obligations hereunder, and, promptly following such designation, the Affected Lender shall be obliged to execute the Novation Certificate required for such transfer in accordance with Clause 21.6 and the non-Affected Lender may, but shall not be obliged to, execute such Novation Certificate and, if it does so, shall be obliged to accept such transfer in accordance with Clause 21.6.

9.	INTEREST, INTEREST PERIODS AND DEFAULT INTEREST

9.1	Calculation of interest

The Company shall pay interest under each Facility Agreement at the rate specified in that Facility Agreement.

9.2	Payment of interest

Interest on each Advance shall be due on each Interest Payment Date relating to that Advance.

9.3	Interest Periods

The duration of each Interest Period shall be determined as follows:

9.3.1	Each Interest Period for a Term Loan Facility Advance shall start on the Advance Date for such Advance or (if already made) on the last day of its preceding Interest Period. A Revolving Credit Facility Advance has one Interest Period only.

9.3.2

Subject to this Clause 9, the duration of each Interest Period for each Advance under a Facility shall be one, two or three months, in each case as the Company may, by not less than ten Business Days’ prior notice to the Facility Agent for such Facility (or, as the case may be, the Revolving Credit Facility Lenders), select. Term Loan Facility Advances with the same Advance Date shall have the same Interest Period.

9.3.3	If the Company fails to give such notice of its selection in relation to an Interest Period, the duration of such Interest Period shall, subject to this Clause 9, be 3 months.

9.3.4	Any Interest Period which would otherwise extend beyond:

(a)	a Repayment Date (in the case of any Interest Period relating to an Advance under the Hotel Facility or the Project Facility); or

(b)	the Revolving Credit Facility Termination Date (in the case of any Interest Period relating to an Advance under the Revolving Credit Facility),

shall be of such duration that it shall end on such date.

9.3.5	If two or more Interest Periods relating to Advances in the same currency under the same Term Loan Facility end at the same time, then, on the last day of such Interest Periods, such Advances shall be consolidated into and treated as a single Advance.

9.3.6	The Company shall at all times select the duration of Interest Periods so as to ensure that, in respect of such of the Advances outstanding under the Facilities as is from time to time equal to the Notional Amounts specified in the Hedging Agreements, the Interest Payment Dates for such Advances coincide with (and are no more frequent than) the selected dates for payment of amounts to the Company under the Hedging Agreements.

9.3.7	Any Interest Period which would end on a day which is not a Business Day shall be extended to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3.8	Interest on an Advance shall accrue from and including the first day of an Interest Period relating to such Advance up to but excluding the last day of such Interest Period.

9.4	Default interest

9.4.1

If the Company fails to pay any amount payable by it under a Senior Finance Document on its due date, interest shall accrue on such Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to sub-clause 9.4.2 below, is 2% higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted an Advance under the relevant Facility Agreement in the currency of the overdue amount (or, where there is no such relevant Facility Agreement, an Advance in the relevant currency under the Hotel Facility Agreement) for successive Interest Periods, each of a duration selected by the relevant Facility Agent or Revolving Credit Lenders (each acting reasonably).

Any interest accruing under this sub-clause 9.4.1 shall be immediately payable by the Company on demand in writing by the Intercreditor Agent or the relevant Facility Agent.

9.4.2	If any Unpaid Sum consists of all or part of an Advance which became due on a day which was not the last day of an Interest Period relating to that Advance:

(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

(b)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

9.4.3	Default interest (if unpaid) arising on an Unpaid Sum shall be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but shall remain immediately due and payable.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR or HIBOR is to be determined by reference to the Reference Banks under any Facility Agreement but a Reference Bank does not supply a quotation on the Quotation Day under such Facility Agreement, the applicable LIBOR or HIBOR for the purpose of such Facility Agreement shall be determined on the basis of the quotations of the remaining Reference Banks under such Facility Agreement. Where LIBOR or HIBOR is to be determined by reference to the Reference Banks under any Facility Agreement and none or only one Reference Bank supplies a quotation, then LIBOR or, as the case may be, HIBOR shall be treated as incapable of being determined under such Facility Agreement.

10.2	Market disruption

10.2.1	If a Market Disruption Event occurs in relation to an Advance under a Facility for any Interest Period, the relevant Facility Agent or, as the case may be, the Revolving Credit Facility Lender, shall promptly notify the Intercreditor Agent of the fact and that this Clause 10.2 is in operation and the Intercreditor Agent shall promptly notify the Company and the other Lenders.

10.2.2	For the purpose of this Clause 10.2, “Market Disruption Event” means:

(a)	in the case of a US dollar Advance:

(i)	it is not possible, in respect of the Facility under which such Advance is made, to determine LIBOR in accordance with the provisions of the relevant Facility Agreement and Clause 10.1 (Absence of quotations); or

(ii)	before the close of business in London on the Quotation Day for the relevant Interest Period, the Intercreditor Agent has been notified by a Lender or Lenders (whose participations in such Advance exceed 50 per cent of the Advance) that the cost to it/them of obtaining matching deposits in the London interbank market would be in excess of LIBOR;

(b)	in the case of a HK dollar Advance:

(i)	it is not possible, in respect of the Facility under which such Advance is made, to determine HIBOR in accordance with the provisions of the relevant Facility Agreement and Clause 10.1 (Absence of quotations); or

(ii)	before the close of business in Hong Kong on the Quotation Day for the relevant Interest Period, the Intercreditor Agent has been notified by a Lender or Lenders (whose participations in such Advance exceed 50 per cent of the Advance) that the cost to it/them of obtaining matching deposits in the Hong Kong interbank market would be in excess of HIBOR.

10.2.3	Within five Business Days of the Intercreditor Agent notifying the Company in accordance with sub-clause 10.2.1 above, the Company and the Intercreditor Agent shall enter into good faith negotiations for a period of up to thirty days with a view to agreeing an alternative basis for determining the rate of interest applicable to the relevant Advances. Any alternative basis agreed shall be binding on all parties hereto until (subject to the terms of such agreement) the Market Disruption Event referred to in sub-clause 10.2.1 above is at an end and the Intercreditor Agent has notified the Facility Agents, the Revolving Credit Facility Lenders and the Company accordingly.

10.2.4	If no alternative basis is agreed pursuant to sub-clause 10.2.3 above by the earlier of (i) the thirty-day period provided in sub-clause 10.2.3 above and (ii) the Advance Date (where the notification under sub-clause 10.2.1 applies to any Advance which has not been made) or the last day of the Interest Period (where the notification under sub-clause 10.2.1 applies to an Advance which is outstanding), then each Lender participating in the relevant Advance shall, acting reasonably, certify an alternative basis for maintaining its participation in the relevant Advance which may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but such alternative basis must reflect its cost of funding its participation in the relevant Advance from whatever sources it may in good faith select plus the applicable interest margin applicable to that Lender’s participation in the relevant Advance. Each alternative basis so certified shall be binding on the Company and the certifying Lender and treated as part of this Agreement and the relevant Facility Agreement.

10.3	Break Costs

10.3.1	The Company shall, within three Business Days of demand by a Senior Secured Creditor, pay to that Senior Secured Creditor its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by the Company on a day other than an Interest Payment Date for that Advance or Unpaid Sum.

10.3.2	Each Lender shall, as soon as reasonably practicable after a demand by the Intercreditor Agent or the Company, provide a certificate confirming the amount and providing reasonable supporting evidence of its Break Costs for any Interest Period in which they accrue.

11.	TAX GROSS UP AND INDEMNITIES

11.1	Construction

Unless a contrary indication appears, in this Clause 11 a reference to “determines” or “determined” means a determination made in the absolute discretion of the Person making the determination.

11.2	Tax gross-up

11.2.1	The Company shall make all payments to be made by it under the Senior Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	The Company or a Senior Secured Creditor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Intercreditor Agent accordingly. Similarly, a Senior Secured Creditor shall notify the Intercreditor Agent on becoming so aware in respect of a payment payable to that Senior Secured Creditor. If the Intercreditor Agent receives such notification from a Senior Secured Creditor it shall promptly notify the Company.

11.2.3	If a Tax Deduction is required by law to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the amount which would have been due if no Tax Deduction had been required.

11.2.4	If the Company is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

11.2.5	After making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company shall, if so requested in writing by the Intercreditor Agent, deliver to the Intercreditor Agent the payment evidence reasonably satisfactory to the relevant Senior Secured Creditor that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority (provided that the Company shall not be obliged to provide any such evidence from a Governmental Authority to the extent that it is not provided by such Governmental Authority).

11.3	Tax indemnity

11.3.1	The Company shall (within fifteen days of demand by the Intercreditor Agent) pay to a Senior Secured Creditor an amount equal to the loss, liability or cost which that Senior Secured Creditor determines has been (directly or indirectly) suffered for or on account of Tax by that Senior Secured Creditor in respect of a Senior Finance Document including Tax arising on payment of any premia or other sums payable on an Ancillary Finance Document whether or not such payment is required to be made by such Senior Secured Creditor.

11.3.2	Sub-clause 11.3.1 above shall not apply:

(a)	with respect to any Tax assessed on a Senior Secured Creditor:

(i)	under the law of the jurisdiction in which that Senior Secured Creditor is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Senior Secured Creditor is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Senior Secured Creditor’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Senior Secured Creditor; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 11.2 (Tax gross-up).

11.3.3	A Senior Secured Creditor making, or intending to make a claim under sub-clause 11.3.1 above shall promptly notify the Intercreditor Agent of the event which shall give, or has given, rise to the claim, following which the Intercreditor Agent shall promptly notify the Company.

11.3.4	A Senior Secured Creditor shall, on receiving a payment from the Company under this Clause 11.3, notify the Intercreditor Agent.

11.3.5	Each Senior Secured Creditor shall, as soon as practicable after a demand by the Intercreditor Agent, provide a certificate confirming the amount of the loss, liability or cost referred to in sub-clause 11.3.1 above and the basis thereof.

11.4	Tax Credit

If the Company makes a Tax Payment and the relevant Senior Secured Creditor determines that:

11.4.1	a Tax Credit is attributable to that Tax Payment; and

11.4.2	that Senior Secured Creditor has obtained, utilised and retained that Tax Credit,

that Senior Secured Creditor shall pay an amount to the Company which that Senior Secured Creditor determines shall leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Company.

11.5	Stamp taxes

The Company shall pay and, within fifteen days of demand, indemnify each Senior Secured Creditor against any cost, loss or liability that a Senior Secured Creditor incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Senior Finance Document.

12.	INCREASED COSTS

12.1	Increased costs

12.1.1	Subject to Clause 12.3 (Exceptions), the Company shall, within fifteen days of a demand by the Intercreditor Agent, pay for the account of a Lender the amount of any Increased Costs incurred by that Lender or any Affiliate of that Lender as a result of:

(a)	the introduction of or change in (or in the interpretation, administration or application of) any law or regulation after the Signing Date; or

(b)	compliance with any request or requirement relating to the maintenance of capital or any other request from or requirement of any central bank or other fiscal, monetary, regulatory or other authority.

12.1.2	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from a Facility or on a Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by such Lender or Affiliate);

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Senior Finance Document,

which is incurred or suffered by a Lender or any of its Affiliates to the extent that it is attributable to that Lender’s having entered into or maintaining its commitment or funding or performing its obligations under any Senior Finance Document.

12.2	Increased cost claims

12.2.1	When a Senior Secured Creditor intends to make a claim pursuant to Clause 12.1 (Increased costs), it shall notify the Intercreditor Agent of the event giving rise to the claim, following which the Intercreditor Agent shall promptly notify the Company.

12.2.2	Each Senior Secured Creditor shall, as soon as practicable after a demand by the Intercreditor Agent, provide a certificate confirming the amount of its Increased Costs and the basis thereof.

12.3	Exceptions

Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

12.3.1	attributable to a Tax Deduction required by law to be made by the Company;

12.3.2	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in sub-clause 11.3.2 of Clause 11.3 (Tax indemnity) applied); or

12.3.3	attributable to the wilful breach by the relevant Senior Secured Creditor or their Affiliates of any law or regulation.

13.	CURRENCY AND OTHER INDEMNITIES

13.1	Currency Indemnity

If any Senior Secured Creditor receives an amount in respect of the Company’s liability to that Senior Secured Creditor under any Senior Finance Document or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the “contractual currency”) in which the amount is expressed to be payable under that Senior Finance Document:

13.1.1	the Company shall indemnify that Senior Secured Creditor as an independent obligation against any costs, loss or liability arising out of or as a result of the conversion; and

13.1.2	if the amount received by that Senior Secured Creditor, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency and such is specified to the Company in reasonable detail, the Company shall, within 3 Business Days of its receipt of a written demand by such Senior Secured Creditor, pay to that Senior Secured Creditor an amount in the contractual currency equal to the deficit.

13.2	Other Indemnities

The Company shall, within fifteen days of demand, indemnify each Senior Secured Creditor against any cost, loss or liability incurred by that Senior Secured Creditor as a result of:

13.2.1	the occurrence of any Event of Default;

13.2.2	funding, or making arrangements to fund, its participation in an Advance requested by the Company in an Advance Request but not made by reason of the operation of any one or more of the provisions of the Senior Finance Documents (other than by reason of default or negligence by that Senior Secured Creditor alone);

13.2.3	an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by the Company; and

13.2.4	any claim concerning either Project and its participation therein to the extent that loss or liability is suffered or incurred by that Senior Secured Creditor (other than by reason of default or negligence by a Senior Secured Creditor), provided that, prior to the delivery of an Enforcement Notice, any such cost, loss or liability shall be reasonable.

13.3	Indemnity to the Agents

The Company shall, within fifteen days of demand, indemnify each of the Agents against any cost, loss or liability incurred by such Agent (acting reasonably) as a result of:

13.3.1	investigating any event which it reasonably believes is a Default; or

13.3.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

provided that, prior to the delivery of an Enforcement Notice, any such cost, loss or liability shall be reasonable.

14.	ILLEGALITY

If it becomes, or shall become, unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by the Senior Finance Documents to which it is a party or to fund or maintain its participation in any Advance:

14.1.1	that Lender shall promptly notify the Company through the Intercreditor Agent and the relevant Facility Agent upon becoming aware of that event; and

14.1.2	by the latest date necessary to ensure compliance with the relevant law or regulation:

(a)	if the relevant Facility Agent or Revolving Credit Facility Lender so requires, the Company shall prepay that Lender’s participation in all the Advances (or such lesser amount if required to comply with the relevant law or regulation) together with all other relevant amounts payable by it to that Lender under the Senior Finance Documents to which it is a party; and

(b)	that Lender’s undrawn Available Commitment (or such lesser amount if permitted by the relevant law or regulation) shall be cancelled.

15.	MITIGATION BY THE SENIOR SECURED CREDITORS

15.1	Mitigation

15.1.1

Each Lender shall, in consultation with the Company, take all reasonable steps to mitigate or remove any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 10 (Changes to the calculation of interest), Clause 11 (Tax Gross Up and Indemnities), Clause 12 (Increased Costs) or Clause 14 (Illegality) including (but not limited to) transferring its rights and obligations under the Senior Finance Documents to another Affiliate or Facility Office.

15.1.2	Sub-clause 15.1.1 above does not in any way limit the obligations of any Obligor under the Senior Finance Documents.

15.2	Indemnity by Company

15.2.1	The Company shall indemnify each Senior Secured Creditor for all costs and expenses reasonably incurred by that Senior Secured Creditor as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	A Senior Secured Creditor is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Senior Secured Creditor (acting reasonably), to do so might be prejudicial to it.

16.	FEES, COSTS AND EXPENSES

16.1	Agency Fees

The Company shall pay to each Agent for its own account a fee in amounts and on dates separately agreed between that Agent and the Company in the relevant Fee Letter.

16.2	Transaction expenses

The Company shall, within fifteen days of receipt of a written demand, pay the Agents the amount of all reasonable costs and expenses (including legal fees) incurred by any of them in connection with the review, negotiation, preparation, printing and execution of:

(a)	this Agreement, the other Senior Finance Documents and any other documents referred to herein or therein; and

(b)	any other Senior Finance Documents executed after the Signing Date,

in accordance with, in the case of any fees, costs and expenses of the Technical Adviser, Insurance Adviser and legal advisers appointed on or prior to the Signing Date, the appointment or engagement letters (if any) executed by the Company on or prior to the Signing Date.

16.3	Amendment costs

If the Company requests an amendment, waiver or consent under any Senior Finance Document, the Company shall, within thirty days of demand, reimburse the Agents for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agents in responding to, evaluating, negotiating or complying with that request.

16.4	Enforcement costs

The Company shall, within fifteen days of written demand, pay to each Senior Secured Creditor the amount of all costs and expenses (including legal fees) incurred by that

Senior Secured Creditor in connection with the enforcement of, or the preservation of, any rights under and in accordance with any Senior Finance Document provided that, prior to the delivery of an Enforcement Notice, such costs and expenses shall be reasonable.

17.	REPRESENTATIONS AND WARRANTIES

17.1	Matters represented

The Company makes the representations and warranties set out in Schedule 4 (Representations and Warranties) to each Senior Secured Creditor as at each of the dates specified in Clause 17.2 (Timing).

17.2	Timing

Unless otherwise stated to have been made as of a specific date, each of the representations and warranties set out in Schedule 4 (Representations and Warranties) is made by the Company on the Signing Date and the CP Satisfaction Date and is deemed to be repeated by the Company on each subsequent Advance Date with reference to the facts and circumstances then existing.

18.	COVENANTS

18.1	Content

The Company undertakes to each of the Senior Secured Creditors that it shall comply with the covenants set out in Schedule 5 (Covenants).

18.2	Duration

The covenants in Schedule 5 (Covenants) shall remain in force from the Signing Date until the Senior Secured Indebtedness has been fully discharged.

19.	EVENTS OF DEFAULT

19.1	Events of Default

Each of the events set out in Schedule 10 (Events of Default) is an Event of Default.

19.2	Remedies following an Event of Default

Upon the occurrence of an Event of Default and at any time thereafter whilst it is continuing or following issuance of an Enforcement Notice (as the case may be), the Intercreditor Agent shall, if so instructed by the Required Lenders, by written notice to the Company:

19.2.1	declare that the Available Commitments under any of the Facility Agreements be cancelled or suspended, whereupon they shall be cancelled or suspended;

19.2.2	declare that all or any part of the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Senior Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

19.2.3	declare that all or part of the Advances be payable on demand, whereupon they shall immediately become payable on demand by the Intercreditor Agent;

19.2.4	notify the Security Agent that an Event of Default has occurred and is continuing and instruct the Security Agent to issue an Enforcement Notice;

19.2.5	following the issue of an Enforcement Notice, require the Security Agent to require payment of any Contingent Equity Commitment remaining on the date of such notice in accordance with the Wynn Resorts Support Agreement, whereupon such payment shall be made in accordance with such provisions;

19.2.6	following the issue of an Enforcement Notice, require the Security Agent to take action to enforce all or any part of the Security or all or any of the Wynn Resorts Support Agreement and the Shareholder Guarantees (subject to the expiration of any cure periods contained therein), whereupon any such action shall be taken;

19.2.7	following the issue of an Enforcement Notice, instruct the Security Agent to require the perfection of the Liens granted pursuant to the Land Security Assignment and the Assignment of Rights;

19.2.8	following the issue of an Enforcement Notice, give (or require the Security Agent to give) notices regarding the payment of insurance proceeds in accordance with the terms of the Senior Finance Documents;

19.2.9	following the issue of an Enforcement Notice, give (or require the Security Agent to give) notice to any Account Bank in relation to the operation of the Accounts in accordance with paragraph 11.3 (Default) of Schedule 6 (Accounts); and/or

19.2.10	exercise any or all other remedies available at law not inconsistent with the foregoing,

provided that the foregoing shall not in any way affect the Intercreditor Agent’s or the Security Agent’s right to separately enforce its rights under the Senior Finance Documents.

19.3	Remedies following a Wong Event

Without prejudice to Clause 19.2 (Remedies following an Event of Default) or in any way affecting the Intercreditor Agent’s or the Security Agent’s right to separately enforce its rights under the Senior Finance Documents, upon the occurrence of a Wong Event (as defined in the Wong Share Pledge) and at any time thereafter whilst it is continuing or following issuance of an Enforcement Notice (as the case may be), the Intercreditor Agent shall, if so instructed by the Required Lenders, require the Security Agent to take action to enforce all or any part of the Security granted pursuant to the Wong Share Pledge.

20.	APPLICATION OF ENFORCEMENT PROCEEDS

After delivery of an Enforcement Notice and notwithstanding the provisions of Schedule 6 (Accounts), all Enforcement Proceeds shall be applied in accordance with the Deed of Appointment and Priority and Clause 33.6 (Application of Enforcement Proceeds).

21.	CHANGES TO THE PARTIES

21.1	Binding Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and transferees.

21.2	Assignment and Transfer by the Company or the GCLAs

21.2.1	The Company may not assign, transfer, novate or dispose of any of its rights or obligations under this Agreement or the other Senior Finance Documents.

21.2.2	The GCLAs may not assign or transfer its rights and/or obligations under this Agreement without the prior written consent of the Company.

21.3	Assignment and Transfer by Agents

Each Agent may assign or transfer any of its rights and obligations under any Senior Finance Document to which it is party only in accordance with its voluntary or requested resignation under and subject to the relevant Senior Finance Document and this Agreement and then only if it first procures that its assignee or transferee executes a duly completed Agent’s Deed of Accession and Finance Party Accession Undertaking (also executed, in the case of the latter, by such Agent, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent) and promptly delivered by the Intercreditor Agent to the Security Agent) and enters into such other acknowledgements as may be necessary or desirable to protect the Security.

21.4	Assignment and Transfer by Lenders

21.4.1	Subject to the provisions of the Facility Agreement to which it is a party and execution and delivery by the assignee or Transferee of a Finance Party Accession Undertaking, any Lender may, at any time, assign in accordance with Clause 21.5 (Assignments by Lenders) all or any of its rights and benefits under the Senior Finance Documents or transfer in accordance with Clause 21.6 (Transfers by Lenders) all or any of its rights, benefits and obligations under the Senior Finance Documents to:

(a)	another Lender or an Affiliate of a Lender;

(b)	any commercial bank;

(c)	an entity on the Approved List; or

(d)	any other entity with the consent of the Company (such consent not to be unreasonably withheld or delayed and which consent shall not be required in respect of any assignment or transfer after the occurrence of an Event of Default which is continuing),

provided that all transactional costs of such assignment or transfer shall be borne by the relevant Lender or assignee or Transferee except for any transfer in connection with the syndication of the Facilities the costs of which (as set forth in Clause 21.7 (Assignment and Transfer Fees)) shall be borne by the Company.

21.4.2	Any assignment or transfer of a Lender’s participations in Advances outstanding or, as the case may be, Available Commitments under:

(a)	the Hotel Facility or the Project Facility shall be in a minimum amount of USD5,000,000 or its equivalent or, if less, equal to the aggregate of such Lender’s participations or Available Commitments under such Facility; or

(b)	the Revolving Credit Facility shall be in a minimum amount of HKD5,000,000 or its equivalent or, if less, equal to the aggregate of such Lender’s participations or Available Commitments under such Facility.

21.5	Assignments by Lenders

If any Lender assigns all or any of its rights and benefits under the Senior Finance Documents in accordance with Clause 21.4 (Assignment and Transfer by Lenders), then, unless and until the assignee has delivered:

(a)	a notice to the Intercreditor Agent (which the Intercreditor Agent shall promptly copy to the Company and the other Senior Secured Creditors) confirming in favour of the Senior Secured Creditors that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Lender and to the relevant Facility Agreement as a Hotel Facility Lender, Project Facility Lender or Revolving Credit Facility Lender (as the case may be); and

(b)	a duly completed Finance Party Accession Undertaking executed by such Lender, such assignee, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent and which the Intercreditor Agent shall promptly deliver to the Security Agent),

(whereupon such assignee shall become a party hereto as a “Lender” or thereto as a “Hotel Facility Lender”, “Project Facility Lender” or “Revolving Credit Facility Lender”), the Company and the Senior Secured Creditors shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto or thereto.

21.6	Transfers by Lenders

If any Lender wishes to transfer all or any of its rights, benefits and/or obligations under this Agreement and the corresponding rights, benefits and/or obligations under the other Senior Finance Documents as contemplated in Clause 21.4 (Assignment and Transfer by

Lenders), then such transfer shall only be effective if the procedure set out in this Clause 21.6 is complied with. Such transfer shall be effected by the delivery to the Intercreditor Agent (which the Intercreditor Agent shall promptly copy to the Company and the other Senior Secured Creditors) of:

(a)	a duly completed Novation Certificate executed by such Lender, the relevant Transferee, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent); and

(b)	a duly completed Finance Party Accession Undertaking executed by such Lender, the relevant Transferee, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent and which the Intercreditor Agent shall promptly deliver to the Security Agent), in which event, on the later of the Transfer Date specified in such Novation Certificate and the fifth Business Day after (or such earlier Business Day endorsed by the Intercreditor Agent on such Novation Certificate falling on or after) the date of delivery of such Novation Certificate and Finance Party Accession Undertaking to the Intercreditor Agent:

21.6.1	to the extent that in such Novation Certificate the Lender party thereto seeks to transfer by novation its rights, benefits and obligations under this Agreement and the corresponding rights, benefits and obligations under the other Senior Finance Documents, the Company and such Lender shall be released from further obligations towards one another under this Agreement and the corresponding rights, benefits and/or obligations under the other Senior Finance Documents and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 21.6 as “discharged rights and obligations”);

21.6.2	each of the Company and the Transferee shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar the Company and such Transferee have assumed and/or acquired the same in place of such other party and such Lender;

21.6.3	the Agents, the GCLAs, such Transferee and the other Lenders shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party to this Agreement and the other relevant Senior Finance Documents as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agents, the GCLAs and the relevant Lender shall each be released from further obligations to each other under this Agreement and the other relevant Senior Finance Documents; and

21.6.4	such Transferee shall become a party hereto as a “Lender” and to the relevant Facility Agreement as a “Hotel Facility Lender”, “Project Facility Lender” or “Revolving Credit Facility Lender” (as the case may be).

21.7	Assignment and Transfer Fees

On the date upon which an assignment takes effect pursuant to Clause 21.5 (Assignments by Lenders) or a transfer takes effect pursuant to Clause 21.6 (Transfers by Lenders), the relevant assignee or Transferee shall pay to the Intercreditor Agent for its own account a fee of USD1,500.

21.8	Disclosure of Information

Any Senior Secured Creditor may disclose to any Person:

21.8.1	to (or through) whom such Senior Secured Creditor assigns or transfers (or may potentially assign or transfer) all or any of its rights, benefits and obligations in accordance with the Senior Finance Documents;

21.8.2	in the case of a Lender, with (or through) whom such Lender enters into (or may potentially enter into) any sub-participation in relation to the Senior Finance Documents or any Obligor; or

21.8.3	to whom information may be required to be disclosed by any applicable law or pursuant to any regulatory or stock exchange requirement;

such information about any Obligor, the Projects and the Senior Finance Documents as such Senior Secured Creditor may consider appropriate, provided that the Person to whom such information is provided under sub-clause 21.8.1 or 21.8.2 first enters into a Confidentiality Undertaking (or, in the case of the Security Agent, the confidentiality undertaking referred to in clause 18.9 (Disclosure of Information by Security Agent) of the Deed of Appointment and Priority) and that the Company has received an original copy of such signed undertaking.

21.9	Change of Facility Office

Any Lender may change its Facility Office provided that the Company shall have no liability (or no increase in liability) under Clause 11 (Tax gross-up and Indemnities) or Clause 12 (Increased costs) which would not exist as at the date of such change but for such change, unless such change was requested by the Company pursuant to Clause 15 (Mitigation by the Senior Secured Creditors).

22.	HEDGING COUNTERPARTIES

22.1	Accession

Each Hedging Counterparty shall execute and deliver to the Intercreditor Agent a Hedging Counterparty’s Deed of Accession and shall execute and deliver to the Security Agent in accordance with the Deed of Appointment and Priority a Finance Party Accession Undertaking. A Hedging Counterparty may, at any time, assign all or any of its rights and benefits or transfer all or any of its rights, benefits and obligations under and in accordance with the Senior Finance Documents subject to delivery to the Intercreditor Agent of a duly completed:

(a)	Hedging Counterparty’s Deed of Accession executed by the assignee or transferee; and

(b)	Finance Party Accession Undertaking executed by the assignee or transferee, the Hedging Counterparty, the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent and which the Intercreditor Agent shall promptly deliver to the Security Agent).

22.2	Interest in the Security

The obligations of the Company owed to each Hedging Counterparty shall be secured by the Security and each Hedging Counterparty shall be entitled to share in the Enforcement Proceeds in accordance with the Deed of Appointment and Priority and Clause 33.6 (Application of Enforcement Proceeds).

22.3	Voting rights

Nothing in this Clause 22 nor any other provisions of any Senior Finance Document shall be deemed to entitle any Hedging Counterparty in its capacity as such under any Hedging Agreement to exercise any voting, consent, approval or similar right under the Senior Finance Documents (other than the Hedging Agreements) including any right to participate in any Decision provided that:

22.3.1	each Hedging Counterparty shall have the right to participate in all Decisions after the occurrence of a Hedging Voting Right Event in relation to such Hedging Counterparty that is continuing; and

22.3.2	the consent of all Hedging Counterparties shall be required for any change to the matters referred to in paragraphs (a), (b), (f), (g), (h), (i), (j), (k) and (l) in the definition of “Fundamental Term” in Clause 1.1 (Definitions) and for any amendment to Clause 33.6 (Application of Enforcement Proceeds) and this Clause 22.

22.4	Restrictions on Amendment

Each Hedging Counterparty agrees that, except with the prior written consent of the Intercreditor Agent, no amendment may be made to a Hedging Agreement to an extent which would result in:

22.4.1	any payment under that Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in that Hedging Agreement; or

22.4.2	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of that Hedging Agreement; or

22.4.3	the Company becoming liable to make any payment under that Hedging Agreement in any currency other than in the currency provided for under the original provisions of that Hedging Agreement.

22.5	Restrictions on Termination

No Hedging Counterparty may terminate a hedging facility or close out any hedging transaction under a Hedging Agreement prior to its stated maturity except in accordance with the terms of the ISDA Master Agreement and the ISDA Schedule (each as may be amended pursuant to paragraph 4 of Schedule 8 (Hedging Arrangements).

22.6	Termination at request of Intercreditor Agent

After a notice has been given by the Intercreditor Agent pursuant to sub-clause 19.2.2 of Clause 19.2 (Remedies following an Event of Default), a Hedging Counterparty shall, at the written request of the Intercreditor Agent, terminate the hedging facility or close out any hedging transaction under the Hedging Agreement to which it is party in accordance with the terms of such Hedging Agreement.

23.	AGENTS AND GLOBAL COORDINATING LEAD ARRANGERS

23.1	Appointment and duties of the Agents

23.1.1	Each of:

(a)	the Senior Secured Creditors appoints the Intercreditor Agent;

(b)	the Hotel Facility Lenders appoints the Hotel Facility Agent; and

(c)	the Project Facility Lenders appoints the Project Facility Agent,

to act as its agent under and in connection with the Senior Finance Documents and irrevocably authorises it on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Senior Finance Documents, together with any other incidental rights, powers and discretions.

23.1.2	None of the Agents may begin any legal action or proceeding in the name of a Senior Secured Creditor (other than itself) without that Senior Secured Creditor’s consent.

23.1.3	Each Agent has only those duties which are expressly specified in the Senior Finance Documents, and those duties are solely of a mechanical and administrative nature.

23.2	Relationship

23.2.1

The relationship between each Agent and the relevant Senior Secured Creditors is that of principal and agent only. Nothing in this Agreement constitutes any Agent as trustee or fiduciary for any other Person and no Agent need hold in trust any moneys paid to it for a Person or be liable to account for interest on those moneys except to the extent expressly stated in a Senior Finance Document.

23.2.2	No Agent shall in any respect be the agent of the Company by virtue of this Agreement.

23.2.3	No Agent shall be liable to the Company for any breach by any other Senior Secured Creditor of any Senior Finance Document or be liable to any other Secured Creditor for any breach by the Company of the Senior Finance Documents.

23.3	Role of the GCLAs

Except as specifically provided in the Senior Finance Documents, none of the GCLAs has any obligations of any kind to any other Party under or in connection with any Senior Finance Document.

23.4	Delegation

Each Agent may act through its personnel and agents.

23.5	Instructions

23.5.1	Unless otherwise expressly provided in the Senior Finance Documents, the Intercreditor Agent shall act (and shall be fully protected if it so acts) in accordance with the instructions of the Required Lenders in connection with the exercise of any right, power or discretion under or in connection with the Senior Finance Documents.

23.5.2	Each Facility Agent shall be fully protected if it acts in accordance with the instructions of its Lending Group in connection with the exercise of any right, power or discretion under or in connection with any matter not expressly provided for in the Senior Finance Documents.

23.5.3	In the absence of such instructions each Agent may act, subject to the terms of the Senior Finance Documents, as that Agent, in its sole discretion, considers to be in the best interests of all the Senior Secured Creditors or, in the case of each Facility Agent, its Lending Group.

23.6	Discretions

Notwithstanding any provision of the Senior Finance Documents, each Agent may:

23.6.1	assume, unless it has, in its capacity as Agent, received written notice to the contrary from any other Party, that (a) any representation made or deemed to be made by an Obligor in connection with the Senior Finance Documents is true, (b) no Default has occurred, (c) no Obligor is in breach of or default under its obligations under the Senior Finance Documents and (d) any right, power, authority or discretion vested in the Senior Finance Documents upon the Required Lenders, a Lending Group, the Lenders or any other Person or group of Persons has not been exercised;

23.6.2	assume that (a) the Facility Office of each Lender is that notified to it by such Lender in writing and (b) the information provided by each Lender pursuant to Clause 29 (Notices) is true and correct in all respects until it has received from such Lender notice of a change to the Facility Office or any such information and act upon any such notice until the same is superseded by a further notice;

23.6.3	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

23.6.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of an Obligor upon a certificate signed by or on behalf of such Obligor;

23.6.5	rely upon any communication or document believed by it to be genuine;

23.6.6	refrain from exercising any right, power or discretion vested in it as Agent under the Senior Finance Documents unless and until instructed as described in Clause 23.5 (Instructions) as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised;

23.6.7	refrain from acting in accordance with any instructions to begin any action or proceeding arising out of or in connection with the Senior Finance Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities which it shall or may expend or incur in complying with such instructions;

23.6.8	refrain from acting where to do so would put it in breach of an applicable Legal Requirement;

23.6.9	treat each Facility Agent as the duly appointed and authorised agent of the relevant Lenders until it receives written notice to the contrary from the relevant Lenders; and

23.6.10	(in the case of the Intercreditor Agent) in applying any moneys received by it under any Security Document under Clause 33.6 (Application of Enforcement Proceeds), rely on any certificate made by the relevant Facility Agent, Revolving Credit Facility Lender or Hedging Counterparty as to the identity of, and the amounts owing to, any of the Senior Secured Creditors and shall be protected in so relying.

23.7	Agents’ Obligations

23.7.1	Each Agent shall:

(a)

promptly inform each Senior Secured Creditor (in the case of the Intercreditor Agent) or the Intercreditor Agent and the Lenders in its Lending Group (in the case of each Facility Agent) of the contents of any notice or document received by it pursuant to the terms of any Senior Finance Document in its capacity as Agent from the Security Agent or an Obligor under the Senior Finance Documents; and

(b)	promptly notify each Senior Secured Creditor (in the case of the Intercreditor Agent) or the Intercreditor Agent and the Lenders in its Lending Group (in the case of each Facility Agent) of the occurrence of any Event of Default or any default by an Obligor in the due performance of or compliance with its obligations under the Senior Finance Documents of which such Agent has notice from any other party.

23.7.2	The Intercreditor Agent shall promptly inform the Security Agent of the occurrence of the Release Date.

23.8	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied herein, none of the Agents nor any of the GCLAs shall:

23.8.1	be bound to enquire as to (a) whether or not any representation made or deemed to be made by an Obligor in connection with the Senior Finance Documents is true, (b) the occurrence or otherwise of any Default, (c) the performance by an Obligor of its obligations under the Senior Finance Documents or (d) any breach of or default by an Obligor of or under its obligations under the Senior Finance Documents;

23.8.2	be bound to account to any Senior Secured Creditor for any sum or the profit element of any sum received by it for its own account;

23.8.3	be bound to disclose to any other Person any information relating to any Obligor, any party to a Project Document or any of their respective related entities if (a) such Person, on providing such information, expressly stated to such Agent or, as the case may be, such GCLA, that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any Person; or

23.8.4	be under any obligations other than those for which express provision is made herein or in any other Senior Finance Document to which such Agent or GCLA is a party.

23.9	Exclusion of Liabilities

None of the Agents and the GCLAs accepts any responsibility:

23.9.1	for the adequacy, accuracy and/or completeness of the Information Memorandum or any other information supplied by the Agents or the GCLAs, by an Obligor or by any other Person in connection with the Senior Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents;

23.9.2	for the legality, validity, effectiveness, adequacy or enforceability of the Senior Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents; or

23.9.3	for the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with the Senior Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents.

Accordingly, none of the Agents and the GCLAs shall be under any liability (whether in negligence or otherwise) in respect of such matters.

23.10	No Actions

Each of the Lenders and the Hedging Counterparties agrees that it shall not assert or seek to assert against any director, officer or employee of any of the Agents or any of the GCLAs any claim it might have against any of them.

23.11	Business with the Obligors

Each Agent and GCLA may accept deposits from, lend money to and generally engage in any kind of banking or other business with any of the Obligors or their Affiliates.

23.12	Resignation

23.12.1	An Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than 25 Business Days’ prior notice to that effect to the Senior Secured Creditors and the Company, in which case:

(a)	the Required Lenders (in the case of the Intercreditor Agent) may appoint a successor Agent and, unless an Event of Default has occurred and is continuing, such appointment shall be subject to the prior agreement of the Required Lenders and the Company or, failing such agreement within 15 Business Days after such notice of resignation, the Required Lenders may appoint a successor Agent on the same terms and conditions as previously applied to the outgoing Agent; and

(b)	the relevant Lending Group under a Facility (in the case of a Facility Agent for that Facility) may appoint a successor Agent and, unless an Event of Default has occurred and is continuing, such appointment shall be subject to the prior agreement of such Lending Group and the Company or, failing such agreement within 15 Business Days after such notice of resignation, the Lending Group may appoint a successor Agent on the same terms and conditions as previously applied to the outgoing Agent.

23.12.2	If the Required Lenders have not, within 15 Business Days after notice of resignation, appointed a successor Intercreditor Agent which accepts the appointment, the outgoing Agent may appoint a successor Agent and, unless an Event of Default has occurred and is continuing, such appointment shall be subject to the prior agreement of the Intercreditor Agent and the Company or, failing such agreement within 25 Business Days after notice of resignation, the Intercreditor Agent may appoint a successor Agent on the same terms and conditions as previously applied to it.

23.12.3	If a Lending Group has not, within 15 Business Days after notice of resignation appointed a successor Facility Agent which accepts the appointment, the outgoing Facility Agent may appoint a successor Facility Agent and, unless an Event of Default has occurred and is continuing, such appointment shall be subject to the prior agreement of the outgoing Facility Agent and the Company or, failing such agreement within 25 Business Days after notice of resignation, the outgoing Facility Agent may appoint a successor Facility Agent on the same terms and conditions as previously applied to it.

23.12.4	If, at the time of expiry of the period specified in sub-clause 23.12.2 or, as the case may be, sub-clause 23.12.3 above, the outgoing Agent cannot find a successor owing to the unwillingness of any proposed successor to accept the terms and conditions which apply to the outgoing Agent, the Company shall offer to any proposed successor such terms and conditions as are consistent with the role to be performed, taking into account the current market for the performance of such duties and the then existing circumstances of the Projects.

23.12.5	If the Agent has not been paid an amount due to it under the Senior Finance Documents and gives notice thereof as its reason for resigning together with its notice pursuant to Clause 23.12.1, it shall not be obliged to appoint a successor. If, at the time of expiry of the period specified in clause 23.12.1, the Required Lenders or, as the case may be, the relevant Lending Group, cannot find a successor owing to the unwillingness of any proposed successor to accept the terms and conditions which apply to the outgoing Agent, the Company shall offer to any proposed successor such terms and conditions as are consistent with the role to be performed, taking into account the current market for the performance of such duties and the then existing circumstances of the Projects.

23.12.6	The resignation of an Agent and the appointment of any successor Agent shall both become effective only upon the successor Agent executing an Agent’s Deed of Accession provided that, where the Agent has notified the reason for its resignation pursuant to Clause 23.12.5, its resignation shall become effective upon the expiry of the period notified by it pursuant to Clause 23.12.1. Upon the execution of an Agent’s Deed of Accession, the successor Agent shall succeed to the position of the retiring Agent (as the case may be) under the Senior Finance Documents and the term “Agent” shall mean the successor Agent.

23.12.7	The Intercreditor Agent agrees that it shall, if so requested in writing by the Required Lenders, tender its resignation in accordance with this Clause 23.12.

23.12.8	Each Facility Agent agrees that it shall, if so requested in writing by its Lending Group, tender its resignation in accordance with this Clause 23.12.

23.12.9	Upon the appointment of a successor (or, as the case may be, its resignation becoming effective), the retiring Agent shall be discharged from any future (but not accrued) obligations in respect of the Senior Finance Documents but shall remain entitled to the benefit of Clause 13.2 (Other Indemnities) and sub-clauses 23.1, 23.2, 23.5.2, 23.5.3, 23.6.10, 23.8, 23.9, 23.10 and 23.15 of this Clause 23.

23.13	Own Responsibility

It is understood and agreed by each Senior Secured Creditor that at all times it has itself been, and shall continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Senior Finance Documents including, but not limited to:

23.13.1	the financial condition, creditworthiness, condition, affairs, status and nature of the Projects and each Obligor;

23.13.2	the legality, validity, effectiveness, adequacy and enforceability of the Senior Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents;

23.13.3	whether such Senior Secured Creditor has recourse, and the nature and extent of that recourse, against an Obligor or any other Person or any of their respective assets under or in connection with the Senior Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents; and

23.13.4	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agents or the GCLAs, an Obligor, or by any other Person in connection with the Senior Finance Documents, the transactions contemplated therein or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Senior Finance Documents.

Accordingly, each Senior Secured Creditor acknowledges to the Agents and the GCLAs that it has not relied on and shall not hereafter rely on the Agents and the GCLAs or any of them in respect of any of these matters.

23.14	Agency Division Separate

In acting as Agent under the Senior Finance Documents, each of the Agents shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 23, any information received by some other division or department of such Agent may be treated as confidential and shall not be regarded as having been given to such Agent’s agency division.

23.15	Indemnity to Intercreditor Agent

23.15.1	Each Senior Secured Creditor shall rateably in accordance with its entitlement to the Senior Secured Indebtedness (or, in the case of each Lender, if no Advances have been made, in the proportion borne by its share of the aggregate undrawn Available Commitments of all Lenders to the aggregate undrawn Available Commitments of all Lenders) for the time being (or, if all Advances have been repaid or all Available Commitments reduced to zero, immediately prior to the repayment thereof or, as the case may be, such reduction), indemnify the Intercreditor Agent, within fifteen days of demand (accompanied by reasonable written certification), against cost, loss or liability incurred by the Intercreditor Agent (other than by reason of the fraud, negligence or wilful misconduct of the Intercreditor Agent) in acting as Intercreditor Agent in accordance with the terms of the Senior Finance Documents (unless the Intercreditor Agent has been reimbursed by, or indemnified to its satisfaction by, an Obligor pursuant to a Senior Finance Document or otherwise in writing). For the purposes of this Clause 23.15.1:

(a)	each Hedging Counterparty shall, in respect of each Hedging Agreement entered into by it, be deemed to have made an Advance to the Company in an amount equal to the Realised Hedge Loss (if any) under the Hedging Agreement to which such Hedging Counterparty is party; and

(b)	“Available Commitment” shall mean, in relation to an Additional Lender, the available commitment under its Additional Lender Facility Agreement and the Available Commitments of all Lenders shall be determined accordingly.

23.15.2	Clause 23.15.1 shall not apply to the extent that the Intercreditor Agent is otherwise actually indemnified or reimbursed by any Party under any other provision of the Senior Finance Documents.

23.15.3	Provided that the Company is required to reimburse or indemnify the Intercreditor Agent for such cost, loss or liability in accordance with the terms of the Senior Finance Documents, the Company shall, within fifteen days of demand in writing by any Senior Secured Creditor, indemnify such Senior Secured Creditor in relation to any payment actually made by such Senior Secured Creditor pursuant to sub-clause 23.15.1 above.

24.	CONDUCT OF BUSINESS BY THE SENIOR SECURED CREDITORS

No provision of the Senior Finance Documents shall:

24.1.1	interfere with the right of any Senior Secured Creditor to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

24.1.2	subject to Clause 15 (Mitigation by Senior Secured Creditors), oblige any Senior Secured Creditor to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

24.1.3	oblige any Senior Secured Creditor to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

25.	SHARING AMONG THE SENIOR SECURED CREDITORS

25.1	Payments to Senior Secured Creditors

If a Senior Secured Creditor (a “Recovering Senior Secured Creditor”) receives or recovers any amount from an Obligor other than in accordance with the provisions of the Senior Finance Documents (excluding any such provision which permits the setting off of obligations owed by such Obligor against obligations owed to it by such Recovering Senior Secured Creditor but allowing, for the avoidance of doubt, any such provision in any Hedging Agreement permitting netting off between transactions under such Hedging Agreement) and applies that amount to a payment due under the Senior Finance Documents then:

25.1.1	the Recovering Senior Secured Creditor shall, within 5 Business Days, notify details of the receipt or recovery, to the Intercreditor Agent;

25.1.2	the Intercreditor Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Senior Secured Creditor would have been paid had the receipt or recovery been received and distributed in accordance with this Agreement, without taking account of any Tax which would be imposed on that Agent in relation to the receipt, recovery or distribution; and

25.1.3	the Recovering Senior Secured Creditor shall, within 10 Business Days of demand by the Intercreditor Agent, pay to the Intercreditor Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Intercreditor Agent determines may be retained by the Recovering Senior Secured Creditor as its share of any payment to be made, in accordance with this Agreement.

25.2	Redistribution of payments

The Intercreditor Agent shall treat the Sharing Payment as if it had been paid by the Company and distribute it between the Senior Secured Creditors (other than the Recovering Senior Secured Creditor) in accordance with this Agreement.

25.3	Recovering Senior Secured Creditor’s Rights

25.3.1	On a distribution by the Intercreditor Agent under 25.2 (Redistribution of payments), the Recovering Senior Secured Creditor shall be subrogated to the rights of the Senior Secured Creditors which have shared in the redistribution.

25.3.2	If and to the extent that the Recovering Senior Secured Creditor is not able to rely on its rights under sub-clause 25.3.1 above, the Company shall be liable to the Recovering Senior Secured Creditor for a debt equal to the Sharing Payment which is immediately due and payable.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Senior Secured Creditor becomes repayable and is repaid by such Recovering Senior Secured Creditor, then:

25.4.1	each Senior Secured Creditor which has received a share of such Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Intercreditor Agent, pay to the Intercreditor Agent for account of that Recovering Senior Secured Creditor an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Senior Secured Creditor for its proportion of any interest on the Sharing Payment which that Recovering Senior Secured Creditor is required to pay); and

25.4.2	that Recovering Senior Secured Creditor’s rights of subrogation in respect of any reimbursement shall be cancelled and the Company shall be liable to the reimbursing Senior Secured Creditor for the amount so reimbursed.

25.5	Exceptions

This Clause 25 shall not apply to the extent that the Recovering Senior Secured Creditor would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

25.6	Benefit

The provisions of this Clause 25 are for the sole benefit of the Senior Secured Creditors and may be waived or amended by the Required Lenders without the consent of the Company provided there is no increase in the liability of the Company as a result.

26.	PAYMENT MECHANICS

26.1	Payments under the Senior Finance Documents

26.1.1	Prior to an Event of Default

Unless and until an Event of Default has occurred and is continuing:

(a)	all payments to be made by the Company to or for the account of any Lender under the Facility Agreement to which that Lender is a party shall be made to the relevant Facility Agent (or, in the case of a Revolving Credit Facility Lender, to such Revolving Credit Facility Lender) under that Facility Agreement for the account of that Lender, in the manner stipulated in the relevant Facility Agreement; and

(b)

all payments to be made by a Lender under a Facility Agreement shall be made to the relevant Facility Agent, not later than the time (if any) specified in the relevant Facility Agreement, to its account at such office or bank as it may notify to that Lender from time to time for this purpose (or, in the case of a Revolving Credit Facility Lender, by such Revolving Credit Facility Lender directly).

26.1.2	After the occurrence of an Event of Default

Subject to the Deed of Appointment and Priority, after the occurrence of an Event of Default that is continuing and unless the Intercreditor Agent agrees in writing that payment should continue to be made in accordance with sub-clause 26.1.1 (Prior to an Event of Default):

(a)	all payments to be made by the Company to or for the account of any Senior Secured Creditor or under any Senior Finance Document shall be made to the Intercreditor Agent (other than any such payments to be made to or for the account of the Security Agent which shall continue to be made to the Security Agent);

(b)	all payments to be made by any Lender under any Senior Finance Document (whether pursuant to Clause 25 (Sharing Among the Senior Secured Creditors) or otherwise) shall be paid to the Intercreditor Agent; and

(c)	all payments received by the Intercreditor Agent under this sub-clause 26.1.2 shall be distributed in accordance with Clause 33.6 (Application of Enforcement Proceeds) to the Person(s) specified therein or, where any such Person is a Hotel Facility Lender or a Project Facility Lender, to the relevant Facility Agent for the account of that Lender.

26.2	Payments by an Agent

26.2.1	Save as otherwise provided herein, each payment received by an Agent as agent for or otherwise for the benefit of another Person shall, subject to Clause 26.3 (Distributions to an Obligor) and Clause 26.4 (Clawback), be made available by that Agent to the Person entitled to receive such payment for value the same day by transfer to such account of such Person with such bank in the principal financial centre of the country of the relevant currency as such Person shall have previously notified to that Agent.

26.2.2	A payment shall be deemed to have been made by an Agent on the date on which it is required to be made under the Senior Finance Documents if such Agent has, on or before that date, taken steps to make that payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent in order to make the payment.

26.3	Distributions to an Obligor

Each Agent may (with the consent of the relevant Obligor or in accordance with Clause 27 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Senior Finance Documents or in or towards purchase of any amount of any currency to be so applied at a market rate of exchange in its usual course of business.

26.4	Clawback

26.4.1	Where a sum is to be paid to an Agent under the Senior Finance Documents for another Person, that Agent is not obliged to pay that sum to that Person until it has been able to establish to its satisfaction that it has actually received that sum.

26.4.2	If an Agent pays an amount to another Person and it proves to be the case that that Agent had not actually received that amount, then the Person to whom that amount was paid by that Agent shall on demand refund the same to that Agent together with interest on that amount from the date of payment to the date of receipt by that Agent, calculated by that Agent to reflect its cost of funds.

26.5	No Set-off by Obligors

All payments to be made by an Obligor under the Senior Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.6	Business Days

26.6.1	Any payment which is due to be made under any Senior Finance Document on a day that is not a Business Day shall be made on the next Business Day in the calendar month (if there is one) or the preceding Business Day (if there is not).

26.6.2	During any extension of the due date for payment of any principal pursuant to sub-clause 26.6.1 above, interest is payable on that principal at the rate payable on the original due date.

26.7	Currency of account

26.7.1	A repayment of an Advance or Unpaid Sum or a part of an Advance or Unpaid Sum shall be made in the currency in which the Advance or Unpaid Sum is denominated on its due date.

26.7.2	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

26.7.3	Each payment in respect of costs, expenses or Taxes under the Senior Finance Documents shall be made in the currency in which the costs, expenses or Taxes are incurred.

26.7.4	Any other amount payable under any of the Senior Finance Documents is, except as otherwise provided elsewhere in the Senior Finance Documents, payable in US dollars.

27.	SET-OFF

Without prejudice to the provisions of Schedule 6 (Accounts) and subject to the terms of Clause 25 (Sharing Among the Senior Secured Creditors) and Clause 33 (Intercreditor Arrangements), a Senior Secured Creditor may, upon the occurrence of an Event of Default and for so long as it is continuing, set off any matured obligations owed by the Company under the Senior Finance Documents (to the extent beneficially owned by that Senior Secured Creditor) against any obligation (which, for the purpose of this provision only, shall be treated as due and payable, save for unmatured obligations under the Hedging Agreements) owed by that Senior Secured Creditor to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Secured Creditor may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	NON-RECOURSE LIABILITY

Notwithstanding any provision in the Senior Finance Documents to the contrary no Operative shall be personally liable for payments due hereunder or under any of the Senior Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Senior Finance Document to which such Operative is party. The sole recourse of the Senior Secured Creditors for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Senior Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Senior Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

29.	NOTICES

29.1	Communications in Writing

Any notice, demand or other communication (each, for the purposes of this Clause 29, a “communication”) to be made under or in connection with the Senior Finance Documents shall be made in writing but, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with the Senior Finance Documents is:

29.2.1	in the case of the Company, each of the GCLAs and each of the Agents, identified with its name below; and

29.2.2	in the case of each other Lender and each other Obligor, that notified in writing to the Intercreditor Agent prior to the date it becomes a party to the Senior Finance Documents,

or any substitute address, fax number or department or officer as the party may notify to the Intercreditor Agent (or the Intercreditor Agent may notify to the other parties, if a change is made by the Intercreditor Agent) by not less than 10 Business Days’ notice.

29.3	Delivery

29.3.1	Any communication or document made or delivered by one Person to another under or in connection with the Senior Finance Documents shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when received in legible form; or

(c)	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

29.3.2	Any communication or document to be made or delivered to an Agent shall be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer identified with that Agent’s signature below (or any substitute department or officer as that Agent shall specify for this purpose).

29.3.3	All notices to an Obligor shall be sent through a Facility Agent or the Intercreditor Agent (but always with a copy to the Intercreditor Agent). All notices from an Obligor under the Senior Finance Documents shall be sent to the Intercreditor Agent who shall distribute them to the Senior Secured Creditors.

29.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Intercreditor Agent shall notify the other parties.

29.5	Electronic communication

29.5.1	Any communication to be made between an Agent and a Lender or between an Agent and another Agent under or in connection with the Senior Finance Documents may be made by electronic mail or other electronic means, if that Agent and the relevant Lender or Agent:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

29.5.2	Any electronic communication made between an Agent and a Lender or another Agent shall be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to an Agent or by an Agent to another Agent only if it is addressed in such a manner as the relevant Agent shall specify for this purpose.

29.6	English language

29.6.1	Any notice given under or in connection with any Senior Finance Document must be in English.

29.6.2	All other documents provided under or in connection with any Senior Finance Document must be in English or, if not in English, and if so required by the relevant Agent, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Senior Finance Document, the entries made in the accounts maintained by a Senior Secured Creditor are prima facie evidence of the matters to which they relate.

30.2	Certificates and Determination

Any certification or determination by a Senior Secured Creditor of a rate or amount under any Senior Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Senior Finance Document shall accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (where due in US dollars) and 365 days (where due in HK dollars).

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Senior Finance Documents is or becomes illegal, invalid, or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Senior Secured Creditor, any right or remedy under the Senior Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Senior Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

33.	INTERCREDITOR ARRANGEMENTS

33.1	Notices of Required Decisions

33.1.1	If, at any time, a matter requiring a Decision comes to the notice of a Senior Secured Creditor, that Senior Secured Creditor shall promptly inform the Intercreditor Agent and, where relevant, its Facility Agent in writing.

33.1.2	If, at any time, a matter requiring a Decision comes to the notice of the Intercreditor Agent, the Intercreditor Agent shall promptly notify in writing each Facility Agent, the Revolving Credit Facility Lenders, each Additional Lender (and, after the occurrence of a Hedging Voting Right Event in relation to any Hedging Counterparty that is continuing, that Hedging Counterparty) of that matter specifying:

(i)	whether the matter concerns a Fundamental Term and, if not, which Senior Secured Creditors may vote in respect of the Decision and the aggregate Voting Entitlement required for the Decision to be made;

(ii)	the date and time by which the Intercreditor Agent requires receipt of all votes in respect of the Decision (the “Decision Date”); and

(iii)	following a Hedging Voting Right Event, the identity of the relevant Hedging Counterparty.

33.2	Notice of Votes

Each Senior Secured Creditor shall copy notice of its vote to the Intercreditor Agent, to each Facility Agent and, as appropriate, the Revolving Capital Facility Lenders, each Additional Lender and each Hedging Counterparty notified by the Intercreditor Agent pursuant to Clause 33.1.2(iii) (Notices of Required Decisions).

33.3	Decisions under the Senior Finance Documents

Subject to the other provisions of this Agreement, the exercise of any right, power, discretion or determination which has been delegated to the Intercreditor Agent under the Senior Finance Documents (save for any such right, power, discretion or determination to be exercised by any such party for its own account) shall require the consent or agreement of the Required Lenders provided that the Intercreditor Agent may exercise any such right, power, discretion or determination (including giving instructions to the Security Agent) without requiring any Decision which the Intercreditor Agent, acting reasonably, considers is a minor, administrative or technical matter which does not adversely affect the rights of the Senior Secured Creditors under the Senior Finance Documents.

33.4	Restrictions On Remedies

Subject to this Clause 33 (Intercreditor Arrangements), no Senior Secured Creditor may, at any time:

33.4.1	set off, or purport to set off, at any time, any amount owing to it under the Senior Finance Documents against any amount payable by it to an Obligor (except that any Hedging Counterparty may net off between transactions under a single Hedging Agreement);

33.4.2	take any action or commence any legal proceedings of whatsoever nature against an Obligor under or in respect of a Senior Finance Document to which that Obligor is a party including taking any steps or legal proceedings for the winding-up, dissolution or administration of any of the Obligors or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of any of the Obligors or of any or all of its assets or revenues; or

33.4.3	foreclose on, or enforce or seek an order of the court to enforce all or any of the Security.

33.5	Notice of Default

33.5.1	If any Lender has actual knowledge of a Default which has occurred, it shall so advise the Intercreditor Agent and, where relevant, its Facility Agent in writing.

33.5.2	If any Facility Agent has actual knowledge, or has received notice, of a Default which has occurred, it shall so advise the Intercreditor Agent and, where relevant, each Lender in its Lending Group in writing.

33.5.3	If the Intercreditor Agent has actual knowledge, or has received notice, of a Default which has occurred, it shall notify each Facility Agent, each Revolving Credit Facility Lender, each Additional Lender and each Hedging Counterparty in writing and, in the case of an Event of Default, it shall issue a notice under Clause 33.1 (Notices of Required Decisions) in respect of that Event of Default.

33.6	Application of Enforcement Proceeds

Following the delivery of an Enforcement Notice, all Enforcement Proceeds paid to the Intercreditor Agent in accordance with the Deed of Appointment and Priority shall be applied by it (together with any other payments received by it pursuant to Clause 26.1.2 (Payments under the Senior Finance Documents)) in the following order:

(i)	first, in payment of all costs and expenses incurred by or on behalf of the Intercreditor Agent in connection with such enforcement or recovery and which have been certified, in writing, as having been incurred by the Intercreditor Agent;

(ii)	second, in payment pro rata of all costs and expenses incurred by or on behalf of the Facility Agents in connection with such enforcement or recovery and which have been certified, in writing, as having been incurred by the Facility Agent seeking recovery;

(iii)	third, in payment pro rata of all amounts paid by the Senior Secured Creditors under Clause 23.15 (Indemnity to Intercreditor Agent) of the Common Terms Agreement but which have not been reimbursed by the Company;

(iv)	fourth, in payment pro rata of all amounts paid by the Hotel Facility Lenders under clause 15.3 (Indemnity to Hotel Facility Agent) of the Hotel Facility Agreement or the Project Facility Lenders under clause 15.3 (Indemnity to Project Facility Agent) of the Project Facility Agreement but which have not been reimbursed by the Company;

(v)	fifth, in payment pro rata of all costs and expenses incurred by or on behalf of each Senior Secured Creditor in accordance with the Senior Finance Documents in connection with such enforcement and which have been certified, in writing, as having been incurred by the Senior Secured Creditor seeking recovery;

(vi)	sixth, in payment pro rata of all accrued and unpaid fees owing to the Agents under the Senior Finance Documents;

(vii)	seventh, in payment pro rata of all accrued and unpaid fees and commissions due to the Lenders under the Senior Finance Documents;

(viii)	eighth, in payment pro rata of all accrued but unpaid interest (including default interest) due under the Facility Agreements and all sums due under the Hedging Agreements;

(ix)	ninth, in payment pro rata of all principal instalments due under the Facility Agreements;

(x)	tenth, in payment pro rata of all other amounts owing to the Senior Secured Creditors due and payable under the Senior Finance Documents; and

(xi)	eleventh, in payment of the surplus (if any) to the Security Agent in accordance with the Deed of Appointment and Priority or to its order,

provided that, following the giving of any notice by the Intercreditor Agent pursuant to sub-clause 19.2.2 of Clause 19.2 (Remedies following an Event of Default), the amounts referred to in paragraphs (viii) and (ix) above shall rank pari passu.

33.7	Representations and Warranties

Each	Senior Secured Creditor party hereto represents and warrants to the other Senior Secured Creditors Party hereto that:

33.7.1	it is duly organised and validly existing under the laws of the jurisdiction in which it is incorporated;

33.7.2	it has power to enter into and has duly authorised the execution, delivery and performance of this Agreement;

33.7.3	the obligations expressed to be assumed by it hereunder are legal and valid obligations binding on it and enforceable against it in accordance with the terms hereof; and

33.7.4	it is not the beneficiary of any Liens in respect of any Financial Indebtedness owed to it by the Company other than under the Senior Finance Documents.

33.8	The provisions of this Clause 33 (Intercreditor Arrangements) are for the sole benefit of the Senior Secured Creditors and may be waived or amended without the consent or agreement of the Company provided there is no increase in the liability of the Company as a result.

34.	AMENDMENTS AND WAIVERS

34.1	Amendment and waiver of common terms

Subject to Clause 25.6 (Benefit) and to Clause 34.2 to Clause 34.4 below, any term of, or matter dealt with under, this Agreement and any other Senior Finance Document may be amended, waived or supplemented with the agreement of the Company and/or the other Obligors which are a party to that Senior Finance Document and/or, as the case may be, the Required Lenders.

34.2	Amendment and waiver of Facility Agreements

Subject to Clause 34.3 and Clause 34.4 below, any term of, or matter dealt with under, a Facility Agreement may be amended, waived or supplemented with the agreement of the Company and/or, as the case may be, the required Senior Secured Creditors as specified in that Facility Agreement.

34.3	Amendment and waiver of Fundamental Terms

A Fundamental Term may only be amended or waived by agreement between the Obligors which are a party to the Senior Finance Document which contains that Fundamental Term and each Lender (and, in the case of the provisions referred to in paragraphs (a), (b), (f), (g), (h), (i), (j), (k) and (l) of the definition of Fundamental Term, each Hedging Counterparty).

34.4	Amendment and waiver affecting Agents

An amendment or waiver of any term of the Senior Finance Documents which relates to the rights and/or obligations of any Agent may not be effected without the prior written consent of that Agent.

35.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

36.	LANGUAGE

The English language shall be the only official and recognised language of this Agreement. If for any reason a translation of this Agreement is required, such translation shall in the event of any dispute be secondary to the original English version which shall take precedence.

37.	GOVERNING LAW

This Agreement shall be governed by English law.

38.	JURISDICTION

38.1	Jurisdiction of English courts

38.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

38.1.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly they shall not argue to the contrary.

38.1.3	This Clause 38.1 is for the benefit of the Senior Secured Creditors only. As a result, no Senior Secured Creditor shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law and the Senior Finance Documents, the Senior Secured Creditors may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Company:

38.2.1	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

38.2.2	agrees that failure by a process agent to notify the Company of the process shall not invalidate the proceedings concerned.

39.	CONFIDENTIALITY

Subject to Clause 40 (Gaming Authorities), each of the Senior Secured Creditors agrees to keep confidential all non-public information of a proprietary or confidential nature provided to it by any Obligor pursuant to this Agreement provided that nothing herein shall prevent any Senior Secured Creditor from disclosing any such information:

(a)	to any other Senior Secured Creditor, or any Affiliate thereof that is bound by confidentiality obligations;

(b)	to any other Person pursuant to Clause 21.8 (Disclosure of Information) or clause 18.9 (Disclosure of Information by Security Agent) of the Deed of Appointment and Priority;

(c)	to any of its or its Affiliates’ employees, directors, agents, auditors, attorneys, accountants and other professional advisors who or that is bound by confidentiality obligations;

(d)	upon the request or demand of any Governmental Authority having jurisdiction over it;

(e)	in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement or the rules of any stock exchange on which the shares or other securities of such Senior Secured Creditor or any Affiliate thereof are listed or by any other competent supervisory or regulatory body;

(f)	if required to do so in connection with any litigation or similar proceeding;

(g)	that has been publicly disclosed other than in breach of this Clause; or

(h)	in connection with the exercise of any remedy hereunder or under any other Senior Finance Document.

40.	GAMING AUTHORITIES

Each of the Senior Secured Creditors agrees to cooperate, having regard to its internal procedures and policies, with the reasonable requests of any and all gaming authorities in connection with the administration of their regulatory jurisdiction over the Company or any Obligor, to the extent not inconsistent with any applicable legal, regulatory or contractual restrictions (including any duties of confidentiality) or the terms of the Senior Finance Documents, provided that the Senior Secured Creditors are indemnified for any cost, loss or liabilities incurred in connection with such cooperation.

SCHEDULE 2

CONDITIONS PRECEDENT

Part A

Conditions Precedent to the CP Satisfaction Date

1.	Project Documents

(a)	Receipt by the Intercreditor Agent of a copy of each of the Project Documents and Affiliate Agreements entered into as of the CP Satisfaction Date duly executed by all parties thereto and certified by a Responsible Officer of the Company to be a true, complete and up-to-date copy, to be in full force and effect and, in the case of each Affiliate Agreement, the transactions contemplated therein comply with the requirements of paragraph 10 of Part B of Schedule 5 (Covenants).

(b)	(i) Each Major Project Document has been duly authorised, executed and delivered by the parties thereto and duly filed, recorded, stamped and registered as necessary; and

(ii)	all conditions precedent to the effectiveness thereof (other than any such conditions relating to the occurrence of the CP Satisfaction Date) have been satisfied or waived in accordance with their respective terms and each such Major Project Document is in full force and effect accordingly.

(c)	The Notice to Proceed and the Prime Contractor's Performance Bond (in an amount of not less than USD28,514,815.90) have been duly issued in accordance with the terms of the Construction Contract.

2.	Senior Finance Documents

(a)	Receipt by the Intercreditor Agent of an original of each of the following Senior Finance Documents duly executed by the parties thereto:

(i)	each Facility Agreement;

(ii)	the Common Terms Agreement;

(iii)	each Security Document (in the case of any Operating Account referred to in paragraphs (b), (c) or (d) of the definition thereof or any Reinsurance, required to be entered into prior to the CP Satisfaction Date);

(iv)	any other Senior Finance Documents (other than any Ancillary Finance Document) entered into prior to the CP Satisfaction Date; and

(v)	any other document entered into which the Intercreditor Agent and the Company agree prior to the CP Satisfaction Date to designate as a Senior Finance Document.

(b)	Each of the Ancillary Finance Documents has been duly executed by the parties thereto.

(c)	(i)	Save in respect of the authorisation by the Macau SAR required to be given in accordance with the Land Concession Consent Agreement in relation to the Land Security Assignment and the notice required to be given to the Macau SAR in relation to the Assignment of Rights, each Senior Finance Document referred to in this paragraph 2 has been duly authorised, executed and delivered by such of the Obligors, the Performance Bond Provider and the other Major Project Participants as are party thereto and duly filed, notified, recorded, stamped and registered as necessary;

	(ii)	all conditions precedent to the effectiveness thereof (other than any such conditions relating to the occurrence of the CP Satisfaction Date) have been satisfied or waived in accordance with their respective terms and each such Senior Finance Document (save as provided in this sub-paragraph (c)) is in full force and effect accordingly; and

	(iii)	none of such of the Obligors, the Performance Bond Provider or the other Major Project Participants as is party to any such Senior Finance Document is or, but for the passage of time and/or giving of notice will be, in breach of any obligation thereunder.

3.	Advisers’ Reports and Certificates

Receipt by the Intercreditor Agent of the following reports and other documents and, in the case of each report, confirmed by the relevant adviser to be the final report prior to the CP Satisfaction Date:

(a)	the Technical Adviser’s report in relation to the Projects (including confirmation that the Projects constitute Category C projects under the Equator Principles);

(b)	the Insurance Adviser’s report in relation to the Insurances;

(c)	the Market Adviser’s report in relation to the Projects; and

(d)	the Financial Model and the Tax Adviser's report in relation to the Projects.

4.	Approved List

Receipt by the Intercreditor Agent of a copy of the agreement between the GCLAs and the Company approving the Approved List.

5.	Due establishment, authority and certification

(a)	In relation to the Company, receipt by the Intercreditor Agent of a certificate in substantially the form set out in Part C (Form of Company’s Due Establishment CP Satisfaction Date Certificate) of this Schedule 2 signed by a Responsible Officer of the Company and which:

(i)	attaches a copy of the Company’s Governing Documents; and

(ii)	attaches a board resolution approving the execution, delivery and performance of the Transaction Documents to which it is a party and the terms and conditions thereof and authorising a named person or persons to sign such Transaction Documents and any document to be delivered by the Company pursuant to any Transaction Documents.

(b)	In relation to each of the Wynn Obligors, the Performance Bond Provider and the other Major Project Participants (other than the Macau SAR), receipt by the Intercreditor Agent of a certificate signed by a Responsible Officer of each such Person in substantially the form set out in Part D (Form of Major Project Participant's CP Satisfaction Date Certificate) of this Schedule 2 attaching copies of:

(i)	its Governing Documents; and

(ii)	a board resolution approving the execution, delivery and performance of the Transaction Documents to which it is a party and the terms and conditions thereof and authorising a named person or persons to sign such Transaction Documents and any document to be delivered by it pursuant thereto.

6.	Project Documents and Permits

Receipt by the Intercreditor Agent of a certificate, in substantially the form set out in Part G (Form of Company's CP Satisfaction Date Certificate) of this Schedule 2 (the “Company’s CP Satisfaction Date Certificate”) signed by a Responsible Officer of the Company and which, amongst other things:

(a)	certifies that copies of documents delivered in satisfaction of other conditions precedent in this Part A remain, save to the extent of any subsequent amendments made in accordance with the Senior Finance Documents, true, complete and up-to-date copies in full force and effect as at the CP Satisfaction Date;

(b)	attaches copies of any such amendments referred to in sub-paragraph (a) above and certifies that such copies are true, complete and up-to-date and in full force and effect as at the CP Satisfaction Date; and

(c)	confirms that:

(i)

all Permits described in Part A of Schedule 12 (Permits) shall have been issued and be in full force and effect and not subject to current legal proceedings or to any unsatisfied conditions (that are required to be satisfied by the CP Satisfaction Date) that could reasonably be expected to materially adversely modify any Permit, to revoke any Permit, to restrain or prevent the construction or operation of the Projects or otherwise impose adverse conditions on either Project or the financing contemplated under the Senior Finance Documents and all applicable appeal periods with respect thereto shall have expired;

(ii)	with respect to any of the Permits described in Part B of Schedule 12 (Permits), (i) each such Permit is of a type that is routinely granted on application and compliance with the conditions for issuance and (ii) the Company is not aware of any facts or circumstances which indicate that any such Permit will not be timely obtainable without undue expense or delay by the Company or the applicable Person, respectively, prior to the time that it becomes required; and

(iii)	all other Permits have been obtained or effected to the extent they are required as of the date of the certificate and, as far as the Company is aware, no reasonable basis exists for it to believe that the Permits which are not required at such date will not be obtained when they are required, and, in the case of the Permits described in Part A of Schedule 12 (Permits), attaching a copy of each such Permit.

7.	[Not used]

8.	Security

Receipt by the Intercreditor Agent of evidence that:

(a)	save in respect of the authorisation by the Macau SAR required to be given in accordance with the Land Concession Consent Agreement in relation to the Land Security Assignment and the notice required to be given to the Macau SAR in relation to the Assignment of Rights, each Security Document has been duly filed, notified, recorded, stamped and registered as necessary and all other actions necessary in the reasonable opinion of the Intercreditor Agent or the Security Agent to perfect the Security have been carried out; and

(b)	the Securities Account has been established in accordance with the Wynn Resorts Support Agreement and is fully funded as provided therein.

9.	Insurance

(a)	Receipt by the Intercreditor Agent of a certificate addressed to it from the Insurance Adviser in substantially the form set out in Part E (Form of Insurance Adviser's CP Satisfaction Date Certificate) of this Schedule 2 certifying that all Construction Period Insurances required by the Senior Finance Documents to be in effect at the CP Satisfaction Date are in full force and effect and all premia (if any) due and payable as at the CP Satisfaction Date have been paid and the Secured Creditors have been named as co-insureds under those insurances in accordance with Schedule 7 (Insurance).

(b)	Receipt by the Intercreditor Agent of certified copies of all insurance policies, cover notes or insurance slips then available in respect of Insurances then required to be maintained by the Company.

(c)	Receipt by the Intercreditor Agent of a Reinsurance Broker's Letter of Undertaking from each of the brokers referred to in paragraph 2.2 of Schedule 7 (Insurance) through whom Reinsurances have been effected.

(d)	Receipt by the Intercreditor Agent of confirmation from the Licensor that:

(i)	the Insurances set out in Schedule 7 (Insurance) satisfy the insurance requirements set out in Section 8.01 of the IP Agreement; and

(ii)	the insurers with whom such Insurances are effected are acceptable to the Licensor.

10.	Accounts

Each of the Accounts specified in paragraph 1.1 of Schedule 6 (Accounts) has been established.

11.	Financials

Receipt by the Intercreditor Agent of:

(a)	pro forma statement of the Company's assets and liabilities as at a date not more than one month prior to the CP Satisfaction Date; and

(b)	the most recent quarterly and annual financial statements of the type and in respect of the Persons specified in paragraph 1 of Part A of Schedule 5 (Covenants), together with certificates from a Responsible Officer of each such Person certifying such financial statements and stating that no material adverse change in the assets, liabilities, operations or financial condition of each such Person has occurred since the dates of the respective financial statements, except as otherwise provided in such certificate.

12.	Process agents

Where such appointment is required under any Senior Finance Document, process agent acceptance of its appointment by the Company and each of such of the other Obligors, the Performance Bond Provider and the other Major Project Participants as is party to such Senior Finance Document for the acceptance of legal proceedings.

13.	Specimen signatures

Receipt by the Intercreditor Agent of specimen signatures of all Responsible Officers of the Company who shall be issuing Advance Requests.

14.	Legal opinions

Receipt by the Intercreditor Agent of legal opinions from:

(a)	Mr Henrique Saldanha, Macanese legal adviser to the Senior Secured Creditors;

(b)	Mr Alexandre Correia da Silva, Macanese legal adviser to the Company;

(c)	Lovells, English legal advisers to the Company in relation to the Major Project Documents governed by English law and referred to in sub-paragraphs (c) and (d) of the definition thereof;

(d)	Lionel Sawyer & Collins, Nevada legal adviser to the Senior Secured Creditors;

(e)	Schreck Brignone, Nevada legal adviser to Wynn Resorts;

(f)	Mann and Partners, Isle of Man legal adviser to the Senior Secured Creditors in the Agreed Form;

(g)	Clifford Chance, Hong Kong SAR legal advisers to the Senior Secured Creditors in the Agreed Form;

(h)	Clifford Chance, English legal advisers to the Senior Secured Creditors in the Agreed Form;

(i)	Mallesons Stephen Jaques, Hong Kong SAR legal advisers to Leighton Contractors (Asia) Limited;

(j)	Mallesons Stephen Jaques, Hong Kong SAR legal advisers to China State Construction Engineering (Hong Kong) Limited;

(k)	Mr Leonel A. Alves, Macanese legal adviser to China Construction Engineering (Macau) Company Limited;

(l)	Mallesons Stephen Jaques, Australian legal advisers to Leighton Holdings Limited;

(m)	Mallesons Stephen Jaques, Hong Kong SAR legal advisers to China Overseas Holdings Limited;

(n)	Skadden, Arps, Slate, Meagher & Flom LLP, New York legal advisers to the Company;

(o)	Mr Leonel A. Alves, Macanese legal adviser to Banco Nacional Ultramarino, S.A.; and

(p)	Mr Leonel A. Alves, Macanese legal adviser to Companhia de Seguros de Macau, S.A.

15.	Fees and expenses

Receipt by the Intercreditor Agent of evidence that:

(a)	all taxes, fees and other costs payable in connection with the execution, delivery, filing, recording, stamping and registering of the documents referred to in this Part A; and

(b)

all fees, costs and expenses due to the Secured Creditors (including all amounts payable pursuant to any Fee Letter) and their advisers under the Senior Finance Documents on or before the CP Satisfaction Date, have been paid or shall be paid out of the proceeds of the Initial Advance (to the extent that such amounts have been duly invoiced).

16.	Performance Bond

Receipt by the Intercreditor Agent of evidence that the Concession Contract Performance Bond has been issued under the Performance Bond Facility as required by Article 61 of the Concession Contract.

17.	Concession Contract

(a)	Receipt by the Intercreditor Agent of evidence that:

(i)	the capital requirement under Article 15 of the Concession Contract has been complied with;

(ii)	the procedural requirements under Article 16 of the Concession Contract relevant to the creation of security over shares have been complied with;

(iii)	the Company has notified the Macau SAR regarding the Facilities and the Security granted in favour of the Secured Creditors and produced copies of the Senior Finance Documents to the Macau SAR pursuant to Articles 34(2) and (3) of the Concession Contract;

(iv)	expenditure of the total Project Costs referred to in the Project Budget which will be included in the calculation of the investment amount of MOP 4 billion will cause the Company to satisfy the requirement under the Concession Contract of expending MOP 4 billion within seven years after the date of the Concession Contract;

(v)	legislation has been enacted by the Macau SAR which provides for casino operators such as the Company to be the grantors of credit to casino patrons;

(vi)	the letter agreements dated 1 May 2002 between the Company and Banco Nacional Ultramasino and the Company and the Macau SAR in relation to the termination of the Concession Contract are of no force or effect; and

(vii)	each area in which any operation of casino games of chance or other forms of gaming will be carried out following the opening of the Projects has been classified by the Macau SAR as a casino or gaming zone in accordance with article 9 of the Concession Contract.

(b)	Receipt by the Intercreditor Agent of copies of all documents submitted to the Macau SAR as required under Article 21 of the Concession Contract and evidence reasonably satisfactory to the Intercreditor Agent that approval of the Company's delegation of management authority (including the appointment of the executive director, the scope of power of the executive director and term of authorisation) has been granted by the Macau SAR pursuant to Article 21 of the Concession Contract.

(c)	Receipt by the Intercreditor Agent of a letter from Macau SAR in relation to the granting of extension of time for completion of the Projects from 31 December 2006.

18.	Land and Land Concession Contract

Receipt by the Intercreditor Agent of evidence that:

(a)	the Land Concession Contract is registered with the Macau Real Estate Agency;

(b)	the Land Concession Contract has been published in the Official Bulletin; and

(c)	the amount payable to Sociedade de Empreendimentos Nam Van S.A.R.L. for the surrendering by Sociedade de Investimento Imobiliario Hang Keng Van, S.A.R.L., Sociedade de Investimento Imobiliario Lok Keng Van, S.A.R.L. and Sociedade de Investimento Imobiliario Hei Keng Van, S.A.R.L. of their respective interests in the land registered with the Macau Real Estate Registry with registration numbers 22322, 22324 and 22325 does not exceed MOP 140,000,000.

19.	Auditors

Receipt by the Intercreditor Agent of evidence that the Company has appointed the Auditors and the Auditors have accepted such appointment.

20.	Continued Appointment of Advisers

The Insurance Adviser and the Technical Adviser have been appointed to act after the Signing Date in accordance with a scope of work as agreed by the Company and the Intercreditor Agent.

21.	No Material Adverse Effect

Receipt by the Intercreditor Agent of a certificate, in substantially the form of the Company’s CP Satisfaction Date Certificate, from the Company confirming that, as at the CP Satisfaction Date, no Material Adverse Effect has occurred and is continuing nor could reasonably be expected to occur.

22.	Projections

Receipt by the Intercreditor Agent of Projections for the Company for the period from 1 October 2006 to 31 December 2007 and which:

(a)	demonstrate compliance with paragraph 1 of Part B of Schedule 5 (Covenants);

(b)	otherwise comply with the requirements of paragraph 2(c) of Part A of Schedule 5 (Covenants).

23.	Litigation

Receipt by the Intercreditor Agent of a certificate, in substantially the form of the Company’s CP Satisfaction Date Certificate, from the Company confirming that no action, suit, proceeding or investigation of any kind shall have been instituted or, to the Company’s knowledge, threatened, including actions or proceedings of or before any Governmental Authority, to which the Company, either Project or, to the knowledge of the Company, any other Obligor, the Performance Bond Provider or other Major Project Participant, is a party or is subject, or by which any of them or any of their properties or either Project are bound, in each case, that could reasonably be expected to have a Material Adverse Effect, nor is the Company aware of any reasonable basis for any such action, suit, proceeding or investigation and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding if the same reasonably could be expected to have a Material Adverse Effect.

24.	Project Budget

Receipt by the Intercreditor Agent at or prior to the Signing Date of a budget in the form of Schedule 13 (Form of Project Budget) which:

(a)	includes such other information and supporting data as any of the Senior Secured Creditors or the Technical Adviser may reasonably require; and

(b)	demonstrates, without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities, no Forecast Funding Shortfall.

25.	Project Schedule

Receipt by the Intercreditor Agent at or prior to the Signing Date of a schedule for construction and completion of the Projects in the Agreed Form which demonstrates that Substantial Completion will occur and the Opening Conditions specified in paragraph (a) of the definition thereof will have been satisfied on or before 31 December 2006.

26.	Schedule of Values

Receipt by the Intercreditor Agent of the “Schedule of Values” (as defined in the Construction Contract) submitted and approved in accordance with section 5.1 of the Construction Contract.

27.	Representations and Warranties

Receipt by the Intercreditor Agent of a certificate, in substantially the form of the Company’s CP Satisfaction Date Certificate, from the Company confirming that the representations and warranties of:

(a)	the Company, each Wynn Obligor and the Licensor set forth in Schedule 4 (Representations and Warranties) or in any of the other Transaction Documents is true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date); and

(b)

to the Company’s knowledge, the Performance Bond Provider, any Obligor and each other Major Project Participant (in each case other than the Company, any Wynn Obligor or the Licensor) set forth in any of the Transaction Documents is true and correct in all material respects as if made on such date (except that any representation and warranty that relates expressly to an earlier date shall be deemed made only as of such earlier date), unless the failure of any such representation and warranty referred to in this sub-paragraph (b) to be true and correct could not reasonably be expected to have a Material Adverse Effect.

28.	Plans and Specifications

The Company shall have delivered to the Technical Adviser or (on such terms as the Technical Adviser may reasonably require) made available to it in Hong Kong or Macau all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Projects.

29.	PASA and IP Agreement

(a)	The PASA and PASA Direct Agreement have been entered into with a Person as PASA Agent who is, directly or indirectly, a wholly owned Subsidiary of Wynn Resorts and otherwise reasonably acceptable to the Intercreditor Agent and the Intercreditor Agent has received such legal opinions, in form and substance reasonably satisfactory to it, concerning the entry by such Person into the PASA and PASA Direct Agreement, the efficacy thereof and such other matters as it may reasonably require.

(b)	The IP Agreement and IP Direct Agreement have been entered into with a Person as Licensor who is Wynn Resorts and/or, directly or indirectly, a wholly owned Subsidiary of Wynn Resorts and otherwise reasonably acceptable to the Intercreditor Agent and the Intercreditor Agent has received such legal opinions, in form and substance reasonably satisfactory to it, concerning the entry by such Person into the IP Agreement and the IP Direct Agreement, the efficacy thereof and such other matters as it may reasonably require.

(c)	The Licensor has acceded to the Sponsors’ Subordination Deed in accordance with the terms thereof.

30.	Shareholder Reorganisation

(a)	Receipt by the Intercreditor Agent of a Substantial Shareholder’s Undertaking in form and substance satisfactory to it from each Substantial Shareholder (if any) as at the CP Satisfaction Date.

(b)	Receipt by the Intercreditor Agent of a Relevant Party’s Undertaking in form and substance satisfactory to it from each Relevant Party (if any) as at the CP Satisfaction Date.

(c)	Receipt by the Intercreditor Agent of evidence that, as at the CP Satisfaction Date, all shares in Wynn Holdings not legally and beneficially owned by Wynn International as at the Signing Date are either legally and beneficially owned by Wynn International or their original owners (direct and indirect) as at the Signing Date.

Part B

(I) Conditions Precedent to each Advance under the Term Loan Facilities

1.	No Default

No Default shall have occurred and be continuing.

2.	Representations and Warranties

The representations and warranties contained in Schedule 4 (Representations and Warranties) which are repeated by the Company pursuant to Clause 17.2 (Timing) are true and correct in all material respects with reference to the facts and circumstances existing on the Advance Date.

3.	No Forecast Funding Shortfall; Project Schedule

None of the Project Budget (or any update thereof), the Project Schedule (or any update thereof) or any other report, certificate or other document required to be delivered to the Intercreditor Agent pursuant to Part A or this Part B of this Schedule 2 indicate:

(a)	a Forecast Funding Shortfall (determined, in the case of the Initial Advance under the Term Loan Facilities, without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities) has occurred and is continuing or could reasonably be expected to result from such Advance; or

(b)	that Substantial Completion will not be achieved and the Opening Conditions specified in paragraph (a) of the definition thereof satisfied by (in the case of the Initial Advance under the Term Loan Facilities) 31 December 2006, or (in the case of each subsequent Advance) 28 February 2007.

4.	Advance Request and Certificate

Receipt by the Intercreditor Agent and the relevant Facility Agent of an Advance Request containing all attachments, exhibits and certificates required thereby, all appropriately completed and duly executed by a Responsible Officer of the Company, including:

(a)	in the case of the Initial Advance under the Term Loan Facilities, a statement of all payments made in respect of Project Costs prior to the date of the Advance Request broken down by Line Item and supported, in the case of any payment exceeding USD1,000,000 or its equivalent, to the reasonable satisfaction of the Intercreditor Agent, by invoices, receipts and other documentary evidence attached to the Advance Request;

(b)	a statement of the specific purposes to which each Advance shall be applied, including:

(i)	whether payment (or refinancing of payment) for Hotel Project Costs or other Project Costs; and

(ii)	a break down by Line Item of each such category of Project Costs supported:

(A)	in the case of any payment exceeding USD1,000,000 or its equivalent, to the reasonable satisfaction of the Intercreditor Agent, by invoices, receipts and other documentary evidence attached to the Advance Request; and

(B)	in the case of any progress payment claimed pursuant to the Construction Contract, to the reasonable satisfaction of the Intercreditor Agent, by the relevant approved “Application for Progress Payment” and “Contractor's Certificate” (each as defined in the Construction Contract) and supporting documentary evidence delivered by the Prime Contractor in accordance with article V of the Construction Contract attached to the Advance Request;

(c)	insofar as any previous Advance was requested for the purpose of payments which, at the time of its Advance Date, were not yet payable, a statement of such payments made since the last Advance Request supported, in the case of any payment exceeding USD1,000,000 or its equivalent, to the reasonable satisfaction of the Intercreditor Agent, by invoices, receipts and other documentary evidence attached to the Advance Request;

(d)	certification that each Advance is required for the purpose specified and that, where such purpose comprises payment (or refinancing of payment) for Project Costs, there are no amounts standing to the credit of (or required to be deposited to) any of the Accounts available to meet such Project Costs;

(e)	certification that:

(i)	the Company has no reason to believe that either the current Project Budget or the current Project Schedule (being, in the case of the Initial Advance under the Term Loan Facilities, the Project Schedule delivered by the Company pursuant to paragraph 25 of Part A of this Schedule 2) is not accurate; and

(ii)	neither the current Project Budget nor the current Project Schedule indicate:

(A)	a Forecast Funding Shortfall (determined, in the case of the Initial Advance under the Term Loan Facilities, without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities) has occurred and is continuing or could reasonably be expected to result from such Advance; or

(B)	that Substantial Completion will not be achieved and the Opening Conditions specified in paragraph (a) of the definition thereof satisfied by (in the case of the Initial Advance under the Term

Loan Facilities) 31 December 2006, or (in the case of each subsequent Advance) 28 February 2007,

and attaching any update thereof; and

(f)	certification that, since the CP Satisfaction Date, no Material Adverse Effect has occurred and is continuing nor could reasonably be expected to occur.

5.	Adviser’s Certificates

(a)	Receipt by the Intercreditor Agent together with the Advance Request of a certificate from the Technical Adviser in substantially the form set out in Part F (Form of Technical Advisor’s Advance Certificate) of this Schedule 2 (the “Technical Adviser’s Advance Certificate”) certifying that the Technical Adviser has no reason to believe that:

(i)	the current Project Budget is not accurate in all material respects or that it does not fairly represent the Remaining Project Costs; or

(ii)	the current Project Schedule (being, in the case of the Initial Advance under the Term Loan Facilities, the Project Schedule delivered by the Company pursuant to paragraph 25 of Part A of this Schedule 2) is not accurate in all material respects or that Substantial Completion will not be achieved and the Opening Conditions specified in paragraph (a) of the definition thereof satisfied by (in the case of the Initial Advance under the Term Loan Facilities) 31 December 2006 or (in the case of each subsequent Advance) 28 February 2007.

(b)	Receipt by the Intercreditor Agent of a certificate from the Technical Adviser in substantially the form of the Technical Adviser's Advance Certificate certifying that, to the best of its knowledge:

(i)	the Advances requested by the Company under the Term Loan Facilities are, save to the extent they are to be applied in accordance with Clause 7.1 (Final Completion Costs) or Clause 7.2 (Rebalancing between Debt and Equity), required prior to the date falling 30 days after the proposed Advance Date to make payments in accordance with the Project Budget or to refinance such payments previously made; and

(ii)	certifications and statements made by the Company in the Advance Request (as referred to in Part F (Form of Technical Adviser’s Advance Certificate) of this Schedule 2) and all attachments thereto are correct in all material respects.

6.	Recent Reports, Financial Statements and Other Information

(a)	Receipt by the Intercreditor Agent of each of the reports, financial statements and other information due pursuant to paragraphs 1 and 2 of Part A of Schedule 5 (Covenants) on or before the date of the Advance Request.

(b)	Receipt by the Intercreditor Agent of the Technical Adviser’s Monthly Report due on or before the date of the Advance Request.

7.	Hedging

(a)	Receipt by the Intercreditor Agent of a copy (certified as being true and correct by a Responsible Officer) of each Hedging Agreement (and each confirmation thereunder) required to be entered into in accordance with the Hedging Arrangements.

(b)	The Company shall have delivered notice in respect of each Hedging Agreement to the counter-party thereto and the Security Agent shall have received an acknowledgement from each such counter-party, each such notice and acknowledgement being in the form required by clause 4 of the Debenture.

8.	Fees and Expenses

The Company shall have paid or arranged for payment out of the requested Advance of all fees, expenses and other charges then due and payable by it under the Senior Finance Documents or under any agreements between the Company and any of the Advisers (to the extent that such amounts have been duly invoiced).

9.	Project Documents and Subcontracts

The Company shall have delivered a copy of:

(a)	each Project Document;

(b)	each first tier Subcontract entered into by the Prime Contractor with a contract price (or expected aggregate amount to be paid in the case of “cost plus” contracts) in excess of USD500,000 or its equivalent; and

(c)	each first tier Subcontract with a contract price (or expected aggregate amount to be paid in the case of “cost plus” contracts) in excess of USD500,000 or its equivalent entered into by any other Contractor who is party to a Project Document entered into with the Company that is not subject to a fixed price, to the Intercreditor Agent and the Technical Adviser promptly after mutual execution and delivery thereof. The Company shall have certified that such Project Documents and Subcontracts are consistent with the Project Budget, the Project Schedule and the Plans and Specifications and the Technical Adviser shall have certified (in substantially the form of the Technical Adviser’s Advance Certificate) that the Project Documents referred to in sub-paragraph (a) are consistent in all material respects with the Project Budget, the Project Schedule and the Plans and Specifications.

10.	Terrorism Insurance

Receipt by the Intercreditor Agent of evidence satisfactory to it that the maximum sum insured under terrorism insurance in accordance with paragraph 4.1 of Appendix 2 to Schedule 7 (Insurance) is not less than the amount required had the Advance requested already been made.

11.	Equity

In the case only of the Initial Advance under the Term Loan Facilities, receipt by the Intercreditor Agent of evidence that:

(a)	the full amount of Base Equity has been paid up or advanced to the Company; and

(b)	the Subordinated Funding has been advanced in full to the Company.

(II) Conditions Precedent to each Advance under the Contingent Debt Facilities

In addition to the conditions set out in sub-section I of this Part B, prior to the date of making the Initial Advance under the Contingent Debt Facilities:

1.	Base Debt Facilities

Receipt by the Intercreditor Agent of certification from the Company that the full amount of each Base Debt Facility has been utilised.

2.	Contingent Equity

Receipt by the Intercreditor Agent of certification from the Company that the full amount of Contingent Equity specified in paragraphs (a) and (b) of the definition thereof has been paid up or advanced to the Company.

(III) Conditions Precedent to Advances in respect of Final Completion Costs

In addition to all the conditions set out in sub-section I and (if applicable) sub-section II of this Part B, prior to the making of an Advance under Clause 7.1 (Final Completion Costs):

Technical Adviser Confirmation

Receipt by the Intercreditor Agent of certification from the Technical Adviser in substantially the form of the Technical Adviser's Advance Certificate that:

(a)	Substantial Completion has been achieved; and

(b)	the Technical Adviser agrees with the estimate of Final Completion Costs provided to the Intercreditor Agent.

(IV) Conditions Precedent to each Advance under the Revolving Credit Facility

As set out in the Revolving Credit Facility Agreement.

SCHEDULE 4

REPRESENTATIONS AND WARRANTIES

1.	Organization

Each of the Wynn Obligors and the Company is duly organized, incorporated, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or limited liability company power and authority to:

(a)	carry on its business as now conducted;

(b)	own or hold under lease and operate the Properties it purports to own or hold under lease;

(c)	carry on its business as now being conducted and as now proposed to be conducted in respect of the Projects;

(d)	incur the Financial Indebtedness contemplated hereunder; and

(e)	execute, deliver and perform under each of the Transaction Documents to which it is a party and create any Lien on its Property contemplated thereunder,

save, in relation to Wynn Resorts in respect of sub-paragraphs (a), (b), (c) and (d) only, to the extent any lack thereof could not reasonably be expected to have a Material Adverse Effect.

2.	Authorization; No Conflict

2.1	Each of the Wynn Obligors and the Company has taken all necessary corporate or limited liability company action, as the case may be, to authorize the execution, delivery and performance of the Transaction Documents to which it is a party. Neither the execution, delivery or performance of each Transaction Document to which it is a party nor the consummation of the transactions contemplated thereby:

(a)	by each Wynn Obligor and the Company does or will contravene the formation or constitutional documents or any other material Legal Requirement then applicable to or binding on each such Obligor; or

(b)	does or will contravene or result in any breach or constitute any default under, or result in or require the creation or imposition of any Lien upon any of the Properties of any Wynn Obligor or the Company or under any security or agreement or instrument to which any Wynn Obligor or the Company is a party or by which it or any of its respective properties may be bound, except for Permitted Liens or as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.2

Save in respect of the authorisation by the Macau SAR required to be given in accordance with the Land Concession Consent Agreement in relation to the Land Security Assignment and the notice required to be given to the Macau SAR in relation to the Assignment of Rights, no consent or authorization or filing with, notice to or other act by or in respect of, any Governmental Authority or any Person is required in connection with the borrowings under the Senior Finance Documents or with the execution, delivery, performance, validity or enforceability of any of the Transaction Documents, except consents, authorisations, filings, registrations and notices described in Schedule 2 (Conditions Precedent) and Schedule 12 (Permits) (which consents, authorisations, registrations, filings and notices have, unless otherwise indicated on such schedule, been obtained or made and are in full force and effect) or, in the case of any Transaction Documents entered into after the date of the Initial Advance under the Term Loan Facilities, as have been obtained or made and are in full force and effect at the time this representation is deemed to be made.

3.	Legality, Validity and Enforceability

3.1	Each of the Transaction Documents to which any of the Wynn Obligors or the Company is a party is a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, subject only to bankruptcy and similar laws and principles of equity.

3.2	None of the Transaction Documents to which any of the Wynn Obligors or the Company is a party has been amended or modified except in accordance with this Agreement.

3.3	The Company has not entered into any additional contracts in contravention of the terms of any Senior Finance Document.

4.	Compliance with Law and Permits

Each Wynn Obligor and the Company is in compliance in all material respects with all material Legal Requirements (including all material Environmental Laws) and Permits (save, in the case of Wynn Resorts, any non-compliance that could not reasonably be expected to have a Material Adverse Effect) and no notices of any material violation of any Permit made or issued by or with a Governmental Authority relating to any of the Projects have been issued, entered or received by any such Obligor (and which violation is continuing).

5.	Permits

5.5	As of the Signing Date, there are no Permits made or issued by or with a Governmental Authority that are required or will become required under existing Legal Requirements for the ownership, development, construction or financing of either Project, other than the Permits described in Schedule 12 (Permits).

5.2	All Permits have been obtained or effected to the extent they are required at the time this representation is deemed to be made and, as far as the Company is aware, no reasonable basis exists for it to believe that the Permits which are not required at such time shall not be obtained when they are required.

6.	Litigation

There are no pending or, to the Company’s knowledge, threatened actions, suits, proceedings or investigations of any kind, including actions or proceedings of or before any Governmental Authority, to which any Wynn Obligor or the Company is a party or is subject, or by which any of them or any of their Properties (including, without limitation, revenue) or either of the Projects is bound that, individually or collectively, could reasonably be expected to have a Material Adverse Effect nor is the Company aware of any reasonable basis for any such action, suit, proceeding or investigation.

7.	Financial Statements

The financial statements of the Company and the Wynn Obligors, delivered to the Intercreditor Agent pursuant to Clause 2.1 (Conditions Precedent to the CP Satisfaction Date) on or prior to the CP Satisfaction Date, were, and, in the case of financial statements to be delivered after the CP Satisfaction Date pursuant to paragraph 1 of Part A of Schedule 5 (Covenants) hereto, will be prepared in conformity with applicable GAAP and fairly present in all material respects the financial position (on a consolidated basis in the case of Wynn Resorts) of the entities described in such financial statements as of the respective dates thereof and the results of operations and cash flows (on a consolidated basis in the case of Wynn Resorts) of the entities described therein for each of the periods then ended subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. No such financial statement fails to disclose any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, required to be reflected therein.

8.	Security Interests

8.1	As of the CP Satisfaction Date, save in respect of the authorisation by the Macau SAR required to be given in accordance with the Land Concession Consent Agreement in relation to the Land Security Assignment and the notice required to be given to the Macau SAR in relation to the Assignment of Rights:

(a)	the security interests granted or purported to be granted to the Senior Secured Creditors pursuant to the Security Documents in the Project Security (i) constitute as to Properties included in the Project Security existing on the date on which this representation is made or deemed to be made or repeated and, with respect to subsequently acquired Properties included in the Project Security, will constitute, a perfected security interest under all applicable law and/or the UCC and (ii) have, and, with respect to such subsequently acquired Properties, will have been perfected under all applicable law and/or the UCC, and grant the Senior Secured Creditors superior priority and rights over the rights of any third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, subject to the rights and priorities of Permitted Liens;

(b)	all such action as is necessary has been taken to establish, perfect and maintain the Senior Secured Creditors’ rights in and to the Project Security, including any obtaining of consents or approvals, recording, filing, registration, giving of notice or other similar action; and

(c)	each of the Security Documents is effective to create a legal, valid, binding and enforceable security interest in the Project Security described therein and proceeds and products thereof.

Each of the Obligors has properly delivered or caused to be delivered to the Security Agent all Project Security that requires perfection of the Lien and security interest described above by possession.

8.2	As of the CP Satisfaction Date, save in respect of the authorisation by the Macau SAR required to be given in accordance with the Land Concession Consent Agreement in relation to the Land Security Assignment and the notice required to be given to the Macau SAR in relation to the Assignment of Rights, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (a) the pledge or grant by the Obligors of the Liens purported to be created in favour of the Secured Creditors pursuant to any of the Security Documents, or (b) the exercise by the Security Agent, or any of the other Secured Creditors of any rights or remedies in respect of any Project Security (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by applicable law), except for registrations, filings, giving of notices or recordings contemplated by paragraph 8.1 of this Schedule 4 or as set forth in Schedule 2 (Conditions Precedent) and Schedule 12 (Permits).

8.3	As of the CP Satisfaction Date, except such as may have been filed in favour of the Security Agent as contemplated by paragraph 8.1 of this Schedule 4 or as set forth in Schedule 2 (Conditions Precedent) and Schedule 12 (Permits), no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Project Security is on file in any filing or recording office in the United States of America or elsewhere.

9.	No Existing Defaults

9.1	No Event of Default has occurred which is continuing.

9.2	None of the Company, the Wynn Obligors, or, to the Company’s knowledge, the Performance Bond Provider or any other Major Project Participant is in default under or with respect to any of its material Contractual Obligations under any of the Transaction Documents to which it is a party, which default (in the case only of a Major Project Participant other than the Company or a Wynn Obligor) could reasonably be expected to have a Material Adverse Effect.

10.	Taxes

10.1

Each of the Wynn Obligors (other than Wynn Resorts) and the Company has filed, or caused to be filed, all tax and informational returns that are required to have been filed by it in any jurisdiction and all such tax and informational returns are correct and complete in all material respects. Each of the Wynn Obligors (other than Wynn Resorts) and the Company has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than (a) those taxes that it is contesting in good faith and by appropriate proceedings and (b) those taxes not yet due, provided that with respect to each of sub-paragraph (a) and (b) of this paragraph 10.1, it has established reserves therefor in amounts that are adequate for the payment thereof and are required by applicable GAAP).

10.2	None of the Wynn Obligors (other than Wynn Resorts) or the Company has incurred any material tax liability in connection with any of the Projects or the other transactions contemplated by the Transaction Documents which has not been disclosed in writing to the Intercreditor Agent, including as disclosed in the financial statements delivered to the Intercreditor Agent under this Agreement.

10.3	There are no Liens for Taxes on any of the Properties of any of the Obligors (other than Wynn Resorts) or the Company other than Liens permitted pursuant to paragraph 3(a) of Part B of Schedule 5 (Covenants) hereto.

11.	Business, Debt, Etc.

The Company has not conducted any business other than a Permitted Business. The Company has no place of business outside the Macau SAR or as otherwise permitted pursuant to paragraph 14.2 of Part B of Schedule 5 (Covenants). The Company has no outstanding Financial Indebtedness other than Permitted Financial Indebtedness.

12.	Environmental Laws

12.1	The Company is in compliance with all applicable material Environmental Laws in all material respects and, so far as it is aware, there are no circumstances that could at any time be reasonably expected to prevent or interfere with such compliance.

12.2	No material Environmental Claim has been made which has not been fully discharged, released, satisfied or withdrawn.

12.3	So far as the Company is aware:

(a)	the Site does not contain any Hazardous Substances whose presence on the Site could reasonably be expected to affect the Company or the Projects in a material and adverse manner; and

(b)	there are no antiquities or obstructions on the Site which could reasonably be considered likely to prevent or impede the carrying out of either Project in any material respect.

13.	Utilities

All material utility services (including, without limitation, gas, water and electrical interconnection) necessary for the Projects are or will be available at the Site as and when required.

14.	No Forecast Funding Shortfall

As of each Advance Date, no Forecast Funding Shortfall (determined in the case of the Initial Advance under the Term Loan Facilities without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities) has occurred and is continuing or could reasonably be expected to result from any Advance proposed to be made thereon.

15.	Sufficiency of Interests and Project Documents

15.1	The Company is the sole legal and beneficial owner of, and has good title to, or has a valid leasehold interest in, the land comprised in the Site, and good title to, or a valid license or leasehold interest in, all its other Property, and, other than as provided by the Transaction Documents, none of its Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate could not reasonably be expected to materially interfere with the business or Property of the Company), or to any Lien except for Permitted Liens. None of the Pledged Stock is subject to any Lien except for Permitted Liens.

15.2	The Intercreditor Agent has received a true, complete and correct copy of each of the Major Project Documents in effect or required to be in effect as of the date this representation is made or deemed to be made (including all exhibits, schedules, disclosure letters, modifications and amendments referred to therein or delivered or made pursuant thereto, if any). Each Major Project Document is in full force and effect, enforceable against the Persons party thereto in accordance with its terms, subject only to bankruptcy and similar laws and principles of equity.

15.3	Save as at the Signing Date in relation to the Performance Bond Facility Agreement, all conditions precedent to the obligations of the respective parties (other than the Company) under the Major Project Documents have been satisfied or waived, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Projects, and the Company has no reason to believe that any such condition precedent which could reasonably be expected to have a Material Adverse Effect cannot be satisfied on or prior to the appropriate stage in the development, construction or operation of the Projects.

16.	Intellectual Property

The Company owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. To the Company’s knowledge, no claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except with respect to Intellectual Property (other than any Intellectual Property related to or otherwise associated with the Company’s use of the “Wynn” name), as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. The use by the Company of the Intellectual Property related to or otherwise associated with the Company’s use of the “Wynn” name does not infringe on the rights of any

Person. The use by the Company of Intellectual Property other than Intellectual Property related to or otherwise associated with the Company’s use of the “Wynn” name, does not infringe on the rights of any Person, which infringement, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

17.	Project Budget; Projections

17.1	The Project Budget:

(a)	is, to the Company’s knowledge, based on assumptions the Company believes to be reasonable as to all legal and factual matters material to the estimates set forth therein;

(b)	is consistent with the provisions of the Transaction Documents in all material respects;

(c)	has been and will (in the case of any update) be prepared in good faith and with due care;

(d)	sets forth, for each Line Item, the total costs anticipated to be incurred to achieve Construction Completion;

(e)	fairly represents the Company’s expectation as to the matters covered thereby as of its date or the date of its most recent update; and

(f)	demonstrates no Forecast Funding Shortfall (determined, as of any date prior to the date of the Initial Advance under the Term Loan Facilities, without taking account of any amount of Contingent Equity or any amount of the Contingent Debt Facilities).

17.2	As of the CP Satisfaction Date, the Projections:

(a)	are based on assumptions the Company believes to be reasonable as to all legal and factual matters material to the estimates set forth therein;

(b)	are consistent with the provisions of the Transaction Documents in all material respects (including paragraph 1 of Part B and paragraph 2(c) of Part A of Schedule 5 (Covenants));

(c)	set forth all material costs and expenses anticipated to be incurred; and

(d)	represent the Company’s views as to costs and expenses anticipated to be incurred in the manner contemplated by the Transaction Documents.

18.	Fees and Enforcement

Other than amounts that have been paid in full or will have been paid in full by the CP Satisfaction Date, no fees or taxes, including stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity or enforceability of any of the Transaction Documents then in effect.

19.	ERISA

Either (a) there are no Plans or Multiemployer Plans for the Company or any member of the Controlled Group or (b) (i) the Company and each Commonly Controlled Entity have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each Plan and for contributions to any Multiemployer Plan; (ii) each Plan is in compliance in all material respects with the currently applicable provisions of ERISA and the Code; (iii) neither the Company nor any Commonly Controlled Entity has incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than liability or contributions for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to Title I of ERISA sponsored, monitored or contributed by for the Company or any Commonly Controlled Entity, neither the execution of the Transaction Documents nor the consummation of the transactions contemplated thereby will involve a “prohibited transaction” with respect to any Plans within the meaning of section 406 of ERISA or section 4975 of the Code which is not exempt under section 408 of ERISA or under section 4975(d) of the Code.

20.	Subsidiaries and Beneficial Interest

20.1	The Company

(a)	As of the date of the Wong Share Pledge and the CP Satisfaction Date, Mr Wong Chi Seng legally and beneficially owns 20,010 Class A Shares (as defined in the Governing Documents of the Company), representing 10% of the total issued share capital and 10% of the Voting Stock of the Company;

(b)	As of the date of the Company Share Pledge and the CP Satisfaction Date, Wynn HK, a company incorporated in the Hong Kong SAR, legally and beneficially owns 102,000 Class B Shares (as defined in the Governing Documents of the Company), representing 51% of the total issued share capital and 51% of the Voting Stock of the Company; and

(c)	As of the date of the Company Share Pledge and the CP Satisfaction Date, Wynn International, a company incorporated in the Isle of Man, legally and beneficially owns 78,000 Class C Shares (as defined in the Governing Documents of the Company), representing 39% of the total issued share capital and 39% of the Voting Stock of the Company.

20.2	Wynn HK

As of the date of the Wynn HK Share Charge and the CP Satisfaction Date, Wynn Holdings, a company incorporated in the Isle of Man, legally and beneficially owns 99% and beneficially owns 1%, and Wynn International, as nominee of Wynn Holdings, legally owns 1%, of the total issued share capital of Wynn HK.

20.3	Wynn Holdings

As of the CP Satisfaction Date, Wynn International legally and beneficially owns not less than 65.7% by capital and 79.3% by voting power of the total issued share capital of Wynn Holdings and the remainder thereof (if any) is the subject of Substantial Shareholder’s Undertakings or Relevant Party’s Undertakings delivered to the

Intercreditor Agent pursuant to paragraph 30 of Part A of Schedule 2 (Conditions Precedent).

20.4	Wynn International

As of the date of the Wynn International Share Charge and the CP Satisfaction Date, Wynn Asia, a company incorporated in the State of Nevada, legally and beneficially owns 100% of the total issued share capital of Wynn International.

20.5	Wynn Asia

As of the CP Satisfaction Date, Wynn Resorts, a company incorporated in the State of Nevada, legally and beneficially owns 100% of the total issued share capital of Wynn Asia.

20.6	Save as provided by the Security Documents or the Wong Option Agreement, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock issued by any Wynn Obligor (other than Wynn Resorts) or the Company. None of the Wynn Obligors (other than Wynn Resorts) or the Company have issued, or authorized the issuance of, any Disqualified Stock.

21.	Labour Disputes and Acts of God

21.1	Neither the business nor the Properties of the Company, nor, to the knowledge of the Company, any other Major Project Participant, is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that could reasonably be expected to have a Material Adverse Effect.

21.2	There are no strikes, lockouts, stoppages, slowdowns or other labour disputes against the Company pending or, to the knowledge of the Company, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company have not been in violation of any applicable Legal Requirement dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company.

22.	Liens

Except for Permitted Liens, none of the Wynn Obligors (other than Wynn Resorts) or the Company have secured or agreed to secure any Financial Indebtedness by any Lien upon any of their present or future revenues or other Properties or Capital Stock. None of the Wynn Obligors (other than Wynn Resorts) or the Company have outstanding any Lien or obligation to create Liens on or with respect to any of their Properties (including, without limitation, revenues), other than Permitted Liens and as provided in the Security Documents.

23.	Title

Save, in the case of any such Property which, pursuant to the Security Documents, is expressed to be subject only to the floating charge granted pursuant to the Floating Charge, to the extent such floating charge has not been consolidated and the absence of such title could not reasonably be expected to have a Material Adverse Effect, each of the Wynn Obligors (other than Wynn Resorts) and the Company owns and has good, legal and beneficial title to the Property upon which it purports to grant Liens pursuant to the Security Documents, free and clear of all Liens, except Permitted Liens.

24.	Project Schedule

The Project Schedule:

(a)	accurately specifies in summary form the work that the Company proposes to complete in each calendar quarter from the CP Satisfaction Date through Final Completion of the Projects, all of which the Company expects to be achieved;

(b)	is, to the Company’s knowledge, based on assumptions the Company believes to be reasonable as to all legal and factual matters material to the estimates set forth therein;

(c)	is consistent with the provisions of the Transaction Documents in all material respects;

(d)	has been and will (in the case of any update) be prepared in good faith and with due care;

(e)	fairly represents the Company’s expectation as to the matters covered thereby as of its date or the date of its most recent update; and

(f)	as of the Signing Date, the CP Satisfaction Date and the Advance Date for the Initial Advance under the Term Loan Facilities, demonstrates that Substantial Completion will be achieved and the Opening Conditions specified in paragraph (a) of the definition thereof satisfied by 31 December 2006 and, thereafter, by 28 February 2007.

25.	Location of Accounts and Records

The Company’s books of accounts and records are located at the Company’s principal place of business in the Macau SAR.

26.	Solvency

Each Wynn Obligor (other than, after the Sponsor Support Release Date, Wynn Resorts) and the Company is, and after giving effect to:

(a)	the incurrence of all Financial Indebtedness;

(b)	the use of the proceeds of such Financial Indebtedness (including, in the case of the Company, the use of proceeds of Advances made under the Senior Finance Documents); and

(c)	obligations being incurred in connection with the Transaction Documents,

will be and will continue to be Solvent.

27.	Plans and Specifications

The Plans and Specifications:

(a)	are, to the Company’s knowledge as of the CP Satisfaction Date, based on assumptions that the Company believes to be reasonable as to all legal and factual matters material thereto;

(b)	are, and except to the extent permitted under paragraph 15 of Part B of Schedule 5 (Covenants) will be from time to time, consistent with the provisions of the Transaction Documents;

(c)	have been prepared in good faith with due care; and

(d)	are accurate in all material respects and fairly represent the Company’s expectations as to the matters covered thereby.

28.	No subsidiaries

Save as approved by the Intercreditor Agent (such approval not to be unreasonably withheld), the Company has no subsidiaries and does not legally or beneficially own any Capital Stock in any Person.

29.	Pari Passu

The payment obligations under the Senior Finance Documents of each of the Wynn Obligors (other than, after the Sponsor Support Release Date, Wynn Resorts) and the Company rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

30.	Insurance

The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged and in any event in accordance with Schedule 7 (Insurance); and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect (other than as a result of general market conditions).

31.	Fiscal Year

The fiscal year of each of the Obligors ends on 31 December of each calendar year.

32.	Accuracy of Information, etc.

As of the Signing Date, or, in the case of the Information Memorandum, the date thereof, no statement or information contained in the Information Memorandum or any other document, certificate or written statement furnished to any Secured Creditor, by or on behalf of any Wynn Obligor, the Company or the PASA Agent for use in connection with the transactions contemplated by any of the Senior Finance Documents, contained (when, in the case of any such document, certificate or written statement (other than the Information Memorandum), read as a whole with all such documents, certificates and written statements furnished on or prior to the Signing Date to such Senior Secured Creditor) any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. As of the Signing Date, or, in the case of the Information Memorandum, the date thereof, the projections and pro forma financial information contained in the materials referenced above (including the Projections) are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Senior Secured Creditors that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the Signing Date, there are no facts known to any Wynn Obligor, the Company or the PASA Agent that could, individually or collectively, reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in the Senior Finance Documents, in the Information Memorandum or in any other documents, certificates and written statements furnished to the Senior Secured Creditors for use in connection with the transactions contemplated by the Senior Finance Documents.

33.	Site and Site Easements

33.1	The Site, the material Site Easements and the current use thereof comply in all material respects with all applicable Legal Requirements and with all Insurance Requirements.

33.2	No Taking has been commenced or, to the Company’s knowledge, is contemplated with respect to all or any portion of the Site or the Site Easements or for the relocation of roadways providing access thereto except, in each case, as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

33.3	There are no current, pending or, to the knowledge of the Company, proposed special or other assessments for public improvements or otherwise affecting the Site or the Site Easements, nor are there any contemplated improvements thereto that may result in such special or other assessments, in any case that could reasonably be expected to result in a material liability to the Company.

33.4	There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting the Site or the material Site Easements (other than those set forth in the Senior Finance Documents and the Land Concession Contract or arising by mandatory operation of law).

33.5	Except as could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, no Project building or structure or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others.

34.	Affiliate Agreements

The Intercreditor Agent has received a true, complete and correct copy of each of the Affiliate Agreements in effect as of the date this representation is made or deemed to be made.

SCHEDULE 5

COVENANTS

Part A - Affirmative Covenants

The Company shall:

1.	Financial Statements - Furnish to the Intercreditor Agent and, in the case of the Wynn Resorts’ annual report referred to in sub-paragraph (a) below, each Facility Agent and each Lender:

(a)	as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of Wynn Resorts’ annual report on Form 10-K (or successor form thereto) with respect to each Fiscal Year and (ii) 90 days after the end of each Fiscal Year, a copy of:

(i)	the audited balance sheets (on a consolidated basis in the case of Wynn Resorts) of:

(A)	Wynn Resorts; and

(B)	the Company,

as at the end of such Fiscal Year and the related audited statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by the Auditors; and

(ii)	the unaudited balance sheet, of:

(A)	Wynn Asia;

(B)	Wynn International; and

(C)	Wynn HK,

as at the end of such Fiscal Year and the related unaudited statements of income and of cash flows for such Fiscal Year, setting forth in each case in comparable form the figures for the previous Fiscal Year; and

(b)	as soon as available, but in any event not later than the earlier of (i) 10 days after the filing with the SEC of Wynn Resorts’ quarterly report on Form 10-Q (or successor form thereto) with respect to each of the first three Fiscal Quarters of each Fiscal Year and (ii) 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited (on a consolidated basis in the case of Wynn Resorts) balance sheets of:

(A)	Wynn Resorts;

(B)	Wynn Asia;

(C)	Wynn International;

(D)	Wynn HK; and

(E)	the Company,

as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be fair in all material respects (in the case of financial statements delivered pursuant to sub-paragraph (b) of this paragraph 1, subject to normal year-end audit adjustments) and shall be prepared in accordance with applicable GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such Auditors or Responsible Officer, as the case may be, and disclosed therein).

2.	Certificates; Other Information - Furnish to the Intercreditor Agent:

(a)	concurrently with the delivery of any financial statements pursuant to paragraph 1 of this Part A:

(i)	a certificate of a Responsible Officer of the relevant Obligor certifying that the statement is fair in all material respects (subject, where relevant, to normal year-end audit adjustments);

(ii)	a certificate of a Responsible Officer of the relevant Obligor stating that, to the best of each such Responsible Officer’s knowledge, the Obligor during such period has observed or performed all of its material covenants and other agreements, and satisfied every material condition contained in the Senior Finance Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no actual knowledge of any Default except as specified in such certificate or in the equivalent certificate for such period issued pursuant to this sub-paragraph (a)(ii) by a Responsible Officer of another Obligor;

(iii)	in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company with the provisions of this Agreement as of the last day of the applicable Fiscal Quarter or Fiscal Year, as the case may be;

(iv)	in the case of Wynn Asia, until the Fiscal Quarter following the date upon which the full amount of Base Equity has been paid up or advanced to the Company, a copy of its bank statements for the preceding Fiscal Quarter, certified as being true and complete by a Responsible Officer of Wynn Asia; and

(v)	in the case of the Company:

(1)	a list of each of its accounts;

(2)	a copy of the bank statements for each such account for the preceding Fiscal Quarter; and

(3)	a certificate of a Responsible Officer of the Company setting out the amount(s) and details of any further Subordinated Debt or Shareholder Loans (including, in each case, all terms and conditions thereof) made available to the Company during the preceding Fiscal Quarter;

(b)	for each calendar month during the period up to and including the first calendar month by which Substantial Completion has been achieved and the Opening Conditions specified in paragraph (a) of the definition thereof have been satisfied and for the month in which the Final Completion Date occurs, deliver to the Facility Agents, the Technical Adviser and the Intercreditor Agent, within 25 days following the end of the relevant calendar month, a status report (the “Monthly Construction Period Report”) in form and substance reasonably acceptable to the Intercreditor Agent and including information on each of the items set out in Schedule 18 (Monthly Construction Period Report) and such other information which any Facility Agent or the Intercreditor Agent may reasonably request, including information and reports reasonably requested by the Technical Adviser and attaching:

(i)	an updated Project Budget;

(ii)	an updated Project Schedule; and

(iii)	all progress reports provided by the Prime Contractor pursuant to the Construction Contract (including each Monthly Construction Progress Report) since (in the case of the second and subsequent Monthly Construction Period Reports) the last Monthly Construction Period Report;

(c)

as soon as available, and in any event no later than the Opening Date and 30 days prior to the beginning of each Fiscal Year thereafter, detailed projections (each, together with the projections provided pursuant to paragraph 22 of Part A of Schedule 2 (Conditions Precedent), the “Projections”) of the Company for such Fiscal Year (or portion thereof from the Opening Date through the end of such Fiscal Year), including a projected balance sheet of the Company as of the end of such Fiscal Year and the related statements of projected cash flow and profit and loss and the detailed assumptions supporting such Projections and, no less frequently than quarterly, significant revisions, if any, of such Projections with respect to such Fiscal Year, which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect and which such Projections shall demonstrate compliance with paragraph 1 of Part B of this Schedule;

(d)	within 45 days after the end of each Fiscal Quarter after the Opening Date, a narrative discussion and analysis (the “Quarterly Operating Period Report”) in form and substance reasonably acceptable to the Intercreditor Agent of the financial condition and results of operations of the Company for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year (or if the then current Fiscal Year is the Fiscal Year in which the Opening Date has occurred, from the Opening Date) to the end of such Fiscal Quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous Fiscal Year;

(e)	promptly, and in any event within ten Business Days after any Major Project Document or Affiliate Agreement is terminated (save upon expiration in accordance with its terms) or amended or any new Major Project Document or Affiliate Agreement is entered into, or upon becoming aware of any material default by any Person or the occurrence of any event under a Major Project Document or Affiliate Agreement which, with the expiry of any grace period, the giving of notice or the making of any determination provided thereunder, or any combination of the foregoing, would give rise to a right to terminate (a “Termination Event”), a written statement describing such event with copies of such amendments or new Major Project Document or Affiliate Agreement (including, in the case of the latter, a certificate from a Responsible Officer confirming the transactions contemplated therein comply with the requirements of paragraph 10 of Part B of Schedule 5 (Covenants)) and, with respect to any such terminations or material defaults, an explanation of any actions being taken by the Company with respect thereto;

(f)	promptly, and in any event within 30 days of the end of each Fiscal Year, deliver to the Intercreditor Agent a certificate certifying that the insurance requirements of Schedule 7 (Insurance) have been implemented and are being complied with;

(g)	within twenty days after the end of each Fiscal Quarter of the Company, a schedule of all Proceedings instigated or threatened in writing involving an alleged liability of, or claims against or affecting, the Company, Wynn HK, Wynn International or Wynn Asia equal to or greater than USD5,000,000 or its equivalent, and promptly after request by the Intercreditor Agent, such other information as may be reasonably requested by the Intercreditor Agent to enable the Intercreditor Agent and its counsel to evaluate any of such Proceedings;

(h)	a copy of each written notice which is given under or pursuant to the Concession Contract or the Land Concession Contract by the Macau SAR to the Company promptly upon receipt of such notice;

(i)	at the same time as the giving of any written notice under or pursuant to the Concession Contract or the Land Concession Contract by the Company to the Macau SAR, a copy of such notice; and

(j)	promptly, such additional financial and other information as the Intercreditor Agent may from time to time reasonably request.

3.	Permits - Deliver to the Intercreditor Agent and (in the case of Permits made or issued by or with a Governmental Authority) the Technical Adviser promptly, but in no event later than 20 days after the receipt thereof by the Company, copies of:

(a)	all material Permits (including those specified in Part B of Schedule 12 (Permits)) that are obtained or entered into by the Company after the Signing Date; and

(b)	any material amendment, supplement or other modification to any such Permit received by the Company after the Signing Date.

4.	Plans and Specifications - Provide to the Technical Adviser copies of, and maintain at the Site, a complete set of the Plans and Specifications.

5.	Technical Adviser

5.1	Cooperate and cause the Prime Contractor and the PASA Agent to cooperate with the Technical Adviser in the performance of the Technical Adviser's duties. Without limiting the generality of the foregoing, the Company shall and shall cause the Prime Contractor to:

(a)	communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Technical Adviser relating to the work;

(b)	provide the Technical Adviser with access to the Site and, subject to required safety precautions and reasonable site management restrictions, the construction areas; and

(c)	solely in the case of the PASA Agent, provide the Technical Adviser with reasonable working space and access to telephone, copying and telecopying equipment at the Site,

and the Company shall take reasonable measures to otherwise facilitate the Technical Adviser's review of the construction of the Projects and preparation of the certificates and reports required hereunder.

5.2	In addition to any other consultation required under this Agreement, following the end of each quarter, upon the request of the Intercreditor Agent, consult with any such Person regarding any adverse event or condition identified in any report prepared by the Technical Adviser.

6.	Management Letters - Deliver to the Intercreditor Agent a copy of any "management letter" or other similar communication received by the Company from the Auditors in relation to the Company's financial, accounting and other systems, management or accounts.

7.	Governmental and Environmental Reports - Deliver to the Intercreditor Agent and the Technical Adviser copies of all material reports required to be filed by the Company with any Governmental Authority in connection with the construction of the Projects.

8.	Payment of Obligations - To the extent not otherwise subject to valid subordination, standstill, intercreditor or similar arrangements, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate (under the circumstances) proceedings and reserves in conformity with applicable GAAP with respect thereto have been provided on the books of the Company.

9.	Conduct of Business and Maintenance of Existence, etc.

(a)	Preserve, renew and keep in full force and effect its corporate or limited liability company existence and remain a Subsidiary of Wynn Resorts;

(b)	take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary in the normal conduct of its business, except to the extent that failure to do so could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect; and

(c)	engage only in the businesses which are Permitted Businesses.

10.	Maintenance of Property; Leases; Insurance

10.1	Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

10.2	Maintain all material rights of way, easements, grants, privileges, licenses, certificates, and Permits necessary for the intended use of the Site and the Site Easements, except any such item the loss of which, individually or in the aggregate, could not reasonably be expected to materially and adversely affect or interfere with the Permitted Businesses or Property of the Company.

10.3	Comply with the terms of each lease or other grant of rights in respect of land, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where non-compliance therewith could not reasonably be expected to materially and adversely affect or interfere with the Permitted Businesses or Property of the Company.

10.4	At all times maintain in full force and effect the insurance policies listed in and otherwise comply with Schedule 7 (Insurance).

10.5	Preserve and protect the Liens created pursuant to the Security Documents and, if any Lien (other than Permitted Liens) is asserted against any of the Project Security, promptly give the Intercreditor Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner reasonably satisfactory to the Intercreditor Agent.

11.	Inspection of Property; Books and Records; Discussions

(a)	Keep proper books of records and account in which full, true and correct entries in conformity with applicable GAAP and all Legal Requirements.

(b)	Subject to any Macau Gaming Laws restricting such actions and, where no Event of Default has occurred which is continuing, prior reasonable request and notice, procure that each of the Agents or their respective nominees and the Technical Adviser (each a “Relevant Person”) be allowed reasonable rights of inspection and access during normal business hours to the Site Facilities, the Projects, the Auditors and other Company officers, the Company's accounting books and records and any other documents relating to the Projects as they may reasonably require, and so as not unreasonably to interfere with the operations of the Company or any Major Project Participant and to take copies of any documents inspected. Any information and documents made available for inspection by a Relevant Person pursuant to this paragraph shall be made available subject to customary confidentiality undertakings being executed by such Relevant Person.

(c)	For all expenditures with respect to which Advances under the Term Loan Facilities are made, the Company shall retain, until at least three years after delivery of the last report specified in paragraph 2(b) of this Part A for the Fiscal Year in which the last Advance was made under the Term Loan Facilities, all records and other documents evidencing such expenditures as are required hereunder to be attached to an Advance Request made in respect of any Term Loan Facility.

12.	Notices - Promptly give notice to the Intercreditor Agent of:

(a)	the occurrence of any Default;

(b)	unless already notified pursuant to paragraph 2(e) of this Part B, any notice of termination (other than expiration in accordance with the terms thereof), default or any Termination Event under any Major Project Document;

(c)	(i) any fact, circumstance, condition or occurrence at, on, or arising from, any of the Site or the Site Easements that results in non-compliance with any Environmental Law that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (ii) any Environmental Claim pending or, to the Company's knowledge, threatened against the Company or, to the Company's knowledge, pending or threatened against any Contractor or any Subcontractor arising in connection with its occupying or conducting operations on or in respect of the Projects, the Site or the Site Easements which could reasonably be expected to have a Material Adverse Effect;

(d)	any change in the Responsible Officers of the Company, and such notice shall include a certified specimen signature of any new officer so appointed and, if requested by any Facility Agent or the Intercreditor Agent, evidence of the authority of such new Responsible Officer;

(e)	any proposed material change in (i) the nature or scope of either Project or (ii) the business or operations of the Company;

(f)	any notice of any material schedule delay delivered under the Construction Contract and all remedial plans by the Prime Contractor and updates thereof;

(g)	any “Substantial Completion” or “Final Completion” certificates or notices thereof delivered under any Major Project Documents;

(h)	any (i) default or event of default (or alleged default) under any Contractual Obligation of the Company or (ii) litigation, investigation or proceeding which may exist at any time between the Company and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(i)	upon any officer of the Company obtaining knowledge thereof, the instigation or written threat of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company, or any Property of the Company (collectively, “Proceedings”) not previously disclosed in writing by the Company to the Lenders that, in any case (i) is reasonably likely to give rise to a Material Adverse Effect or (ii) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions under the Transaction Documents, or any material development in any such Proceeding, in each case together with such other information as the Intercreditor Agent may reasonably require;

(j)	the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a material failure to make any required contribution to a Plan, the creation of any Lien in favour of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Company, any Wynn Obligor or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(k)	any event, occurrence or circumstance which reasonably could be expected to give rise to a Forecast Funding Shortfall or render the Company incapable of, or prevent the Company from (i) achieving Substantial Completion and satisfying the Opening Conditions specified in paragraph (a) of the definition thereof on or before 31 December 2006 (in the case of any such event, occurrence or circumstance arising on or prior to the date of the Initial Advance under the Term Loan Facilities) or 28 February 2007 (in the case of any such event, occurrence or circumstance arising after the date of the Initial Advance under the Term Loan Facilities) or (ii) meeting any material obligation of the Company under the Construction Contract or the other Major Project Documents as and when required thereunder; and

(l)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this paragraph shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company and/or the relevant Obligor proposes to take with respect thereto.

13.	Environmental Laws; Permits

13.1	Inform the Intercreditor Agent promptly on becoming aware of any, or any anticipated, release, emission, discharge or disposal of any matter that might reasonably be expected to form the basis for any Environmental Claim.

13.2	Comply with all applicable Environmental Laws and Environmental Licences (save for any failure to comply that could not reasonably be expected to have a Material Adverse Effect).

13.3	Provide copies of any notices from any Governmental Agency of non-compliance with any material Environmental Law or Environmental Licence and any notices of any Environmental Claims to the Intercreditor Agent.

13.4	Deliver to the Intercreditor Agent:

(a)	any notice that any Governmental Authority may condition approval of, or any application for, any Permit held by the Company on terms and conditions that are materially burdensome to the Company, or to the operation of any of its businesses or any Property owned, leased or otherwise operated by the Company in each case in a manner not previously contemplated; and

(b)	with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Intercreditor Agent in relation to any matters disclosed pursuant to this paragraph 13.

14.	Hedging

Comply with the Hedging Arrangements and not enter into any other Swap Agreement or derivative transaction unless:

(a)	the Company is in compliance with the Hedging Arrangements;

(b)	to the extent any such arrangement is entered into prior to the Construction Completion Date, it is contemplated by, and the costs thereof properly reflected in, the Project Budget; and

(c)

unless such arrangement is with a Lender which has executed a duly completed Hedging Counterparty's Deed of Accession and Finance Party Accession Undertaking (also executed, in the case of the latter, by the Intercreditor Agent and all other parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent) and promptly delivered by the Intercreditor Agent to the Security Agent) and is

on the same terms as those comprised in the Hedging Arrangements, the counter-party thereto has no Lien or any right to share in any Lien over any Property of the Company.

15.	Additional Collateral, Discharge of Liens, etc.

15.1	With respect to any Property (other than any Property which the Intercreditor Agent is reasonably satisfied is neither comprised in either Project nor necessary or desirable to ensure the full benefit of each Project to the Company) acquired by the Company after the Signing Date as to which the Senior Secured Creditors do not have a perfected security interest, subject to compliance with applicable Macau Gaming Laws and restrictions on the grant of Liens permitted pursuant to paragraph 3 of Part B of this Schedule, promptly:

(a)	execute and deliver to the Intercreditor Agent such amendments to the Security Documents or such other documents as the Intercreditor Agent, acting reasonably, deems necessary or advisable to grant to the Senior Secured Creditors a security interest in such Property; and

(b)	take all actions necessary or advisable to grant to the Senior Secured Creditors a perfected first priority security interest in such Property (subject to Permitted Liens).

In addition to the foregoing, in the event any such Property (other than any Property which the Intercreditor Agent is reasonably satisfied is neither comprised in either Project nor necessary or desirable to ensure the full benefit of each Project to the Company) acquired after the Signing Date consists of land or other Property with respect to which a recording or registration in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, within 30 days following the date of such acquisition):

(i)	execute and deliver a mortgage, substantially in the form of the Mortgage (with such modifications, if any, as are necessary to comply with Legal Requirements that the Security Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Security Agent for recording a supplement to the Mortgage, in either case pursuant to which the Company grants to the Senior Secured Creditors a Lien on such Property subject only to Permitted Liens; and

(ii)	execute and/or deliver such other documents or provide such other information in furtherance thereof as the Security Agent may reasonably request, including delivering documents and taking such other actions which would have been required pursuant to Clause 2 (Conditions Precedent) if such Property were part of the Project Security at the CP Satisfaction Date.

15.2

Notwithstanding anything to the contrary in this paragraph 15, sub-paragraph 15.1 shall not apply to any Property created or acquired after the Signing Date, as applicable, as to which the Intercreditor Agent has reasonably determined that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining or maintaining a perfected security interest therein.

16.	Use of Proceeds and Revenues

16.1	Use the proceeds of each of the Facilities only for the purposes specified or allowed in this Agreement and the Facility Agreement relating to such Facility.

16.2	Ensure that all of its funds and all other amounts received by it are utilised, and all of its accounts are established and funded, in accordance with the provisions of Schedule 6 (Accounts) and as otherwise provided by this Agreement and that it otherwise complies with Schedule 6 (Accounts).

17.	Compliance with Laws, Project Documents, etc.; Permits

17.1	Comply in all material respects with all material Legal Requirements and its Governing Documents.

17.2	Comply, duly and promptly, in all material respects with its material obligations and enforce all of its material rights under all Project Documents, except in the case of Project Documents (other than the Major Project Documents) where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

17.3	From time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits made or issued by or with a Governmental Authority as shall now or hereafter be necessary under applicable laws.

18.	Pari Passu Ranking - Procure that the obligations of the Company and each Wynn Obligor (other than, after the Sponsor Support Release Date, Wynn Resorts) under the Senior Finance Documents do and shall rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.

Further Assurances - From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as any of the Intercreditor Agent or the Security Agent may reasonably request, for the purposes of implementing or effectuating the provisions of the Senior Finance Documents, or of more fully perfecting or renewing the rights of the Senior Secured Creditors with respect to the Project Security (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property acquired after the date of the Senior Finance Documents by the Company which may be deemed to be part of the Project Security) pursuant to the Senior Finance Documents. Upon the exercise by the Intercreditor Agent, the Security Agent or any other Senior Secured Creditor of any power, right, privilege or remedy pursuant to any of the Senior Finance Documents which requires any consent, approval, notification, registration or authorisation of any Governmental Authority, the Company shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Intercreditor Agent, the Security Agent or such

Senior Secured Creditor may reasonably be required to obtain from the Company for such governmental consent, approval, notification, registration or authorisation.

20.	Diligent Construction of the Project - The Company shall take or cause to be taken all action, make or cause to be made all contracts and do or cause to be done all things necessary to construct the Project diligently in accordance with the Construction Contract, the Plans and Specifications, the Project Schedule, the Project Budget and the other Transaction Documents.

21.	Retainage Amounts - Withhold from each Contractor party to a Major Project Document such retainage from any payment to be made to such Contractor as is permitted by such Major Project Document.

22.	Preserving Project Security - Undertake and cause the Wynn Obligors to undertake, all actions which are necessary or appropriate in the reasonable judgment of the Intercreditor Agent to:

(a)	maintain the Senior Secured Creditors’ respective security interests under the Security Documents in the Project Security in full force and effect at all times (including the priority thereof); and

(b)	preserve and protect the Project Security and protect and enforce the Company's rights and title and the respective rights of the Senior Secured Creditor to the Project Security,

including the making or delivery of all filings and registrations, the payments of fees and other charges, the issuance of supplemental documentation, the discharge of all claims or other liens other than Permitted Liens adversely affecting the respective rights of the Senior Secured Creditors to and under the Project Security and the publication or other delivery of notice to third parties.

23.	Registration of First Phase Land - Carry out definitive registration with the Macau Real Estate Registry in respect of the first phase land (referred to in the Land Concession Contract) upon Substantial Completion including the multi-storey car park contemplated by Change Order No.1 and the second phase land (referred to in the Land Concession Contract) comprised therein.

24.	Termination of Concession Contract - Notify the Intercreditor Agent promptly upon receiving:

(a)	notice of any consultations with the Macau SAR as contemplated by paragraph B1(c) of the Gaming Concession Consent Agreement in relation to any termination of the Concession Contract;

(b)	notice of any consultations with the Macau SAR as contemplated by paragraph C1 of the Land Concession Consent Agreement in relation to any termination or rescission of the Land Concession Contract;

(c)	notice of any negotiations with the Macau SAR pursuant to article 83 of the Concession Contract;

(d)	any notice from the Macau SAR pursuant to clause 3 of article 80 of the Concession Contract; or

(e)	any notice from the Macau SAR pursuant to clause 4 of article 80 of the Concession Contract,

and keep the Intercreditor Agent fully appraised thereof.

Part B - Negative Covenants

The Company shall not directly or indirectly:

1.	Financial Condition Covenants

(a)	Leverage Ratio - Permit the Leverage Ratio of the Company as at the last day of any period of four full consecutive Fiscal Quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first Fiscal Quarter which begins after the Construction Completion Date) ending on any Quarterly Date set forth below to exceed the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Leverage Ratio
First, Second and Third Quarterly Dates	5.00
Fourth and Fifth Quarterly Dates	4.00
Sixth and Seventh Quarterly Dates	3.00
Eighth Quarterly Date and each Quarterly Date thereafter	2.50

provided that, for purposes of calculating EBITDA pursuant to this paragraph 1(a) for any period which is less than four full Fiscal Quarters, EBITDA shall be calculated on an annualised basis.

(b)	Debt Service Cover Ratio - Permit the Debt Service Cover Ratio of the Company for any period of four full consecutive Fiscal Quarters ending on any Quarterly Date set forth below (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first Fiscal Quarter which begins after the Construction Completion Date) to be less than the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Debt Service Cover Ratio
First, Second and Third Quarterly Dates	1.05
Fourth Quarterly Date and each Quarterly Date thereafter	1.15

(c)	Maintenance of Net Worth - Permit the Net Worth of the Company at any Quarterly Date to be less than the Minimum Net Worth for that Quarterly Date.

(d)	Interest Coverage Ratio - Permit the Interest Coverage Ratio of the Company for any period of four full consecutive Fiscal Quarters (or such shorter period ending on any Quarterly Date set forth below and beginning on the first day of the first Fiscal Quarter which begins after the Construction Completion Date) ending on any Quarterly Date set forth below to be less than the ratio set forth below opposite such Quarterly Date:

Quarterly Date	Interest Coverage Ratio
First, Second and Third Quarterly Dates	2.50
Fourth, Fifth, Sixth and Seventh Quarterly Dates	3.00
Eighth Quarterly Date and each Quarterly Date thereafter	4.00

2.	Limitation on Financial Indebtedness

Create, incur, assume or suffer to exist any Financial Indebtedness, except:

(a)	Financial Indebtedness of the Company created under any Senior Finance Document, the Performance Bond Facility or the Subordinated Funding Agreement or in respect of Base Equity or Contingent Equity or any Shareholder Loan or Guarantee Obligations represented by the guarantee required to be issued pursuant to clause 7 of the Land Concession Contract;

(b)	Financial Indebtedness of the Company (including Capital Lease Obligations) secured by Liens permitted by paragraph 3 (k) of this Part B in an aggregate principal amount not to exceed USD5,000,000 or its equivalent at any one time outstanding;

(c)	Financial Indebtedness of the Company to employees of the Company (or their estates) incurred in connection with any repurchase of employee stock options or stock upon death, disability or termination of such employee in accordance with employment agreements or option plans or agreements, provided that (i) such Financial Indebtedness will not exceed USD2,000,000 or its equivalent in any Fiscal Year and USD6,000,000 or its equivalent during the term of the Senior Finance Documents and (ii) such Financial Indebtedness shall be unsecured and subordinated on terms and conditions reasonably satisfactory to the Intercreditor Agent, subject to such covenants and events of default as may be reasonably acceptable to the Intercreditor Agent and expressly provide that payments thereon shall be required only to the extent not restricted by any Senior Finance Document;

(d)	on or prior to the Construction Completion Date, Guarantee Obligations represented by performance bonds, guaranties, commercial or standby letters of credit (other than the Concession Contract Performance Bond), bankers' acceptances or similar instruments issued by a Person for the benefit of a trade creditor of the Company, in an aggregate amount not to exceed USD25,000,000 or its equivalent at any time outstanding so long as:

(i)	such Financial Indebtedness is incurred in the ordinary course of business; and

(ii)

the obligations of the Company supported by such performance bonds, guaranties, trade letters of credit, bankers' acceptances or similar instruments (A) consist solely of payment obligations with respect to costs incurred in accordance with the Project Budget which would otherwise be permitted to be paid by the Company pursuant to this Agreement and (B) if secured, are secured solely by Liens permitted by paragraph 3 (l) of this Part B;

(e)	after the Construction Completion Date, Guarantee Obligations represented by performance bonds, guaranties, commercial or standby letters of credit (other than the Concession Contract Performance Bond), bankers' acceptances or similar instruments issued by a Person for the benefit of a trade creditor of the Company, in an aggregate amount not to exceed USD10,000,000 or its equivalent at any time outstanding so long as:

(i)	such Financial Indebtedness is incurred in the ordinary course of business; and

(ii)	the obligations of the Company supported by such performance bonds, guaranties, trade letters of credit, bankers' acceptances or similar instruments (A) do not consist of payment obligations with respect to Project Costs and (B) if secured, are secured solely by Liens permitted by paragraph 3 (m) of this Part B;

(f)	Financial Indebtedness of the Company:

(i)	in an aggregate principal amount not to exceed USD35,000,000 or its equivalent;

(ii)	on terms no more favourable to the creditor than those to which the Term Loan Facilities are subject;

(iii)	neither arranged nor sought to be arranged at any time prior to 1 January 2005; and

(iv)

provided (x) the creditor has executed and delivered to the Intercreditor Agent a duly completed Additional Lender's Accession Deed and Finance Party Accession Undertaking (also executed, in the case of the latter, by the Intercreditor Agent and all parties hereto acting through the Intercreditor Agent for this purpose (the authority for which is hereby conferred on the Intercreditor Agent) and promptly delivered by the Intercreditor Agent to the Security Agent), whereupon, provided the other conditions of this sub-paragraph 2(f) have also been satisfied, such creditor shall become a party hereto as an Additional Lender and the creditor and each of the other parties hereto shall assume obligations towards, and acquire rights against, one another accordingly or (y) the Financial Indebtedness is otherwise on terms satisfactory to the Intercreditor Agent concerning the relationship between the creditor and the Senior Secured Creditors, including the exercise of rights against the Company and any other Obligor and the sharing and enforcement of the Security and any other liens over Property of the Company or any other Obligor, and provided that an aggregate amount of:

(v)	Equity (in addition to Base Equity, Contingent Equity, the Subordinated Funding and any other Equity required to be paid up or advanced in accordance with the terms of the Senior Finance Documents); or

(vi)	in substitution therefor, other moneys retained by the Company which would otherwise be available to make Restricted Payments (and which shall not thereafter be applied by the Company in the making of any Restricted Payment or other payment permitted pursuant to paragraph 6.1 of this Part B), not less than the aggregate principal amount of such Financial Indebtedness is advanced, paid up or so retained as a condition to the incurring of such Financial Indebtedness;

(g)	Financial Indebtedness of the Company incurred for the purpose of repaying the balance of the principal amount owing to all Lenders provided the Intercreditor Agent is satisfied that upon the incurrence of such Financial Indebtedness or immediately thereafter the Release Date (without reference to paragraph (b) of the definition of Release Date) will occur; and

(h)	other Financial Indebtedness approved in writing by the Intercreditor Agent,

(together, “Permitted Financial Indebtedness”).

3.	Limitation on Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)	Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company in conformity with applicable GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceeding (such contest proceedings conclusively operating to stay the sale of any portion of the Project Security on account of such Lien);

(c)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation provided that if such pledges are being contested, appropriate reserves (determined in accordance with the applicable GAAP) are maintained on the books of the Company (and through an allocation in the Project Budget in the case where any such reserves are maintained prior to the Construction Completion Date);

(d)	deposits by or on behalf of the Company to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)	easements, rights-of-way, restrictions, encroachments and other similar encumbrances and other minor defects and irregularities in title, in each case incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company;

(f)	Liens created pursuant to the Security Documents;

(g)	licenses of patents, trademarks and other intellectual property rights granted by the Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company;

(h)	any attachment or judgment Lien not constituting an Event of Default;

(i)	Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)	any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Site and Site Easements;

(k)	Liens securing Financial Indebtedness of the Company incurred pursuant to paragraph 2(b) of this Part B to finance the acquisition of fixed or capital assets provided that:

(i)	such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets (or the refinancing of such Financial Indebtedness as otherwise permitted hereunder);

(ii)	such Liens do not at any time encumber any Property other than the Property (and proceeds of the sale or other disposition thereof) financed by such Financial Indebtedness;

(iii)	the principal amount of Financial Indebtedness secured thereby is not increased; and

(iv)	the Property financed by such Financial Indebtedness is not of a type that will become affixed to the Site or the other Site Facilities such that the removal thereof could reasonably be expected to materially interfere with the ongoing ordinary course of operations of either Project;

(l)

Liens on cash disbursed pursuant to the Term Loan Facilities Agreements and deposited with, or held for the account of, the Company securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers' acceptances or similar instruments permitted under paragraph 2(d) of this Part B, granted in favour of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers’ acceptances, so long as:

(i)	any cash disbursed to secure such reimbursement obligations is invested (if at all) in Permitted Investments only (to the extent the Company has the right to direct the investment thereof) and is segregated from the Company's general cash accounts so that such Liens attach only to such cash and Permitted Investments; and

(ii)	the amount of cash and/or Permitted Investments secured by such Liens is not less than the amount of Financial Indebtedness secured thereby and in any event does not exceed 110% of the amount of the Financial Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Investments);

(m)	Liens on cash deposited with, or held for the account of, the Company securing reimbursement obligations under performance bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances or similar instruments permitted under paragraph 2(e) of this Part B or the guarantee required to be issued pursuant to clause 7 of the Land Concession Contract, granted in favour of the issuers of such performance bonds, guaranties, commercial letters of credit or bankers’ acceptances, so long as (i) any cash used as security for such reimbursement obligations is invested (if at all) in Permitted Investments only (to the extent the Company has the right to direct the investment thereof) and is segregated from the Company’s general cash accounts so that such Liens attach only to such cash and Permitted Investments and (ii) the amount of cash and/or Permitted Investments secured by such Liens does not exceed 110% of the amount of the Financial Indebtedness secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions declared or paid in respect of such Permitted Investments);

(n)	until the date of the Initial Advance under the Term Loan Facilities, the cash deposit pledged by the Company in favour of the Performance Bond Provider pursuant to the Performance Bond Facility Agreement;

(o)	without prejudice to Schedule 6 (Accounts), Liens arising by reason of any netting or set-off arrangements entered into by the Company in the normal course of its banking arrangements and the standard account operating procedures of the bank for the purpose of netting debit and credit balances;

(p)	Liens arising under title transfer or retention of title arrangements entered into by the Company in the normal course of its trading activities on the counterparty’s standard or usual terms provided that such arrangements shall be limited to Property of an aggregate value not exceeding USD1,000,000 or its equivalent; and

(q)	other Liens approved in writing by the Intercreditor Agent.

4.	Limitation on Fundamental Changes

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that the Company may dispose of any of its Property in accordance with paragraph 5 of this Part B.

5.	Limitation on Disposition of Property

Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any Capital Stock to any Person, except:

(a)	the Disposition for fair market value in the ordinary course of business of obsolete or worn out Property or Property no longer used or useful in the business of the Company provided that either:

(i)	such Disposition could not reasonably be expected to materially adversely affect either Project or any of the Project Security; or

(ii)	with respect to Property Disposed of by reason of its obsolescence or worn out condition, prior to or promptly following such Disposition any such Property shall be replaced (if replacement is in fact necessary or desirable) with other Property of substantially equal or greater utility and similar use and either (A) a value at least substantially equal to that of the replaced Property when first acquired or (B) substantially equal or greater quality and, if applicable, prestige and calibre as the replaced Property when first acquired and free from any Lien of any other Person (subject to Permitted Liens) and the Company shall promptly subject such replacement property to the Lien of the Security Documents in favour of the Secured Creditors of at least the same priority as Property so replaced, provided further that, in the case of any Asset Sale permitted pursuant to this sub-paragraph 5(a)(ii):

(A)	the Company may deliver a Reinvestment Notice in respect thereof;

(B)	any remaining Net Cash Proceeds of such Asset Sale (and any Reinvestment Prepayment Amount) are applied towards prepayment of the Advances under the Term Loan Facilities in accordance with paragraph 3 of Schedule 9 (Mandatory Prepayment); and

(C)	the aggregate amount of Net Cash Proceeds of Asset Sales that may be excluded from the foregoing prepayment requirement pursuant to a Reinvestment Notice delivered under sub-paragraph (A) shall not exceed USD10,000,000 or its equivalent in any Fiscal Year;

(b)	the Disposition of cash (in each case in transactions otherwise permitted under this Agreement), Investments permitted pursuant to paragraph 8 of this Part B, inventory (in the ordinary course of business), receivables (in connection with the collection thereof and otherwise as customary in business activities of the type conducted by the Company) and cash or non-cash prizes and other complimentary items for customers customary in business activities of the type conducted by the Company;

(c)	the sale or issuance of the Company’s Capital Stock (other than Disqualified Stock) to its direct Shareholders provided that such Capital Stock is fully paid upon such issuance (or, as the case may be, sale) and is subject to the Liens created under the Company Share Pledge;

(d)	in addition to other Dispositions allowed under this paragraph 5, Dispositions of Property having a fair market value not in excess of USD5,000,000 or its equivalent in the aggregate in any Fiscal Year following the Construction Completion Date; provided that (i) the consideration received for such Property shall be in an amount at least equal to the fair market value thereof; and (ii) the sole consideration received shall be cash;

(e)	subject to compliance with paragraph 23 of this Part B, the Company may enter into any leases or licences with respect to any space on or within the Site Facilities;

(f)	the incurrence of Liens permitted under paragraph 3 of this Part B;

(g)	any Event of Eminent Domain provided that the requirements of Schedule 9 (Mandatory Prepayment) are complied with in connection therewith;

(h)	subject to compliance with paragraph 17 of this Part B, the Company may enter into Subconcessions; or

(i)	any Disposition not falling within any of the preceding sub-paragraph of this paragraph 5 made with the prior written consent of the Intercreditor Agent (such consent not to be unreasonably withheld).

6.	Limitation on Restricted Payments

6.1	(a) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company (including any Equity), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company;

(b)	enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Company to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock;

(c)	make any repayment of, or pay any interest on or other amount in respect of, the Subordinated Funding, the Performance Bond Facility or any other Subordinated Debt (including any Equity); or

(d)	make any payment of IP Fees other than Approved IP Fees,

(collectively, “Restricted Payments”) except, to the extent constituting Restricted Payments, the Company may:

(i)	pay dividends, distributions or other payments if permitted under paragraphs 6.2, 17(d) or 17(e) of this Part B or, subject to any applicable Legal Requirements, from the proceeds of any Advance made pursuant to Clause 7.2 (Rebalancing between Debt and Equity);

(ii)	make payments permitted in accordance with the Deed of Appointment and Priority;

(iii)	pay Approved IP Fees and amounts other than IP Fees payable, in each case, under the IP Agreement to the Licensor and permitted pursuant to paragraph 20 of this Part B; and

(iv)	take actions permitted pursuant to paragraph 10 of this Part B.

6.2	At any time after the Sponsor Support Release Date, the Company may declare and/or pay at the times set out in paragraph 6.3 of this Part B by way of dividend or other distribution or other payment (including IP Fees in excess of Approved IP Fees), subject to compliance with applicable Legal Requirements:

(a)	50% of the Excess Cash Flow remaining after (1) prepayment of Advances under the Term Loan Facilities in respect of Excess Cash Flow pursuant to paragraph 6 of Schedule 9 (Mandatory Prepayment) and (2) each of the Reserve Accounts is fully funded in accordance with Schedule 6 (Accounts) provided that all of the following conditions have been satisfied:

(i)	no Event of Default has occurred and is continuing;

(ii)	the ratio of Senior Debt as at the end of the most recently ended Fiscal Year to EBITDA of the Company for such Fiscal Year (provided that such Fiscal Year is or begins after the Fiscal Year in which the Construction Completion Date occurs) is less than 3:1;

(iii)

the ratio of Senior Debt as at the end of each of the four consecutive Fiscal Quarters of the Company immediately preceding the payment or making of such dividend or other distribution to Cumulative EBITDA for such Fiscal Quarter is less than 4:1 (provided that each of such Fiscal Quarters begins on or after the Opening Date), where “Cumulative EBITDA” for a Fiscal Quarter of the Company (the “Tested Quarter”) shall be the sum of EBITDA of the Company for each of the four most recent Fiscal Quarters commencing after the Opening Date provided that if the period between the Opening Date and the last day of a Tested

Quarter consists of less than four consecutive Fiscal Quarters of the Company commencing after the Opening Date, Cumulative EBITDA for such Tested Quarter shall be the EBITDA of the Company for the aggregate Fiscal Quarter periods which have elapsed since the Opening Date, calculated on an annualised basis;

(iv)	Debt Service Cover Ratio for the most recently ended Fiscal Year is at least 1.5:1 provided that such Fiscal Year is or begins after the financial year in which the Construction Completion Date occurs; and

(v)	each of the Reserve Accounts is fully funded in accordance with Schedule 6 (Accounts); and

(b)	100% of the Excess Cash Flow remaining after (1) prepayment of Advances under the Term Loan Facilities in respect of Excess Cash Flow pursuant to paragraph 6 of Schedule 9 (Mandatory Prepayment) and (2) each of the Reserve Accounts is fully funded in accordance with Schedule 6 (Accounts) provided that all of the following conditions have been satisfied:

(i)	no Event of Default has occurred and is continuing;

(ii)	the ratio of Senior Debt as at the end of the most recently ended Fiscal Year to EBITDA of the Company for such Fiscal Year (provided that such Fiscal Year is or begins after the Fiscal Year in which the Construction Completion Date occurs) is less than less than 2:1;

(iii)	the ratio of Senior Debt as at the end of each of the four consecutive Fiscal Quarters of the Company immediately preceding the payment or making of such dividend or other distribution to Cumulative EBITDA for such Fiscal Quarter is less than 4:1 (provided that each of such Fiscal Quarter begins on or after the Opening Date), where “Cumulative EBITDA” for a Fiscal Quarter of the Company (the “Tested Quarter”) shall be the sum of EBITDA of the Company for each of the four most recent Fiscal Quarters commencing after the Opening Date provided that if the period between the Opening Date and the last day of a Tested Quarter consists of less than four consecutive Fiscal Quarters of the Company commencing after the Opening Date, Cumulative EBITDA for such Tested Quarter shall be the EBITDA of the Company for the aggregate Fiscal Quarter periods which have elapsed since the Construction Completion Date, calculated on an annualised basis;

(iv)	Debt Service Cover Ratio of the Company for the most recently ended Fiscal Year is at least 1.5:1 provided that such Fiscal Year is or begins after the financial year in which the Construction Completion Date occurs; and

(v)	each of the Reserve Accounts is fully funded in accordance with Schedule 6 (Accounts).

6.3	Any payment or making of dividends or other distribution under paragraph 6.2 of this Part B shall be made in April of each calendar year (or such earlier date after the Intercreditor Agent is satisfied that all of the above conditions have been satisfied after receipt of the annual audited financial statements of the Company for such calendar year and the Compliance Certificate delivered together with such financial statements) and on or after the date of any prepayment of Advances under the Term Loan Facilities in respect of Excess Cash Flow pursuant to paragraph 6 of Schedule 9 (Mandatory Prepayment) provided that if the condition referred to in paragraph 6.2(a)(ii), (a)(iv), (b)(ii) or, as the case may be, (b)(iv) of this Part B is not satisfied at such time, such payment may be made at any time in such calendar year after the satisfaction of the condition referred to in paragraph 6.3(a)(ii), (a)(iv), (b)(ii) or, as the case may be, (b)(iv) of this Part B provided that all other conditions remain satisfied at the time of such payment.

6.4	The financial ratios set out in paragraph 6.2 of this Part B shall be tested by reference to the financial statements of the Company delivered pursuant to paragraph 1(a) of Part A of this Schedule 5 and/or each Compliance Certificate delivered pursuant to paragraph 2(a) of Part A of this Schedule 5.

7.	Limitation on Capital Expenditures

Make, commit to make or incur Capital Expenditures except:

(a)	for the purposes of the Projects and:

(i)	prior to the Construction Completion Date except as contemplated by the Project Budget; and

(ii)	thereafter, in Fiscal Year 2006, in an aggregate amount in excess of USD12,500,000 or its equivalent and in each subsequent Fiscal Year, in an aggregate amount in excess of USD30,000,000 or its equivalent; or

(b)	to the extent such Capital Expenditures are made from the proceeds of any Financial Indebtedness incurred pursuant to paragraph 2(f) of this Part B or any Equity (in addition to Base Equity, Contingent Equity, the Subordinated Funding and any other Equity required to be paid up or advanced in accordance with the terms of the Senior Finance Documents) or any other moneys which would otherwise be available to make Restricted Payments (including such moneys referred to in sub-paragraph (v) of paragraph 2(f) of this Part B).

Notwithstanding any other provision hereof, the Company shall not make, commit to make or incur any Capital Expenditures where a Forecast Funding Shortfall has occurred and is continuing or would result therefrom.

8.	Limitation on Investments

Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)	extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project casino and gaming operations consistent with ordinary course gaming operations) provided that such extensions are in compliance with all Legal Requirements (including any applicable Legal Requirements concerning money lending in any jurisdiction in which any of the accounts referred to in paragraph 4.2 of Schedule 6 (Accounts) is situate);

(b)	Permitted Investments;

(c)	loans and advances to employees of the Company in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed USD5,000,000 or its equivalent at any one time outstanding;

(d)	Investments consisting of securities received in settlement of debt created in the ordinary course of business and owing to the Company or in satisfaction of judgments; and

(e)	in addition to Investments otherwise expressly permitted by this paragraph 8, so long as no Default shall have occurred and be continuing or would result therefrom and no Material Adverse Effect shall have occurred and be continuing or would result therefrom, Investments by the Company in an aggregate amount (valued at cost) not to exceed USD10,000,000 or its equivalent at any one time outstanding.

9.	Limitation on Optional Payments and Modifications of Governing Documents

(a)	Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Financial Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Company to make payments to such Derivatives Counterparty as a result of any change in market value of such Financial Indebtedness, other than the prepayment of (i) Financial Indebtedness incurred under the Senior Finance Documents in accordance with the terms of the Senior Finance Documents or (ii) Permitted Financial Indebtedness; or

(b)	amend or modify, or permit the amendment or modification of its Governing Documents in any manner adverse to any of the Secured Creditors.

10.	Limitation on Transactions with Affiliates

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of the Company unless such transaction is:

(a)	(i) a genuine commercial transaction on terms that are not less favourable to the Company than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of the Company;

(ii)	the aggregate of the expenditures by the Company involved in all such transactions does not exceed USD15,000,000 or its equivalent in any Fiscal Year, excluding the reimbursement of bona fide, actual out-of-pocket expenses incurred by a third party for the purposes of the Projects (details of which reimbursements shall be certified to the Intercreditor Agent by a Responsible Officer no less frequently than quarterly); and

(iii)	in the case of any transaction, or series of related transactions involving expenditures by the Company in excess of USD5,000,000 or its equivalent, the Company has delivered to the Intercreditor Agent an opinion as to the fairness to the Company at the time the transaction was entered into from a financial point of view and the other matters referred to in this sub-paragraph (a) issued by an independent financial advisor reasonably satisfactory to the Intercreditor Agent, provided that, in no such case shall such a transaction or series of related transactions consist of, contain, or provide for the payment of any profit or similar component benefiting an Affiliate of the Company, all payments under such transactions to represent only the payment or reimbursement of actual costs and expenses, except transactions where the Company is the recipient of such payments;

(b)	a Disposition permitted pursuant to paragraph 5 of this Part B (provided that the requirements of sub-paragraph (a) above shall apply to leases, licences and Subconcessions permitted pursuant to paragraphs 5(e) and 5(h) of this Part B and Dispositions permitted pursuant to paragraph 5(b) of this Part B), an Investment permitted pursuant to paragraph 8 of this Part B, a Restricted Payment permitted pursuant to paragraph 6 of this Part B or a receipt of Equity required or permitted to be subscribed or advanced pursuant to the terms hereof;

(c)	subject to paragraph 20 of this Part B, expressly contemplated by the Project Administration Services Agreement or the IP Agreement and provided that any amendments, modifications or supplements thereto shall comply with sub-paragraph (a) above; or

(d)	expressly contemplated by the Project Budget delivered to the Intercreditor Agent pursuant to paragraph 24 of Part A of Schedule 2 (Conditions Precedent).

11.	Limitation on Sales and Leasebacks

Save as permitted pursuant to paragraph 5 of this Part B, enter into any arrangement with any Person providing for the leasing by the Company as lessee of Property which has been or is to be sold or transferred by the Company to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Company.

12.	Limitation on Changes in Fiscal Periods

Permit the Fiscal Year of the Company to end on a day other than December 31 or change the Company’s method of determining Fiscal Quarters.

13.	Limitation on Negative Pledge Clauses

Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than:

(a)	the Senior Finance Documents;

(b)	the Concession Contract;

(c)	any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof); and

(d)	as required by applicable Legal Requirements.

14.	Limitation on Lines of Business

14.1	Enter into any business activities, whether directly or indirectly, other than Permitted Businesses.

14.2	Establish any representative office or other place of business in a jurisdiction outside the Macau SAR unless such office or place of business has been notified to the Intercreditor Agent, the requirements of paragraph 15 of Part A of this Schedule 5 have been satisfied in respect of any Property of the Company which may at any time be located in such jurisdiction within 30 days of such establishment and the Company has taken all such steps as may be required in such jurisdiction to perfect, maintain and protect the Security.

15.	Restrictions on Changes

15.1	Concession Contract and Land Concession Contract

Notwithstanding any other provision of this paragraph 15, agree to any amendment to or termination of, or assign, transfer, cancel or waive any of its rights under the Concession Contract or the Land Concession Contract without obtaining the prior written consent of the Intercreditor Agent.

15.2	Permits and Other Contracts

15.2.1	Directly or indirectly enter into, amend, modify, terminate, supplement or waive a right or permit or consent to the amendment, modification, termination (except expiration in accordance with its terms), supplement or waiver of any of the provisions of, or give any consent or exercise any other discretion under:

(a)	any Permit, the effect of which could reasonably be expected to have a Material Adverse Effect;

(b)	(i) the Prime Contractor’s Completion Guarantee or the Prime Contractor’s Performance Bond; or

(ii)	any other Payment and Performance Bond (provided that the Company may amend, modify, terminate, supplement or waive any provision under (or provide a consent under) any such document if such amendment, modification, termination, supplement, waiver or consent could not reasonably be expected to have a Material Adverse Effect); or

(c)	(i) any other Major Project Document provided that the Company may:

(1)	agree to increase the Subordinated Funding by such amount as, together with all Financing Costs estimated to accrue or be payable in respect thereto up until the Opening Date, does not exceed USD23,000,000; and

(2)	save in respect of any such action which the Intercreditor Agent notifies to the Company as requiring its prior written consent, agree to immaterial amendments or modifications thereto or grant immaterial consents, waive timely performance or observance of an immaterial obligation, exercise an immaterial discretion or remedy, make an immaterial election or compromise or settle an immaterial claim thereunder, so long as, in each case, such action is in the ordinary course of business and consistent with customary commercial practices and could not reasonably be expected to:

(x)	impair or otherwise adversely affect any of the rights, benefits or interests of the Company or any Senior Secured Creditor under or in respect of any Transaction Document or, in the case of any Senior Secured Creditor, any of the Project Security; or

(y)	give rise to a Material Adverse Effect; or

(ii)	any other Project Document or other contract unless it could not reasonably be expected to have a Material Adverse Effect,

without in each case obtaining the Intercreditor Agent's prior written consent (which consent shall not be unreasonably withheld). Notwithstanding any of the foregoing, the Company may only take or, as the case may be, permit or consent to the taking of, any such action under or in respect of, or otherwise agree to any variation to the Project Works or the Plans and Specifications or any other variation to the Construction Contract without the prior written consent of the Intercreditor Agent where:

(A)	the aggregate value of the costs (if any) arising from all such actions and variations does not exceed USD60,000,000 or its equivalent and:

(1)	the actions or variations do not involve any extension of the Guaranteed Date of Substantial Completion (beyond that effective prior to the variations);

(2)	(x) no Forecast Funding Shortfall (without taking into account any amount of Contingent Equity or any amount of the Contingent Debt Facilities) has occurred and is continuing or would result therefrom; and

(y)	no Material Adverse Effect could reasonably be expected to result therefrom,

and, except where such actions or variations satisfy the requirements specified in sub-paragraph (c)(i)(2) above, the Intercreditor Agent has received a certificate from the Company signed by a Responsible Officer certifying that the conditions set out in this sub-paragraph (2) have been satisfied; and

(3)	in respect of each such action or variation involving costs in excess of USD2,000,000 or its equivalent:

(x)	the Technical Adviser has certified to the Intercreditor Agent that the actions or variations could not reasonably be expected to:

(aa)	delay the achievement of Substantial Completion and the satisfaction of the Opening Conditions specified in paragraph (a) of the definition thereof beyond 31 December 2006 (in the case of any action or variation proposed on or prior to the date of the Initial Advance under the Term Loan Facilities) or 28 February 2007 (in the case of any action or variation proposed after the date of the Initial Advance under the Term Loan Facilities); or

(bb)	have any material adverse impact on the construction of either Project or the performance of the obligations of the Prime Contractor under the Construction Contract; and

(y)	the Insurance Adviser has certified to the Intercreditor Agent that the actions or variations could not reasonably be expected to result in a material adverse modification, cancellation or termination of any Insurance or otherwise have any material adverse impact on the rights or benefits of any Senior Secured Creditor in respect thereto; and

(B)	to the extent any such action or variation may cause Project Costs to increase to an amount in excess of Base Project Costs, the Company shall procure the funding of the costs arising from the action or variation from the proceeds of:

(i)	additional Equity (other than any Base Equity, the Subordinated Funding or any Contingent Equity) and deposit the proceeds of such additional Equity in the Capital Contributions Account to be held, subject to the other terms of this Agreement, pending application towards such costs; or

(ii)	Financial Indebtedness incurred pursuant to paragraph 2(f) of this Part B provided that:

(1)	the Company may also apply the proceeds of such Financial Indebtedness towards the refinancing of Equity utilized pursuant to sub-paragraph (i) above;

(2)	the aggregate amount of all such Financial Indebtedness incurred for the purpose of funding the costs arising from this or any other such action or variation or refinancing Equity pursuant to sub-paragraph (1) above, together with, in each case, all Financing Costs estimated to accrue or be payable in respect thereto up until the Opening Date, shall not exceed USD25,000,000 or its equivalent; and

(3)	any outstanding Equity utilized pursuant to sub-paragraph (i) (other than any such Equity refinanced pursuant to sub-paragraph (1)) shall, notwithstanding the terms thereof, count towards the satisfaction of the condition specified in paragraph 2(f)(v) of this Part B in respect of such Financial Indebtedness.

The Company shall not issue any certificate or other evidence contemplated by clause 7.4 of the Construction Contract Direct Agreement concerning the satisfaction of any of the provisions of this paragraph 15.2 unless such provisions have been satisfied.

15.2.2	Issue, accept, or be deemed to have confirmed any notice of “Substantial Completion” or “Final Completion” of all or any portion of either Project under article 12 of the Construction Contract without the written approval of the Intercreditor Agent (such approval not to be unreasonably withheld or, without prejudice to any other provision of this Agreement, delayed).

15.2.3	Reduce the level of Retainage Amounts withheld pursuant to section 5.6 of the Construction Contract or paragraph 21 of Part A of this Schedule 5 except in accordance with the Construction Contract.

15.2.4	Fail to withhold a sum equal to 100% of the costs reasonably estimated by the Company (and confirmed by the Technical Adviser) as necessary to complete “Punch List Items” (as defined in the Construction Contract) as Retainage Amounts pursuant to section 5.7 of the Construction Contract unless such retention is not permitted under applicable laws.

15.2.5	Accept any non - conforming “Work” (as defined in the Construction Contract) of a material nature unless the Company shall have complied with the requirements of paragraph 15.2.1 of this Part B.

15.2.6	(a) Approve the initial “Schedule of Values” (as defined in the Construction Contract) or any change, modification or supplement thereto pursuant to section 5.1 of the Construction Contract, without, in each case, the consent of the Technical Adviser, such consent not to be unreasonably withheld or (b) fail to direct the Prime Contractor to adjust the Schedule of Values as contemplated in section 5.1 of the Construction Contract as and when reasonably required by the Technical Adviser.

15.2.7	Accept or agree to any increase in the Contractor's Fee (as defined in the Construction Contract) for any reason, except to the extent required pursuant to section 18.5 of the Construction Contract following compliance with paragraph 15.2.1 of this Part B or such increase is paid from the proceeds of additional Equity (other than Base Equity, Contingent Equity, the Subordinated Funding or any other Equity required to be paid or advanced in accordance with the terms hereof).

16.	Limitation on Formation and Acquisition of Subsidiaries

Without the prior written consent of the Intercreditor Agent (such consent not to be unreasonably withheld), form, create or acquire any direct or indirect Subsidiary.

17.	Limitation on Subconcessions

Grant or enter into any Subconcession unless:

(a)	no breach of the Concession Contract shall exist and be continuing at the time such Subconcession is granted or entered into or would occur after or as a result of granting or entering into such Subconcession;

(b)	no Event of Default shall exist and be continuing at the time such Subconcession is granted or entered into or would occur after or as a result of granting or entering into such Subconcession (or immediately after any renewal or extension thereof at the option of the Company);

(c)	such Subconcession and any business or other activities carried out pursuant thereto shall be self-contained and shall not adversely affect the operation of the Projects (excluding the ability of the Company to grant further Subconcessions), no breach or termination thereof shall result in a breach or an entitlement to terminate the Concession Contract, the Company shall have no responsibility nor any liability, actual or contingent, for the performance by the subconcessionaire of its obligations under or in respect of the Subconcession and, subject to receipt by the Intercreditor Agent of evidence reasonably satisfactory to it, neither the Subconcession nor any business or other activities carried out pursuant thereto could otherwise reasonably be expected to materially interfere with, impair or detract from the operation of the Projects or otherwise have a Material Adverse Effect;

(d)	if any upfront premium or similar payment is paid or received in respect of the grant or entry into such Subconcession at any time prior to the Sponsor Support Release Date, it shall first be deposited into the Upfront Premium Account and thereafter:

(i)	the first USD20,000,000 or equivalent of any such payments shall be retained in the Upfront Premium Account;

(ii)	amounts of such payments in excess of this amount may only be withdrawn from the Upfront Premium Account by the Company prior to the Sponsor Support Release Date for application towards:

(A)	prepayment of the Subordinated Funding;

(B)	after utilisation of the Contingent Equity and, if available, the Contingent Debt Facilities, in full, meeting any Remaining Project Costs which are not otherwise required under this Agreement to be met by subscription of additional Equity; or

(C)	the costs of developing and constructing outside the scope of the Projects the additional works comprised in the “second phase” (as referred to in the Land Concession Contract) (the “Phase 2 Project Works”) or prepaying Equity used to meet such costs, provided that:

(1)	the Intercreditor Agent has been provided with all such information in relation to the Phase 2 Project Works as it may reasonably require;

(2)	the Phase 2 Project Works proceed on terms reasonably acceptable to the Intercreditor Agent, including terms requiring:

(aa)	receipt and approval of all Major Project Documents relating to the Phase 2 Project Works;

(bb)	the deposit of all amounts of upfront premia or similar payments proposed to be applied towards the costs of the Phase 2 Project Works or prepaying Equity used to meet such costs into a separate segregated account secured on terms no less onerous than the Upfront Premium Account in favour of the Security Agent (the “Phase 2 Project Account”);

(cc)	delivery of regular budgets, schedule updates and progress reports; and

(dd)	disbursement of funds from the Phase 2 Project Account for budgeted purposes only and subject to satisfaction of conditions precedent including:

(i)	delivery of formal disbursement requests supported by progress claims and/or other evidence reasonably acceptable to the Intercreditor Agent; and

(ii)	no Forecast Funding Shortfall in respect of the Projects (without taking into account any amounts standing to the credit of the Phase 2 Project Account or otherwise committed for application towards the costs of the Phase 2 Project Works) or its equivalent without double counting in respect of the Phase 2 Project Works (taking into account the amounts standing to the credit of the Phase 2 Project Account (less any amount proposed to be withdrawn for the purposes of prepaying Equity pursuant to this sub-paragraph (C)) or otherwise committed and unconditionally available (or available subject only to the satisfaction of conditions reasonably acceptable to the Intercreditor Agent) for application towards the costs of the Phase 2 Project Works, including any such amount of any Financial Indebtedness incurred pursuant to paragraph 2(f) of this Part B but not, in any case, any other amount of Available Funding); and

(3)	50% of all amounts of such payments remaining in the Phase 2 Project Account as at the completion of the Phase 2 Project Works shall be withdrawn and applied towards prepayment of the Advances under the Term Loan Facilities in accordance with paragraph 6 of Schedule 9 (Mandatory Prepayment) and the remaining balance may be used by the Company and applied in its discretion (including, subject to compliance with applicable Legal Requirements, to make Restricted Payments) provided that no Default has occurred and is continuing; and

(iii)	50% of all amounts of such payments remaining in the Upfront Premium Account as at the Sponsor Support Release Date shall be withdrawn and applied towards prepayment of the Advances under the Term Loan Facilities in accordance with paragraph 6 of Schedule 9 (Mandatory Prepayment) and the remaining balance may be used by the Company and applied in its discretion (including, subject to compliance with applicable Legal Requirements, to make Restricted Payments) provided that no Default has occurred and is continuing and the Phase 2 Project Works (if any) have been completed; and

(e)

if any upfront premium or similar payment is paid or received in respect of the grant or entry into such Subconcession at any time on or after the Sponsor Support Release Date, it shall first be deposited into the Upfront Premium Account and thereafter 50% shall be withdrawn and applied towards prepayment of the Advances under the Term Loan Facilities in accordance with paragraph 6 of Schedule 9 (Mandatory Prepayment) and the remaining balance in the Upfront Premium Account may be used by the Company and applied in its discretion (including, subject to compliance with applicable Legal Requirements, to make Restricted Payments) provided that no Event of Default has occurred and is continuing.

18.	Limitation on Sale or Discount of Receivables

Except as permitted pursuant to paragraph 5(b) of this Part B, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

19.	Compliance

Use or permit the use of the Projects in any manner that could result in such use becoming a non-conforming use under any applicable land use law, rule or regulation.

20.	Restrictions on Payments of IP Fees

Make any payment to the Licensor under the IP Agreement save that the Company may pay:

(a)	Approved IP Fees provided that (i) the Debt Service Accounts are fully funded in accordance with Schedule 6 (Accounts); (ii) amounts payable to the Performance Bond Provider permitted by Clause 5.2 of the Deed of Appointment and Priority have been paid; and (iii) amounts payable to the Subordinated Funding Provider pursuant to Clause 6.2 of the Deed of Appointment and Priority have been paid;

(b)	IP Fees other than Approved IP Fees in accordance with paragraph 6 (Restricted Payments) of this Part B;

(c)	any amount by way of reimbursement under the IP Agreement provided that such payment satisfies the requirements of paragraph 10(a) (Limitation on Transactions with Affiliates) of this Part B; and

(d)	any other sums under the IP Agreement out of monies remaining in the Company after each of the Reserve Accounts is fully funded in accordance with Schedule 6 (Accounts) and any prepayment of Advances under the Term Loan Facilities in respect of Excess Cash Flow pursuant to paragraph 6 of Schedule 9 (Mandatory Prepayment) has been made, provided that, save in respect of any reimbursement made pursuant to sub-paragraph (c), the Company may not make any such payment until after the last day of the first full Fiscal Quarter of the Company beginning on or after the Construction Completion Date.

21.	Amendment to Transaction Documents

Enter into any agreement (other than the Senior Finance Documents) restricting its ability to amend any of the Transaction Documents.

22.	No Other Powers of Attorney

Execute or deliver any agreement creating any powers of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Transaction Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Security Documents.

23.	Limitation on Leases and Licences

Enter into any lease or licence with respect to any space on or within the Site Facilities unless:

(a)	no Enforcement Notice has been issued;

(b)	such lease or licence is a genuine commercial transaction on arm's length terms;

(c)	no gaming operations may be conducted on any space that is subject to such lease or licence other than in accordance with the Concession Contract and all other applicable Legal Requirements and subject to compliance by the Company with paragraph 26 of this Part B, and provided always that the security interests granted in favour of the Lenders under any of the Security Documents are not materially and adversely affected.

24.	Concession Contract Inventory of Properties

Include in any inventory or any update thereof required pursuant to article 44 of the Concession Contract any item which is not specified in Schedule 16 (Concession Contract Inventory of Properties) or reasonably incidental to the categories of items referred to therein or otherwise reasonably approved by the Intercreditor Agent.

25.	Casino and Gaming Zone Areas

Designate any area (other than the horizontal property identified as comprising the casino in the Plans and Specifications as at the Signing Date) as a casino or gaming zone unless such designation would not cause the aggregate area which is classified as casino or gaming zones by the Macau SAR to exceed 20,000m2 and the Intercreditor Agent has received evidence that, in the event of the reversion of such area to the Macau SAR upon termination of the Concession Contract, such reversion would not materially affect the ongoing operation of the Hotel Project.

26.	Junkets

Enter into or permit to subsist any arrangement with any gaming junket-tour promoters, directors or cooperators unless such Persons and any such arrangement are in compliance with the requirements of the Concession Contract and the IP Agreement and all other applicable Legal Requirements and the Company shall monitor the activities of such Persons in regard to such arrangements and shall take all necessary or appropriate reasonable measures to ensure such compliance.

SCHEDULE 6

ACCOUNTS

1.	Accounts

1.1	Accounts

The Company shall, prior to submitting an Advance Request for the Initial Advance, establish with a bank acceptable to the Intercreditor Agent in the jurisdiction specified, on the terms and conditions set out in this Schedule 6, the Pledge over Onshore Accounts, the Capital Contributions Account Control Agreement and the Account Bank Notices and Acknowledgements and maintain in accordance with the requirements of this Schedule 6 and the Senior Finance Documents, the following bank accounts:

(a)	an account denominated in US dollars opened in Macau and designated “Hotel Facility USD Disbursement Account”;

(b)	an account denominated in HK dollars opened in Macau and designated “Hotel Facility HKD Disbursement Account”;

(c)	an account denominated in US dollars opened in Macau and designated “Project Facility USD Disbursement Account”;

(d)	an account denominated in HK dollars opened in Macau and designated “Project Facility HKD Disbursement Account”;

(e)	an account denominated in US dollars opened in Nevada and designated “Capital Contributions Account”;

(f)	an account denominated in US dollars opened in Macau and designated “USD Operating Account”;

(g)	an account denominated in HK dollars opened in Macau and designated “HKD Operating Account”;

(h)	an account denominated in Patacas opened in Macau and designated “MOP Operating Account”;

(i)	an account denominated in US dollars opened in Macau and designated “USD Debt Service Account”;

(j)	an account denominated in HK dollars opened in Macau and designated “HKD Debt Service Account”;

(k)	an account denominated in US dollars opened in Macau and designated “USD Debt Service Reserve Account”;

(l)	an account denominated in HK dollars opened in Macau and designated “HKD Debt Service Reserve Account”;

(m)	an account denominated in Patacas opened in Macau and designated “Special Gaming Tax Account”;

(n)	an account denominated in Patacas opened in Macau (being the account referred to in paragraph B6 of the Gaming Concession Consent Agreement) and an account denominated in US dollars opened in Macau, together designated “Compensation Proceeds Account”; and

(o)	an account opened in Macau and designated “Upfront Premium Account”.

The Company may open one or more additional operating accounts with one or more banks in the Hong Kong SAR provided that:

(i)	such bank is acceptable to the Intercreditor Agent;

(ii)	the Company has completed paragraph (a) of the definition of “HK Account” in the Charge over HK Accounts by inserting details of each such additional operating account and executed and delivered the Charge over HK Accounts to the Security Agent;

(iii)	the Security Agent has received the Account Bank Notices and Acknowledgements in respect of each such account executed by the relevant Account Bank; and

(iv)	the Intercreditor Agent has received a legal opinion, in form and substance reasonably satisfactory to it, concerning the efficacy of the Charge over HK Accounts and the Security created thereunder, the Account Bank Notices and Acknowledgements and such other matters as it may reasonably require, and:

(A)	thereafter, the Company may nominate further operating accounts which it proposes to open with banks situated in the Hong Kong SAR for designation as “HK Accounts” pursuant to paragraph (c) of the definition thereof in the Charge over HK Accounts; and

(B)	at any time, the Company may nominate additional operating accounts which it proposes to open with banks situated in the Macau SAR for designation as “Onshore Accounts” pursuant to paragraph (c) of the definition thereof in the Pledge over Onshore Accounts, and, subject to such banks being, in the case of each such nomination, acceptable to the Intercreditor Agent, the Security Agent shall so designate such nominated accounts and, subject to any other remaining requirements of the definition of “Operating Accounts” in Clause 1.1 being satisfied, each such account shall be an “Account” for the purposes of this Agreement.

1.2	Maintenance of Accounts

The Accounts shall, save as otherwise provided by the Charges over Accounts, the Account Bank Notices and Acknowledgements or herein, be maintained by the Company with the relevant Account Bank in accordance with the Account Bank’s usual practice and may from time to time be sub-divided into such sub-accounts as the Company may reasonably request.

1.3	Restrictions

The Company shall maintain each Account as a separate account with the relevant Account Bank and:

(a)	none of the restrictions contained in this Schedule on the withdrawal of funds from Accounts shall affect the obligations of the Company to make any payments of any nature required to be made to the Senior Secured Creditors on the due date for payment thereof in accordance with any of the Senior Finance Documents; and

(b)	no withdrawal shall be made from any Account if it would cause such account to become overdrawn.

1.4	Credits to Accounts

Save as otherwise provided in any of the Security Documents after enforcement thereof, the Company shall credit, and shall procure that there is credited, to the Accounts all such amounts as are provided for in this Agreement and ensure that such other credits are made thereto as are required to be made pursuant to any other provision of any other Senior Finance Document.

1.5	Interest

Each amount from time to time standing to the credit of each Account (for the avoidance of doubt excluding amounts for the time being applied in acquiring

Permitted Investments) shall bear interest at such rate as may from time to time be agreed between the Company and the relevant Account Bank, and the Company shall ensure that such interest is credited to such account at such time or times as may be agreed from time to time between the Company and the Account Bank or, failing agreement, in arrears on 31 December.

1.6	Payments

Save as otherwise provided in this Agreement or pursuant to the Charges over Accounts, the Account Bank Notices and Acknowledgements or any other relevant Security Document, no party shall be entitled to require any Account Bank to make any payment out of the amount standing to the credit of any Account maintained with it.

1.7	Other Accounts

The Company will not open or maintain any accounts other than the Accounts except with the prior approval of the Intercreditor Agent.

2.	Disbursement Accounts

2.1	Deposits

The Company shall pay (and shall specify in the relevant Advance Request that) all proceeds of all:

(a)	Hotel Facility Advances which are denominated in US dollars to the Hotel Facility USD Disbursement Account;

(b)	Hotel Facility Advances which are denominated in HK dollars to the Hotel Facility HKD Disbursement Account;

(c)	Project Facility Advances which are denominated in US dollars to the Project Facility USD Disbursement Account; and

(d)	Project Facility Advances which are denominated in HK dollars to the Project Facility HKD Disbursement Account,

provided that the proceeds of any Advance made pursuant to Clause 7.2 (Rebalancing between Debt and Equity) shall be paid to the Securities Account (and the relevant Advance Request shall specify accordingly).

2.2	Withdrawals

2.2.1	The Company shall only be entitled to withdraw amounts from the Hotel Facility USD Disbursement Account and the Hotel Facility HKD Disbursement Account to pay Project Costs.

2.2.2	The Company shall only be entitled to withdraw amounts from the Project Facility USD Disbursement Account and the Project Facility HKD Disbursement Account to pay Project Costs.

2.2.3	Closure

Each of the Disbursement Accounts shall be closed by the Company within five Business Days of the last to occur of:

(a)	the last day of the Hotel Facility Availability Period or, as the case may be, the Project Facility Availability Period; and

(b)	the day upon which the Intercreditor Agent (following consultation with the Technical Adviser) is satisfied that all Remaining Project Costs in respect of which any Advance has been made under Clause 7.1 (Final Completion Costs) have been fully paid and discharged.

Any balance remaining on the Disbursement Accounts shall be applied by the Company to the Operating Accounts.

3.	Capital Contributions Account

3.1	Deposits

The Company shall procure that all Equity proceeds are paid into the Capital Contributions Account.

3.2	Withdrawals

The Company shall only be entitled to withdraw amounts from the Capital Contributions Account:

(a)	prior to the Construction Completion Date, to pay Project Costs; and

(b)	after the Construction Completion Date:

(i)	to the extent such amounts constitute proceeds of Base Equity, Contingent Equity, Subordinated Funding or, to the extent required under this Agreement to be subscribed or advanced to fund any Project Costs, any other Equity, to pay Project Costs; and

(ii)	otherwise, once all Remaining Project Costs have been paid, in transfer to the Operating Accounts.

4.	Operating Accounts

4.1	Deposits

Subject to paragraph 4.2 of this Schedule 6, the Company shall procure that:

(a)	the proceeds of all Revolving Credit Facility Advances; and

(b)	all Project Revenues and other amounts received by it which, in either case, are not required to be credited to any other Account,

are paid directly into the Operating Accounts.

4.2	Additional Operating Accounts

Notwithstanding paragraph 4.1 of this Schedule 6:

(a)	amounts paid by or on behalf of patrons of the casino or gaming operations of the Company for the purposes of securing or application against any payments which may fall due from them to the Company; and

(b)	Project Revenues receivable from such amounts or otherwise derived from such operations,

and received in any jurisdiction outside the Macau SAR, may be deposited into or held in an account maintained by an Affiliate of the Company in that jurisdiction which is not an Operating Account (each, an “Affiliated Offshore Account”) provided:

(c)

in the event that such amounts are deposited into or held in an account maintained by an Affiliate of the Company or commingled with moneys held for or payable to any Affiliate of the Company, such action is consistent with the usual business practices of Affiliates of the Company engaged in casino or gaming operations of the type undertaken by the Company and a copy of the agreement(s) relating to the receipt and payment of such amounts has been delivered to the Intercreditor Agent pursuant to sub-paragraph 2(e) of Part A of Schedule 5 (Covenants);

(d)	the Company takes all reasonable steps to enforce its rights under such agreements and, subject to sub-paragraph (e) below, to ensure all such amounts held for or payable to the Company (rather than a patron of the casino or gaming operations thereof) or otherwise comprising Project Revenues (together, for the purposes of this paragraph 4.2, the “Company Funds”), are withdrawn and deposited into an Operating Account in the Macau SAR or the Hong Kong SAR as soon as is reasonably practicable;

(e)	notwithstanding sub-paragraph (d) above, the Company may, consistent with prudent international business practice and the usual business practices of companies engaged in casino or gaming operations, maintain the Company Funds referred to therein in an Affiliated Offshore Account in the jurisdiction in which they were received provided that:

(i)	upon the aggregate of all Company Funds standing to the credit of such accounts in such jurisdiction exceeding, in the case of:

(A)	Taiwan, USD5,000,000;

(B)	Japan, USD2,000,000; or

(C)	any other jurisdiction, USD1,000,000,

or its equivalent, the Company shall, as soon as practicable thereafter, procure the withdrawal and deposit of an amount not less than such excess into, if such jurisdiction is the Hong Kong SAR, an existing Operating Account in that jurisdiction or the Macau SAR or, if such jurisdiction is not the Hong Kong SAR, an account opened by the Company in such jurisdiction in respect of which the following conditions have been satisfied (each such account, an “Additional Operating Account”):

(1)	the account is maintained with a bank reasonably acceptable to the Intercreditor Agent;

(2)	the Security Agent has, on terms reasonably satisfactory to the Intercreditor Agent, been granted a first ranking Lien over the account, the credit balance and all rights, benefits and proceeds thereof for the payment and discharge of all of the Secured Obligations;

(3)	the Security Agent has received such acknowledgements and undertakings concerning the account and the Lien from the bank with which the account is opened as the Intercreditor Agent may reasonably require, including acknowledgements and undertakings in substantially the same terms as those set out in the Account Bank Notices and Acknowledgements; and

(4)	the Intercreditor Agent has, if requested by it, received a legal opinion, in form and substance reasonably satisfactory to it, concerning the efficacy of the Lien, the acknowledgements and undertakings and such other matters as it may reasonably require; and

(ii)	upon the aggregate of all Company Funds standing to the credit of such Affiliated Offshore Accounts and any Additional Operating Account in such jurisdiction exceeding, in the case of:

(A)	Taiwan, USD10,000,000;

(B)	Japan, USD4,000,000; or

(C)	any other jurisdiction, USD2,000,000,

or its equivalent, the Company shall, as soon as practicable thereafter, procure that an amount not less than such excess is withdrawn from such jurisdiction and deposited into an Operating Account in the Macau SAR or the Hong Kong SAR.

4.3	Withdrawals

Subject to this Agreement and the other Senior Finance Documents, the Company shall be entitled to withdraw amounts from the Operating Accounts to meet Project operating expenses, to fund other Accounts and to make other payments permitted or required in accordance with this Agreement.

5.	Debt Service Accounts

5.1	Deposits

5.1.1	The Company shall procure that the amount standing to the credit of the USD Debt Service Account and the HKD Debt Service Account:

(a)	two months prior to the next Repayment Date is not less than one-third of the aggregate amounts of Debt Service due by way of principal repayment in US dollars and HK dollars respectively under the Term Loan Facilities on such Repayment Date;

(b)	one month prior to such Repayment Date is not less than two-thirds of such amounts; and

(c)	as at such Repayment Date is equal to such amounts.

5.1.2	In the case of any Interest Payment Date under the Term Loan Facilities which falls at the end of a three month interest period, the Company shall procure that, in addition to any other amount required to be credited to such Accounts pursuant to this paragraph 5.1, the amount standing to the credit of the USD Debt Service Account and the HKD Debt Service Account:

(a)	two months prior to such Interest Payment Date is not less than one-third of the aggregate amounts of Debt Service estimated to be due by way of Financing Costs in US dollars and HK dollars respectively under the Term Loan Facilities on such Interest Payment Date;

(b)	one month prior to such Interest Payment Date is not less than two-thirds of such amounts; and

(c)	as at such Interest Payment Date is equal to such amounts.

5.1.3	Where such an Interest Payment Date falls at the end of a two month Interest Period, the Company shall procure that, in addition to any other amount required to be credited to such Accounts pursuant to this paragraph 5.1, the amount standing to the credit of the USD Debt Service Account and the HKD Debt Service Account:

(i)	one month prior to such Interest Payment Date is not less than half the aggregate amounts of Debt Service estimated to be due by way of Financing Costs in US dollars and HK dollars respectively under the Term Loan Facilities on such Interest Payment Date; and

(i)	as at such Interest Payment Date is equal to such amounts.

5.1.4	Where such an Interest Payment Date falls at the end of a one month Interest Period, the Company shall procure that, in addition to any other amount required to be credited to such Accounts pursuant to this paragraph 5.1, the amount standing to the credit of the USD Debt Service Account and the HKD Debt Service Account as at such Interest Payment Date is equal to the aggregate amounts of Debt Service due by way of Financing Costs in US dollars and HK dollars respectively under the Term Loan Facilities on such Interest Payment Date.

5.1.5	No amount required to be deposited into a Debt Service Account pursuant to Schedule 9 (Mandatory Prepayment) shall be taken into account when determining the amounts required to be deposited into the Debt Service Accounts pursuant to this paragraph 5.1.

5.2	Withdrawals

On each Repayment Date and Interest Payment Date, the Company shall make payment of the amounts of Debt Service due on such date under the Term Loan Facilities from the Debt Service Accounts.

6.	Special Gaming Tax Account

6.1	Deposits

The Company shall, prior to the end of each calendar month beginning on or after the Opening Date, pay into the Special Gaming Tax Account the amount of special gambling tax payable for such calendar month in accordance with article 50 of the Concession Contract and applicable Legal Requirements.

6.2	Withdrawals

Save as otherwise agreed by the Intercreditor Agent, the Company shall only be entitled to withdraw moneys from the Special Gaming Tax Account to pay special gambling tax as and when it falls due.

7.	Debt Service Reserve Account

7.1	Deposit

Subject to the right of the Company to pay items with a higher priority in the payment waterfall referred to in paragraph 12 hereof and after ensuring that the Debt Service Accounts and the Special Gaming Tax Account are fully funded in accordance with the requirements of this Schedule 6 but prior to any prepayment of Advances under the Term Loan Facilities in respect of Excess Cash Flow pursuant to paragraph 4 of Schedule 9 (Mandatory Prepayment), any payment to the Licensor under the IP Agreement (other than Approved IP Fees or any other payment permitted pursuant to paragraph 20(c) (Restrictions on Payments of IP Fees) of Part B of Schedule 5 (Covenants)) or any Restricted Payment, the Company shall, on each Repayment Date, procure that the amount standing to the credit of the USD Debt Service Reserve Account and the HKD Debt Service Reserve Account is not less than the sum of the aggregate amounts of Debt Service due in US dollars and HK dollars respectively under the Term Loan Facilities over the period beginning immediately after such Repayment Date and including and ending on the later of the next two Repayment Dates. Where an Interest Period comes to an end during such period, this amount shall be determined on the assumption that further interest continues to accrue in respect of the amount outstanding under the Term Loan Facilities to which such Interest Period related at the same rate as that applicable during such Interest Period and on the assumption that such accrued interest shall be due on the later of the next two such Repayment Dates.

7.2	Withdrawals

7.2.1	The Company may, to the extent that it has evidenced to the satisfaction of the Intercreditor Agent that amounts standing to the credit of the Debt Service Accounts or otherwise available to the Company are insufficient to make the relevant payment, pay to the Intercreditor Agent (or as it may direct) from the balance standing to the credit of either Debt Service Reserve Account, any amount of Debt Service due and payable by the Company under the Term Loan Facilities and which has not been paid.

7.2.2	The Company may, to the extent that it has evidenced to the satisfaction of the Intercreditor Agent that the amounts standing to the credit of the Debt Service Reserve Accounts exceed the balances required by this paragraph 7, transfer the amount of the excess to the Operating Accounts.

8.	Compensation Proceeds Account

8.1	Deposits

The Company shall ensure that all Termination Proceeds, Eminent Domain Proceeds, Insurance Proceeds (other than Insurance Proceeds in respect of loss of revenue which are required to be paid directly to parties other than the Company under the terms of the relevant policy in Schedule 7 (Insurance) or which relate to any claim made thereunder but paid by the Company) and all other sums referred to in paragraph B 6 of the Gaming Concession Consent Agreement are paid immediately to the Compensation Proceeds Account.

8.2	Withdrawals

8.2.1	The Company may only make a withdrawal from the Compensation Proceeds Account if:

(a)	such request relates to moneys which the Company is obliged to apply in mandatory prepayment of the Term Loan Facilities or as otherwise provided pursuant to Clause 8.3 (Mandatory Prepayment) and Schedule 9 (Mandatory Prepayment); or

(b)	such request is made in accordance with paragraphs 8.2.2 or 8.2.3 hereof.

8.2.2	If there shall occur any damage or destruction of or with respect to the Projects with respect to which Insurance Proceeds for any single loss or series of related losses not in excess of USD20,000,000 or its equivalent are payable, such Insurance Proceeds may be withdrawn from the Compensation Proceeds Account in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s), upon confirmation by the Intercreditor Agent that it has received documentation reasonably satisfactory to it supporting such requested payments.

8.2.3	Provided that the conditions set forth in paragraph 5 of Schedule 9 (Mandatory Prepayment) have been satisfied or waived by the Intercreditor Agent, or have been acknowledged by the Intercreditor Agent as having been satisfied, which acknowledgement shall not be unreasonably withheld, delayed or conditioned, if there shall occur any damage or destruction of or with respect to the Projects with respect to which Insurance Proceeds for any single loss or series of related losses of more than USD20,000,000 or its equivalent are payable, such Insurance Proceeds may be withdrawn from the Compensation Proceeds Account in amounts from time to time necessary to make payments for work undertaken towards repair, restoration or reconstruction necessitated by such event(s) upon confirmation by the Intercreditor Agent that it has received:

(a)	a certificate from the Company:

(i)	describing in reasonable detail the nature of the repairs or restoration to be effected with such withdrawal and certifying that such repairs or restoration are materially consistent with, and shall be undertaken in accordance with, the Repair Plan;

(ii)	stating the cost of such repairs or restoration (which shall be no less than the amount of Insurance Proceeds requested in such release) and that such requested release amount will be applied to the cost thereof;

(iii)	stating that the aggregate amount requested in respect of such repairs or restoration (when added to any other Insurance Proceeds received by the

Company or funds otherwise made available to the Projects in respect of such damage or destruction) does not exceed the cost of such repairs or restoration and that a sufficient amount of funds is or will be available to the Company to complete such repair or restoration; and

(iv)	stating that neither a Default nor an Event of Default has occurred and is continuing other than a Default or an Event of Default resulting solely from such damage or destruction (provided that, in any event, no other Default or Event of Default shall have occurred and be continuing);

(b)	such documents, certificates and information of the type described in paragraph 5(g) of Schedule 9 (Mandatory Prepayment) as the Required Lenders may reasonably request; and

(c)	in the event such repairs or restorations relate to damage or destruction with respect to which Insurance Proceeds for any single loss or series of related losses in excess of USD20,000,000 or its equivalent are payable, all other documents, certificates and information with respect to such Insurance Proceeds, repair and/or restoration as the Intercreditor Agent may reasonably request as necessary or appropriate in connection with such repairs or restoration of the Projects or to preserve or protect the Senior Secured Creditors’ interests hereunder and in the applicable Project Security.

9.	Upfront Premium Account

9.1	Deposits

The Company shall ensure that the amount of any upfront premium or similar payment paid or received in respect of the grant or entry into any Subconcession is paid immediately to the Upfront Premium Account in accordance with paragraph 17 of Part B of Schedule 5 (Covenants).

9.2	Withdrawals

The Company may only make withdrawals from the Upfront Premium Account in accordance with paragraph 17 of Part B of Schedule 5 (Covenants).

10.	Permitted Investments

10.1	Power of Investment

The Company may require, subject as provided in this Agreement, that such part of the amounts outstanding to the credit of any Account as it considers prudent shall be invested from time to time in Permitted Investments in accordance with this paragraph 10.

10.2	Procedure for Investment

10.2.1

Unless held for the account of the Company and secured by first ranking fixed charge in favour of the Security Agent pursuant to a Charge over Accounts, the Company shall ensure that all Permitted Investments are made in the name of the Company and secured by a first ranking fixed lien in favour of the Security Agent in such form and on such terms as the Intercreditor Agent may reasonably require.

10.2.2	The Company will at all times seek to match the maturities of the Permitted Investments made out of moneys standing to the credit of an Account having regard to the availability of Permitted Investments which are readily marketable, and shall liquidate (or procure that there are liquidated) Permitted Investments to the extent necessary for the purposes of payment of any amount due under the Senior Finance Documents.

10.2.3	The Company shall ensure that all documents of title or other documentary evidence of ownership with respect to Permitted Investments made out of any Account are held in the possession of the Security Agent and, if any such document or other evidence comes into the possession or control of the Company, it shall procure that the same is delivered immediately to the Security Agent.

10.3	Realisation

10.3.1	The Company shall ensure that, whenever any Investment Proceeds or Investment Income is received in respect of a Permitted Investment made from amounts standing to the credit of an Account:

(a)	the Investment Proceeds and, prior to the Opening Date, the Investment Income are either:

(i)	reinvested in further Permitted Investments; or

(ii)	paid into the relevant Account from which the Permitted Investment derives; and

(b)	after the Opening Date, the Investment Income is paid to an Operating Account.

10.3.2	The Company shall give directions to the relevant Account Bank under paragraph 10.3.1 of this Schedule 6 and otherwise exercise its rights hereunder in such manner as will ensure compliance with the applicable provisions of the Senior Finance Documents with respect to Accounts, Permitted Investments, Investment Proceeds and Investment Income.

10.4	Non-qualifying criteria

If any Permitted Investment ceases to be a Permitted Investment, the Company will upon becoming aware thereof procure that the relevant investment is replaced by a Permitted Investment or by cash.

10.5	Accounts include Permitted Investments

10.5.1

Subject to sub-paragraph 10.5.2 of this Schedule 6, any reference herein to the balance standing to the credit of one of the Accounts will be deemed to include a reference to the Permitted Investments in which all or part of such balance is for the time being invested. In the event of any dispute as to the value of the credit of an Account pursuant to this paragraph 10.5, that value shall be determined in good faith by the Intercreditor Agent.

If the Company so requests, the Intercreditor Agent will give the Company details of the basis and method of that determination.

10.5.2	If the amount standing to the credit of any Account (excluding for this purpose any amount deemed to be included pursuant to sub-paragraph 10.5.1 of this Schedule 6) is insufficient to make a payment under the Senior Finance Documents when due out of such Account, the Security Agent is authorised, in its discretion and without any liability for loss or damage thereby incurred by the Company, to require the relevant Account Bank or, as the case may be, the Company to sell or otherwise realise, or to enter into any exchange transaction with respect to, any Permitted Investment concerned with that Account to the extent that the same is, in the opinion of the Intercreditor Agent, necessary for the payment of any amount due under the Senior Finance Documents which could not otherwise be paid out of the cash balance standing to the credit of the relevant Account.

10.6	Information

Commencing with the quarter in which a Permitted Investment is first made on behalf of the Company, the Company shall, together with any other statement to be provided under this Schedule, deliver to the Security Agent a schedule of the investments made, realised or liquidated during the quarter in respect of each Account, in such detail as the Intercreditor Agent may reasonably require.

10.7	No Responsibility

No Senior Secured Party will be responsible for any loss, cost or expense suffered by the Company in respect of any of its actions or those of any Account Bank in relation to the acquisition, disposal, deposit or delivery of Permitted Investments pursuant to this Agreement save for any such loss, cost or expense directly caused by its gross negligence or wilful misconduct. The Account Banks shall be acting solely for and on behalf of the Company in acquiring, holding or disposing of any Permitted Investment.

11.	General Account Provisions

11.1	Transfers/Withdrawals

Save as otherwise agreed in writing with the Intercreditor Agent, where this Schedule expressly provides for the making of payments to, or withdrawals or transfers from any Account, no other payments to, or, as the case may be, other withdrawals or transfers from, such Account shall be made except as expressly permitted under this Schedule or under the Security Documents.

11.2	Application of Amounts

All amounts withdrawn or transferred from any Account by the Company for application in or towards making a specific payment or meeting a specific liability shall be applied in or towards making that payment or meeting that liability, and for no other purpose.

11.3	Default

11.3.1	Notwithstanding any other provisions of this Schedule, at any time following an Enforcement Notice, the Intercreditor Agent may request the Security Agent to give notice to any Account Bank and the Company instructing the Account Bank not to act on the instructions or requests of the Company in relation to any sums at any such time standing to the credit of any of the Accounts and the Company shall procure that the Account Bank shall, in accordance with the Charges over Accounts and the Account Bank Notices and Acknowledgements, not so act and the Company shall not be entitled to give or make any further such instructions or requests.

11.3.2	Notwithstanding the other provisions of this Agreement, at any time following an Enforcement Notice, the Intercreditor Agent may request the Security Agent to:

(i)	give written notice to any Account Bank (with a copy to the Company) that the Security Agent shall be the sole signatory in relation to the Accounts;

(ii)	apply the credit balances in the Accounts in or towards repayment of the Facilities and such other liabilities of the Company as the Intercreditor Agent may elect; and

(iii)	generally use amounts standing to the credit of the Accounts at its discretion in order to discharge the Company’s obligations under the Transaction Documents,

and, pursuant to the Charges over Accounts and the Account Bank Notices and Acknowledgements, the Company shall procure that the Account Bank so acts and makes such payments accordingly.

11.4	Review of Project Accounts

The Company irrevocably grants (solely for the purposes of its role as agent of the Senior Secured Creditors hereunder) the Security Agent or any of its appointed representatives access to review the books and records of the Accounts (and shall irrevocably authorise each Account Bank to disclose the same to the Security Agent and its appointed representatives) and irrevocably waives any right of confidentiality which may exist in respect of such books and records solely to the extent necessary to allow disclosure of such books and records to any Senior Secured Creditor and its advisers provided that, to the extent any such right of confidentiality does exist and the information comprised in such books and records is not otherwise in the public domain or required to be notified by the Company or the Account Bank to any of the Senior Secured Creditors and subject to any requirement to disclose any such information pursuant to any Legal Requirement or any other regulatory or stock exchange requirement, any Senior Secured Creditor or adviser to whom such disclosure is made shall undertake to the Company to keep the information comprised therein confidential.

11.5	Statements

The Company shall arrange for each Account Bank to provide to the Security Agent, at the latter’s request:

(a)	a list of all Accounts maintained with it;

(b)	in respect of each calendar month, a statement of the balance of and each payment into and from each of the Accounts and the global amount of interest earned on each such Account during the preceding three month period or, if less, since the opening of the relevant Account; and

(c)	such other information concerning the Accounts as the Security Agent may require.

11.6	Waiver of Rights

11.6.1	Waiver of rights by the Company

Save as provided in this Agreement, the Company agrees not to exercise any right which it may have under any applicable law to direct the transfer of any amount standing to the credit of an Account to the Company or its order or to direct the transfer of any Permitted Investment to the Company or to its order.

11.6.2	Waiver of rights by Account Banks

The Company shall procure that each Account Bank acknowledges and agrees that each Account and Permitted Investment is the subject of a Lien in favour of the Senior Secured Creditors collectively and acknowledges and agrees that (save, in the case of the Performance Bond Provider, as permitted pursuant to (i) section 2.6 of the Performance Bond Facility Agreement prior to the issuance of an Enforcement Notice or (ii) paragraph 3(n) of Part B of Schedule 5 (Covenants)) it is not entitled to, and shall undertake not to, claim or exercise any lien, right of set-off, combination of accounts or other right, remedy or security with respect to:

(a)	moneys standing to the credit of such Account or in the course of being credited to it or any earnings; or

(b)	any Permitted Investment.

11.7	Closing of Accounts

The Company may close the Accounts on or after the Release Date and instruct each Account Bank to transfer any credit balances on the Accounts maintained with it (subject to the retention of amounts by such Account Bank in respect of uncleared cheques of the Company) to the order of the Company or to such account(s) as the Company may designate.

12.	Order of Priority

The Company shall observe the payment waterfall outlined in Schedule 17 (Payment Waterfall) when making payments into and withdrawals from the Accounts. In the event of any conflict between Schedule 17 (Payment Waterfall) and any other provisions of this Agreement (including this Schedule 6), the other provisions of this Agreement (including this Schedule 6) shall prevail.

SCHEDULE 7

INSURANCE

References in this Schedule 7 to Clauses and Appendices refer to the Clauses and Appendices of this Schedule 7, unless the context otherwise requires.

1.	INSURANCES TO BE EFFECTED

1.1	Direct Insurances

The Company shall effect:

1.1.1	the Construction Period Insurances as set out in Appendix 1 (Construction Period Insurances) on or before the issuance of the full Notice to Proceed (as defined in the Construction Contract) and shall maintain such Direct Insurances (including such additional Direct Insurances as may be required pursuant to paragraphs 1.2 and 4 of Appendix 1 (Construction Period Insurances)) from the issuance of such notice until the date of Substantial Completion (or such later date as may be specified in Appendix 1 (Construction Period Insurances));

1.1.1	the Operation Period Insurances as set out in Appendix 2 (Operation Period Insurances) on or before the expiry of the Construction Period Insurances and shall maintain such Direct Insurances from the date of Substantial Completion until the Release Date; and

1.1.2	all other Direct Insurances that may be required to be effected by the Company from time to time by any applicable law or under any contract to which it is a party and shall maintain such Direct Insurances until the Release Date, in each case, in a form reasonably satisfactory to the Intercreditor Agent (after consultation with the Insurance Adviser).

1.2	Reinsurance

The Company shall, if required under Clause 2.1.1 (Policies), procure that facultative reinsurance of each Direct Insurance is purchased and maintained in full force and effect throughout the period that such Direct Insurance is required by this Schedule 7 to be maintained.

1.3	Additional Insurances

1.3.1	The Intercreditor Agent may at any time, having consulted with the Insurance Adviser and acting reasonably and taking into account the availability in the international market place of the following relevant item on reasonable commercial terms, require the Company to:

(a)	procure the amendment of any or all Insurances to cover increased risks and/or liabilities; and/or

(b)	effect additional Insurances to cover risks and/or liabilities other than those specified in the scope of the Construction Period Insurances, the

Operation Period Insurances and the other Direct Insurances as would from time to time be insured in accordance with standard industry practice by an owner and operator of a “five-star” first class Las Vegas—style luxury resort and casino carrying on the Permitted Businesses which does not self-insure (except in respect of deductibles required by insurers generally) and which is financed on a limited recourse basis, in such amounts and, in the case of additional Insurances, with such deductibles, in each case as the Intercreditor Agent may reasonably require, taking into account, among other things, the basis on which the Projects are financed and the interests of the Senior Secured Creditors under the Senior Finance Documents.

1.3.2	In the event that the Company fails to effect any Insurance required to be effected pursuant to Clause 1.3.1 above, the Intercreditor Agent may effect such Insurance and the Company shall indemnify the Intercreditor Agent for the direct costs and expenses incurred by it as a result of effecting such Insurance.

1.3.3	The Company may effect additional Insurances other than those required by Clause 1.1 (Direct Insurances), Clause 1.2 (Reinsurance) or the other sub-clauses of this Clause 1.3 provided that such Insurances do not prejudice the interests of the Company or the Senior Secured Creditors under or in respect of any Insurance effected pursuant to such clauses.

2.	INSURANCE UNDERTAKINGS

2.1	Policies

The Company shall procure that:

2.1.1	each of the Direct Insurances is placed and maintained with one or more insurers authorised to operate in the Macau SAR (with not less than 95% of the coverage in respect of each such Direct Insurance provided by insurers rated at least A- by Standard & Poor’s Corporation or at least A by AM Best for their long term unsecured and unsubordinated debt or reinsured by insurers rated at least A- by Standard & Poor’s Corporation or at least A by AM Best for their long term unsecured and unsubordinated debt or, in each case, in respect of:

(a)	the Professional Indemnity Insurance referred to in paragraph 6 of Appendix 1 (Construction Period Insurances), rated at least BBB+ by Standard & Poor’s Corporation or B by AM Best; and

(b)	the Workers Compensation Insurance referred to in paragraph 6 of Appendix 1 (Construction Period Insurances), rated at least BBB by Standard & Poor’s Corporation or B- by AM Best),

and that none of the Direct Insurers (after Reinsurance) or Reinsurers shall (save in the case of the Excess Third Party Liability and the Difference in Conditions Third Party Liability Insurances comprised in the placement referred to in paragraph 3 of Appendix 1 (Construction Period Insurances)) take more than a

33.33% share on any one insurance placement (and, for such purpose, each of paragraphs 1 to 7 in Appendix 1 (Construction Period Insurances) and paragraphs 1 to 6 in Appendix 2 (Operation Period Insurances) shall be regarded as an insurance placement) unless otherwise agreed by the Intercreditor Agent;

2.1.2	each of the Insurances is in a form and on terms acceptable to the Intercreditor Agent (including, without limitation, the level or period of any deductibles) consistent with the obligations of the Company under this Schedule 7;

2.1.3	each Construction Period Insurance and each Operation Period Insurance has endorsements in substantially the form set out in Appendix 3 (Form of Endorsements for Direct Insurances) or in such other forms as the Intercreditor Agent (after consultation with the Insurance Adviser) reasonably approves in writing; and

2.1.4	each Reinsurance of each Construction Period Insurance and Operation Period Insurance has endorsements in substantially the form set out in Appendix 4 (Form of Endorsements for Reinsurances) or in such other forms as the Intercreditor Agent (after consultation with the Insurance Adviser) reasonably approves in writing.

2.2	General Undertakings

The Company shall:

2.2.1	pay or procure the payment of all premiums payable under each of the Insurances promptly as required under the Insurances and if requested by the Intercreditor Agent, promptly produce to the Intercreditor Agent copies of receipts or other evidence of payment satisfactory to the Intercreditor Agent;

2.2.2	indemnify the Intercreditor Agent and any Senior Secured Creditor against any premium or premiums paid by that Senior Secured Creditor for any of the Insurances;

2.2.3	promptly on receipt by the Company, deliver an original cover note and an original policy for each of the Insurances to the Intercreditor Agent;

2.2.4	at least fifteen days prior to the expiry of the Construction Period Insurances, provide evidence reasonably satisfactory to the Intercreditor Agent (after consultation with the Insurance Adviser) that the Operation Period Insurances shall be in effect on and from the expiry of the Construction Period Insurances;

2.2.5	at least ten days prior to the expiry of any Insurance (and provided such Insurance is being renewed), provide to the Intercreditor Agent a certificate from the Company’s insurance brokers (or, if the Company has no broker, Insurers) confirming the renewal of the policy relating to such Insurance, the renewal period, the amounts insured and any changes in terms or conditions;

2.2.6	take all action within its power to procure that nothing is at any time done or suffered to be done whereby any Insurance may be rendered void or voidable or may be suspended, impaired or defeated or any claim becomes uncollectable in full or in part, including, without limitation:

(a)	complying with all of the requirements imposed on it under the Insurances;

(b)	taking all action within its power to procure that at all times all parties to the Insurances (other than the Company and the Senior Secured Creditors) comply with all of the requirements under the Insurances; and

(c)	taking all action necessary to maintain the Insurances as valid and up-to-date insurances;

2.2.7	not make any misrepresentation of any material facts or fail to disclose any material facts in respect of the Insurances which may have an adverse impact on the Insurances;

2.2.8	comply with each Direct Insurer’s, and, where reinsurance is placed by the Company’s insurance brokers, Reinsurer’s risk management requirements set out in the policy documents for each Insurance;

2.2.9	promptly make and diligently pursue claims under the Insurances;

2.2.10	notify the Intercreditor Agent promptly upon becoming aware of any claim made under any of the Insurances where the actual or estimated totality of the amount of that claim exceeds USD500,000 (or its equivalent in other currencies) and of any occurrence which the Company considers could reasonably be expected to entitle it to submit a claim under any of the Insurances where the actual or estimated totality of the amount of that claim exceeds USD500,000 or its equivalent in other currencies;

2.2.11	in the event of any claim made under any of the Insurances where the actual or estimated totality of the amount of that claim exceeds USD500,000 (or its equivalent in other currencies) (not taking into account any relevant deductible for this purpose), provide a report to the Intercreditor Agent (and, if possible, procure a report from the Company’s insurance broker to the Intercreditor Agent) which shall include a description of the loss;

2.2.12	notify the Intercreditor Agent immediately upon receipt of any proceeds in relation to any claims in excess of USD500,000 under the Direct Insurances;

2.2.13

ensure so far as reasonably possible that no Insurance can be terminated by the Direct Insurer, and, where reinsurance is placed by the Company’s insurance brokers, Reinsurer for any reason (including failure to pay the premium or any other amount) unless the Intercreditor Agent and the Company receive at least thirty days’ written notice (or such lesser period, if any, as may be specified from time to time by Direct Insurers, and, where reinsurance is placed by the

Company’s insurance brokers, Reinsurers in the case of war risks and kindred perils);

2.2.14	without prejudice to sub-clause 2.2.13 above, notify the Intercreditor Agent if any Direct Insurer, and, where reinsurance is placed by the Company’s insurance brokers, Reinsurer cancels or gives notice of cancellation of any of the Insurances promptly on receipt of such notice;

2.2.15	notify the Intercreditor Agent of any act or omission or of any event which would reasonably be foreseen as invalidating or rendering unenforceable in whole or in part any of the Insurances;

2.2.16	notify the Intercreditor Agent promptly on becoming aware of any written proposal to make any material variation to any terms of any of the Insurances by any party to it;

2.2.17	not rescind, terminate or cancel any of the Insurances (unless replaced by a policy with the same coverage and otherwise meeting the requirements of this Schedule 7) nor agree to any variation to any of the material terms of the Insurances unless it obtains the prior written agreement of the Intercreditor Agent, which permission shall not be unreasonably withheld;

2.2.18	give the Intercreditor Agent and the Insurance Adviser such information about the Insurances (or as to any matter relevant to the Insurances) as the Intercreditor Agent reasonably requests from time to time; and

2.2.19	procure the delivery to the Intercreditor Agent by each of the insurance brokers (acceptable to the Intercreditor Agent (after consultation with the Insurance Adviser)) through whom at any time any of the (i) Direct Insurances are effected of an Insurance Broker’s Letter of Undertaking in the form set out in Appendix 5 (Form of Insurance Broker’s Letter of Undertaking) and (ii) Reinsurances are effected of a Reinsurance Broker’s Letter of Undertaking in the form set out in Appendix 6 (Form of Reinsurance Broker’s Letter of Undertaking).

2.3	Assignment of Insurances

2.3.1	The Company shall, in accordance with the Assignment of Insurances, grant assignments in favour of the Security Agent on behalf of the Secured Parties over all of its rights, title and interest in the Direct Insurances (other than any public liability, third party liability, workers compensation or legal liability insurance or any other insurances the proceeds of which are payable to employees of the Company) held by it from time to time.

2.3.2

The Company shall give notice to each of the Direct Insurers (other than with respect to any public liability, third party liability, workers compensation, legal liability or any other insurances the proceeds of which are payable to employees of the Company) who are Macau Direct Insurers (as defined in the Assignment of Insurances) in the form of the Form of Notice of Assignment of Onshore Insurance Policy set out in the schedule to the Assignment of Insurances and shall procure an acknowledgement from each such Direct Insurer in the form of the Form of Acknowledgement from Macau Direct Insurer set out in the schedule to the Assignment of Insurances.

2.4	Assignment of Reinsurances

2.4.1	The Company shall procure that each of the Direct Insurers grants an assignment in favour of the Security Agent on behalf of the Secured Parties, over all of its rights, title and interest in any Reinsurance held from time to time under Clause 1.2 (Reinsurance) and/or the Reinsurance proceeds (other than relating to any public liability, third party liability or legal liability insurance or any other insurances the proceeds of which are payable to employees of the Company). Each assignment shall at all times be in the form of the Assignment of Reinsurances dated on or about the date of this Agreement unless otherwise agreed by the Security Agent (acting on the instructions of the Intercreditor Agent).

2.4.2	The Company shall procure that each such Direct Insurer gives notice to each Reinsurer with whom it has effected such Reinsurance in the form set out in Part 1 of Schedule 2 to the Assignment of Reinsurances and shall procure an acknowledgement from each such Reinsurer in the form set out in Part 2 of Schedule 2 to the Assignment of Reinsurances.

3.	FAILURE TO COMPLY WITH PROVISIONS OF INSURANCES

3.1	Notice of Non-Compliance

The Company shall notify the Intercreditor Agent as promptly as practicable if the Company has at any time failed to comply with this Schedule 7, explaining in reasonable detail the failure, whether the Company reasonably believes it can be remedied and, if so, how and by when.

3.2	Annual Compliance Certificate

The Company shall, at the same time as delivery of its annual audited accounts pursuant to paragraph 1 of Part A of Schedule 5 (Covenants) to the Common Terms Agreement but, in any event, not less frequently than once every 12 months after the Signing Date, deliver to the Intercreditor Agent a certificate confirming its compliance with this Schedule 7 or, if there is any non-compliance with this Schedule 7, explaining, in reasonable detail, the non-compliance, whether the Company reasonably believes it can be remedied and, if so, how and by when.

3.3	Action by Intercreditor Agent

If at any time and for any reason any Insurance required hereunder is not in full force and effect or if the Company fails to comply with any other provision of this Schedule 7, then, without prejudice to the rights of any of the Senior Secured Creditors under any Senior Finance Document, the Intercreditor Agent may (after consultation with the Insurance Adviser) thereupon on behalf of itself and the other Senior Secured Creditors, or at any time while the same is continuing, procure on behalf of itself and the other

Senior Secured Creditors that Insurance at the Company’s expense is maintained such that full compliance with this Schedule 7 is restored. If that Insurance cannot be procured by the Intercreditor Agent, the Company shall (without prejudice to any other obligations of the Company under this Schedule 7 or any of the Senior Finance Documents) take or procure the taking of all reasonable steps to eliminate or minimise uninsured hazards as required by the Intercreditor Agent in writing (after consultation with the Insurance Adviser).

3.4	Continuing Obligations

Any notification by the Company of its failure to comply with this Schedule 7 shall not prejudice the rights of the Senior Secured Creditors under the Senior Finance Documents.

4.	MARKET AVAILABILITY

Notwithstanding the foregoing provisions of this Schedule 7, the Company shall not be in breach of its obligations under this Schedule 7 if any Operation Period Insurances (other than insurances which the Company is required to maintain under applicable Legal Requirements) required to be entered into or maintained by the Company in the terms required under this Schedule 7 are not available to the Company or, as the case may be, the Prime Contractor in the international insurance market place on reasonable commercial terms. Without prejudice to any other terms that may be commercially reasonable, for the purposes of this paragraph 4, such commercial terms shall be reasonable if the premium payable in respect of the sum required to be insured under such Operation Period Insurance pursuant to Appendix 2 to this Schedule 7 (or, where no such sum is referred to, the limit of indemnity or limit of liability specified therein) is not more than 125% of the amount derived by multiplying the rate set out opposite such Insurance in Appendix 7 (Operation Period Insurance Costs) by such sum or in respect of all Operation Period Insurances (including such Operation Period Insurance) is not more than 125% of the total of such amounts derived for each Operation Period Insurance.

5.	INSURANCE PROCEEDS

5.1	Conduct of Claims - Company

Subject to Clause 5.3 (Conduct of Claims - Default) below, the Company has the sole conduct of all claims under the Insurances arising from any one loss (for which purpose, two or more claims made in respect of the same, or reasonably related, circumstances are taken to relate to one loss) where the actual or estimated totality of that loss is less than or equal to USD5,000,000 (or its equivalent in other currencies). For any loss where the actual or estimated totality of claims arising is more than USD5,000,000 (or its equivalent in other currencies), the Company shall not negotiate, compromise or settle any claim without the prior consent of the Intercreditor Agent (after consultation with the Insurance Adviser) (not to be unreasonably withheld).

5.2	Application of Proceeds

The Company shall ensure that:

5.2.1	subject to sub-clause 5.2.4 below and prior to the delivery of an Enforcement Notice, all proceeds of any claim under any Insurance relating to physical damage or loss:

(a)	to the extent not required for the purpose of mandatory prepayment pursuant to Schedule 9 (Mandatory Prepayment), shall be applied towards the repair or restoration of the damaged Project Facilities in accordance with Schedule 6 (Accounts); or

(b)	to the extent required for the purpose of mandatory prepayment pursuant to Schedule 9 (Mandatory Prepayment), shall be applied towards mandatory prepayment in accordance with Clause 8.4 (Mandatory Prepayment);

5.2.2	subject to sub-clause 5.2.4 below and prior to the delivery of an Enforcement Notice, all proceeds of any claim under any Insurance relating to loss of revenue or business interruption shall be applied in accordance with Schedule 9 (Mandatory Prepayment);

5.2.3	subject to sub-clause 5.2.4 below and following the delivery of an Enforcement Notice, all proceeds of any claim under any Insurance shall be applied as directed by the Security Agent; and

5.2.4	all proceeds of any public liability, third party liability, workers compensation or legal liability insurance, or directors and officers insurance or any other insurances the proceeds of which are payable to employees of the Company, shall be applied to its intended purpose.

5.3	Conduct of Claims - Default

Notwithstanding any other provisions of this Clause 5, if an Enforcement Notice has been delivered, then the Security Agent in consultation with the Insurance Adviser shall have sole conduct of all claims under the Insurances.

5.4	Insolvency of Direct Insurers

For the purpose of conduct of claims and application of proceeds under any Reinsurance taken out by a Direct Insurer, references to delivery of an Enforcement Notice in this Clause 5 shall include delivery of the notice referred to in Clause 2.2.1 (Enforcement of Assignment) of the Assignment of Reinsurances to such Direct Insurer following an “Insolvency Event” (as defined in the Assignment of Reinsurances).

SCHEDULE 8

HEDGING ARRANGEMENTS

1.	The Company shall, prior to the making of any Advance under a Term Loan Facility, enter into agreements to the extent necessary to ensure that at least 50% of the aggregate amount drawn under the Term Loan Facilities (including the amount of such Advance) and the principal amount owed to each Additional Lender is subject, through interest rate swaps, caps, collars or other products agreed with the Intercreditor Agent, to either a fixed interest rate or interest rate protection for such period as reflects the repayment schedule for such Facility and the repayment schedule under each Additional Lender Facility Agreement and with a final maturity date of not less than three years from the date upon which such Hedging Arrangement was first entered into in respect of such amount.

2.	The purchase price of any such products may be paid for:

(a)	by one or other of the other Obligors for the benefit of the Company (provided that such payment shall either constitute Equity (other than Base Equity, Contingent Equity or any other Equity required to be paid up or advanced in accordance with the terms of the Senior Finance Documents) or otherwise create no recourse to the Company); or

(b)	out of the amount provided in the “Interest” Line Item (provided that the sum of the purchase prices, interest and any other amounts payable by the Company in respect of all such products does not exceed such amount).

3.	Only a Lender or an Affiliate of a Lender may act as a Hedging Counterparty in respect of the Hedging Arrangements required by paragraph 1 above.

4.	The Hedging Agreements are to be on the terms of the 1992 standard International Swap & Dealers Association, Inc. Master Agreement (the “ISDA Master Agreement”) and the ISDA Schedule, together with such amendments as are acceptable to the Intercreditor Agent. All Hedging Agreements for swap transactions will provide for full two way payments (with the Company being a Fixed Rate Payer (as defined in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “2000 Definitions”)) and the Hedging Counterparty being a Floating Rate Payer (as defined in the 2000 Definitions)) and the payment measure and payment method for such swap transactions in the event of early termination, whether upon a “Termination Event” or an “Event of Default”, shall be “Second Method” and “Market Quotation” respectively. Terms in quotations in this paragraph 4 shall have the meaning ascribed in the ISDA Master Agreement.

5.	The Hedging Counterparties shall have equal security over the assets of the Company with the Senior Secured Creditors in accordance with the terms of this Agreement and the Deed of Appointment and Priority.

6.

Any payments due from the Company under the Hedging Agreements (except for the purchase price or other amounts in respect of any interest rate caps, collars or other products paid by another Obligor) prior to the Opening Date, including any Realised

Hedge Loss plus any accrued default interest in accordance with paragraph 10 below, shall be a permitted Project Cost.

In this paragraph and paragraphs 7 and 10 below, “Realised Hedge Loss” means, in relation to a Hedging Counterparty at any time, the amount (if any) payable (but unpaid) by the Company to such Hedging Counterparty under the Hedging Agreement to which such Hedging Counterparty is a party (but excluding any default interest) upon an early termination of any transaction or transactions thereunder which has been terminated in accordance with paragraph 9 below. The amount is to be calculated on a net basis across the transactions under such Hedging Agreement in accordance with the terms of the applicable Hedging Agreement.

7.	Payments due from the Company under the Hedging Agreements following the Opening Date, including any Realised Hedge Loss plus any accrued default interest in accordance with paragraph 10 below, shall (save for any such amounts paid by another Obligor) be a Financing Cost.

8.	Except with the prior consent of the Intercreditor Agent, no amendments may be made to a Hedging Agreement to an extent that might reasonably be expected to result in:

(a)	any payment under the Hedging Agreement being required to be made by the Company on any date other than the dates originally provided for in the Hedging Agreement;

(b)	the Company becoming liable to make an additional payment under any Hedging Agreement which liability does not arise from the original provisions of the Hedging Agreement; or

(c)	the Company becoming liable to make any payment under the Hedging Agreement in any currency other than in the currency provided for under the original provisions of the Hedging Agreement.

9.	(a)	The Company may terminate a transaction under a Hedging Agreement prior to its stated maturity only in circumstances prop vided for in such Hedging Agreement and with the approval of the Intercreditor Agent provided that the approval of the Intercreditor Agent shall not be required in the case of any termination by reason of illegality when the requirements of paragraph 1 above are met following such termination.

(b)	A Hedging Counterparty may terminate a transaction under a Hedging Agreement prior to its stated maturity only in circumstances provided for in such Hedging Agreement.

(c)	Unless a Hedging Counterparty has already exercised such rights in accordance with sub-paragraph (b) above, the Intercreditor Agent may require a Hedging Counterparty to terminate transactions under a Hedging Agreement where a declaration has been made by the Intercreditor Agent pursuant to Clause 19.2.2 (Remedies following an Event of Default).

(d)	If a voluntary or mandatory prepayment is to be made in accordance with Clause 8 (Repayments, Prepayments and Cancellation) and following such prepayment the aggregate amount of the “Notional Amounts” (as defined in the 2000 Definitions) of all Hedging Agreements at such time would be greater than 125% of the principal amounts outstanding under the Term Loan Facilities, the Company shall unwind, in order of maturity immediately following such prepayment (unless otherwise agreed by the Intercreditor Agent), sufficient transactions under the Hedging Agreements (and pay associated breakage costs) on the first Payment Date (as defined in the 2000 Definitions) (or, where such prepayment falls within 5 Business Days (as defined in the relevant Hedging Agreement) prior to such first Payment Date, the second Payment Date) in respect of such transaction immediately succeeding such prepayment such that the Intercreditor Agent is satisfied that, following such terminations, the aggregate Notional Amounts of all transactions under all Hedging Agreements is not less than 50% and not more than 125% of the principal amounts outstanding under the Facilities.

10.	In the event that a Hedging Agreement is terminated and the Company fails to pay any Realised Hedge Loss, such Realised Hedge Loss shall comprise an Unpaid Sum and interest shall accrue in respect thereof accordingly.

SCHEDULE 9

MANDATORY PREPAYMENT

1.	To the extent that any Equity Issuance Proceeds are received by (or paid to the order of) the Company other than from the Wynn Obligors after the Signing Date, the Company shall ensure that an amount equal to the amount of such Equity Issuance Proceeds (excluding any such Equity Issuance Proceeds derived from Base Equity, Contingent Equity or, to the extent required or permitted under this Agreement to fund any Project Costs, any other Equity) shall be applied on the next Term Loan Facility Interest Payment Date after such receipt (or payment) towards prepayment of the Advances under the Term Loan Facilities and, pending such application, deposited in a Debt Service Account.

2.	With respect to the Net Cash Proceeds from any Asset Sale made by the Company as to which the Company has:

(a)	not delivered a Reinvestment Notice within the period required therefor, such Net Cash Proceeds (or portion thereof not subject to such a Reinvestment Notice) shall be applied, on the next Term Loan Facility Interest Payment Date following the expiration of the aforesaid required period for delivery of a Reinvestment Notice with respect to such Asset Sale, towards prepayment of the Advances under the Term Loan Facilities and, pending such application, deposited in a Debt Service Account; or

(b)	delivered a Reinvestment Notice within the period required therefor, on the next Term Loan Facility Interest Payment Date following each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the portion of Net Cash Proceeds referred to therein shall be applied towards the prepayment of the Advances under the Term Loan Facilities and, pending such application, deposited in a Debt Service Account.

3.	On the next Term Loan Facility Interest Payment Date following the date on which the Company receives any Termination Proceeds or Eminent Domain Proceeds, the Company shall apply such proceeds towards prepayment of the Advances under the Term Loan Facilities.

4.	If, for any Fiscal Year commencing with the Fiscal Year in which the Construction Completion Date occurs, there shall be Excess Cash Flow, the Company shall, subject to ensuring each of the Debt Service Accounts and the Special Gaming Tax Account is funded in accordance with Schedule 6 (Accounts), the Reserve Accounts are fully funded, apply the ECF Percentage of such Excess Cash Flow towards prepayment of the Advances under the Term Loan Facilities. Each such prepayment shall be made on the next Term Loan Facility Interest Payment Date following the earlier of:

(a)	the date on which the financial statements of the Company referred to in paragraph 1 of Part A of Schedule 5 (Covenants), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders; and

(b)	the date such financial statements are actually delivered,

and, pending such application, shall be deposited in a Debt Service Account.

5.	Any Insurance Proceeds (other than those received by the Company for any single loss or series of related losses not in excess of USD20,000,000 or its equivalent) shall be applied to the prepayment of the Advances under the Term Loan Facilities on the next Term Loan Facility Interest Payment Date falling not less than 30 days after the Company’s receipt of such Insurance Proceeds, unless each of the following conditions are satisfied or waived by the Intercreditor Agent within such 30 day period, in which event such amounts shall be applied to the repair or restoration of the Projects in accordance with the terms of Schedule 6 (Accounts):

(a)	the damage or destruction does not constitute the destruction of all or substantially all of the Projects;

(b)	a Default has not occurred and is continuing (other than a Default resulting solely from such damage or destruction) and after giving effect to any proposed repair and restoration, no Default will result from such damage or destruction or proposed repair and restoration;

(c)	the Company certifies, and the Intercreditor Agent determines in its reasonable judgment, that repair or restoration of the Projects to a condition substantially similar to their condition immediately prior to the event or events to which the relevant Insurance Proceeds relate, is technically and economically feasible within a 9 month period (where the damage or destruction occurs prior to the Construction Completion Date) or a 12 month period (where it occurs thereafter) and that a sufficient amount of funds is or will be available to the Company to make such repairs and restorations (subject at all times to paragraph 7 of Part B of Schedule 5 (Covenants));

(d)	the Company delivers to the Intercreditor Agent a plan (the “Repair Plan”) describing in reasonable detail the nature of the repairs or restoration to be effected and the anticipated costs and schedule associated therewith, in form and substance reasonably satisfactory to the Intercreditor Agent;

(e)	the Company certifies, and the Intercreditor Agent determines in its reasonable judgment, that a sufficient amount of funds is or will be available to the Company to make all payments on Financial Indebtedness which will become due during and following the repair period and, in any event, to maintain compliance with the covenants set forth in paragraph 1 of Part B of Schedule 5 (Covenants) during such repair period and no Forecast Funding Shortfall has occurred and is continuing or could reasonably be expected to occur during or following the repair period;

(f)

no Permit is necessary to proceed with the repair and restoration of the Projects and no material amendment to the Project Documents, or, except with the consent of the Senior Secured Creditors, any of the Senior Finance Documents, and no other instrument is necessary for the purpose of effecting the repairs or restoration of the Projects or subjecting the repairs or restoration to the Liens of the applicable Security Documents and maintaining the priority of such Liens or, if any of the above is necessary, the Company will be able to obtain the same as and when required; and

(g)	the Intercreditor Agent shall receive such certificates, opinions or other matters as it may reasonably request as necessary or appropriate in connection with such repairs or restoration of the Projects or to preserve or protect the Senior Secured Creditors’ interests hereunder and in the applicable Project Security.

After Insurance Proceeds have been applied to the repair or restoration of the Projects as provided in this Agreement, any excess Insurance Proceeds shall be applied on the next Term Loan Facility Interest Payment Date thereafter to the prepayment of the Advances under the Term Loan Facilities.

6.	Any amount of premia or similar payment paid in respect of the grant or entry into any Subconcession:

(a)	prior to the Sponsor Support Release Date and to be applied towards prepayment of the Advances under the Term Loan Facilities pursuant to paragraph 17 of Part B of Schedule 5 (Covenants), shall be so applied on the Term Loan Facility Interest Payment Date falling immediately after the Sponsor Support Release Date or, subject to payment of the amounts specified in Clause 8.6.2 (Restrictions), on or after the Sponsor Support Release Date and prior to such Interest Payment Date; or

(b)	at any time on or after the Sponsor Support Release Date and to be applied towards prepayment of the Advances under the Term Loan Facilities pursuant to paragraph 17 of Part B of Schedule 5 (Covenants), shall be so applied on (or, subject to payment of the amounts specified in Clause 8.6.2 (Restrictions), prior to) the Term Loan Facility Interest Payment Date falling immediately after the date of upon which such amount of premia is paid.

Any such amount deposited into the Phase 2 Project Account and to be applied towards prepayment of the Advances under the Term Loan Facilities following the completion of the Phase 2 Project Works pursuant to paragraph 17 of Part B of Schedule 5 (Covenants) shall be so applied on the Term Loan Facility Interest Payment Date falling immediately after the date of such completion or, subject to payment of the amounts specified in Clause 8.6.2 (Restrictions), on or after such date and prior to such Interest Payment Date.

7.	If all or substantially all of either Project is lost, damaged or destroyed or declared by any relevant Insurer to be a constructive total loss, the Company shall immediately prepay all amounts outstanding under the Senior Finance Documents.

SCHEDULE 10

EVENTS OF DEFAULT

(a)	(i)	The Company shall have failed to pay any principal of any Advance when due in accordance with the terms of the relevant Facility Agreement; or

	(ii)	the Company shall have failed to pay any interest on any Advance within 5 days after any such interest becomes due in accordance with the terms of the relevant Senior Finance Document; or

	(iii)	any Obligor shall have failed to pay any other amount payable under any Senior Finance Document within 10 days after any such other amount becomes due in accordance with the terms of the relevant Senior Finance Document or in the event that any such other amount becomes due without a notice being given to the relevant Obligor, 10 days after notice to the relevant Obligor of the non-payment of such amount.

(b)	Any representation or warranty made or deemed made by any Obligor in any Senior Finance Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any Senior Finance Document shall prove to have been incorrect in any material respect (or, in the case of the representations and warranties set out in paragraphs 20.1, 20.2 and 20.3 of Schedule 4 (Representations and Warranties), in any respect) on or as of the date made or deemed made and, in the case of an Obligor (other than the Company or a Wynn Obligor), such event, in the reasonable opinion of the Intercreditor Agent, could reasonably be expected to give rise to a Material Adverse Effect.

(c)	The Company shall default in the observance or performance of:

(i)	paragraph 12(a) of Part A of Schedule 5 (Covenants) and, other than in respect of a Default arising by reason of paragraphs (w), (x), (y), (z), (aa) or (bb) of Schedule 10 (Events of Default), such default shall continue unremedied for a period of 30 days;

(ii)	paragraph 12(b) of Part A of Schedule 5 (Covenants) in so far as it relates to the Concession Contract or the Land Concession Contract;

(iii)	paragraph 24 of Part A of Schedule 5 (Covenants); or

(iv)	paragraph 1 of Part B of Schedule 5 (Covenants).

(d)	Any Obligor or the Performance Bond Provider shall default in the observance or performance of any other covenant or agreement contained in any Senior Finance Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Schedule), and such default shall continue unremedied for a period of 30 or, provided the relevant Obligor or the Performance Bond Provider is diligently pursuing action to remedy the default and it is of a nature that it is capable of being remedied, 60 days after the earlier of:

(i)	the Company becoming aware of such default; and

(ii)	receipt by the Company of notice from the Intercreditor Agent or any Lender of such default.

(e)	The Company or any Wynn Obligor shall:

(i)	default in making any payment of any principal of any Financial Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Advances) on the scheduled due date with respect thereto;

(ii)	default in making any payment of any interest on any such Financial Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Financial Indebtedness was created; or

(iii)	default in the observance or performance of any other agreement or condition relating to any such Financial Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition (or any declaration by the holder of such Financial Indebtedness by reason thereof) is to cause immediately such Financial Indebtedness to become due prior to its stated maturity or (in the case of any such Financial Indebtedness constituting a Guarantee Obligation) to become payable, provided that a default event or condition described in sub-paragraphs (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute a Default or Event of Default unless, at such time, the aggregate amount of the default in the principal payment in the case of sub-paragraph (i), the default in the interest payment in the case of sub-paragraph (ii) and the amount accelerated in the case of sub-paragraph (iii) of this paragraph (e) exceeds USD5,000,000 or its equivalent in the case of the Company and the Wynn Obligors (other than Wynn Resorts) taken as a whole or USD10,000,000 or its equivalent in the case of Wynn Resorts and, in the case of Wynn Resorts after the Sponsor Support Release Date, such event, in the reasonable opinion of the Intercreditor Agent, could reasonably be expected to give rise to a Material Adverse Effect.

(f) (i)	Any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, administration, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider shall make a general assignment for the benefit of its creditors;

(ii)

there shall be commenced against any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider any case, proceeding or other action of a nature referred to in sub-paragraph (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;

(iii)	there shall be commenced against or any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(iv)	any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider shall consent to, approve, or acquiesce in, any of the acts set forth in sub-paragraphs (i), (ii) or (iii) above; or

(v)	any Obligor (other than the Subordinated Funding Provider) or the Performance Bond Provider shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, provided that no Event of Default shall be deemed to have occurred under this paragraph (f) as a result of any such action, event of condition by, against or concerning the Performance Bond Provider if:

(vi)	immediately upon (and, in any event, no more than [three] Business Days after) becoming aware or receiving notice thereof, the Company gives notice to the Intercreditor Agent of its intention to replace the Performance Bond Provider; and

(vii)	within 60 days (or such shorter period as the Intercreditor Agent may determine is required pursuant to the Concession Contract) after such action, event or condition has occurred:

(A)	the Performance Bond Provider has been replaced by a Person (the “Replacement Performance Bond Provider”) acceptable to the Intercreditor Agent;

(B)	the Replacement Performance Bond Provider has provided a replacement Concession Contract Performance Bond and acceded to the terms of the Deed of Appointment and Priority, in each case on terms acceptable to the Intercreditor Agent; and

(C)	the Intercreditor Agent is satisfied that no breach of the Concession Contract or any applicable Legal Requirement has occurred or will result from such replacement, and that the replacement complies, and has been authorised by the Macau SAR in accordance with, the Concession Contract and all other applicable Legal Requirements.

(g)	At any time prior to the Construction Completion Date, a Forecast Funding Shortfall occurs and continues for 30 days without being cured.

(h) (i)	Any Person shall engage in any “prohibited transaction” (as defined in section 406 of ERISA or section 4975 of the Code) involving any Plan;

(ii)	any “accumulated funding deficiency” (as defined in section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favour of the PBGC or a Plan shall arise on the assets of any Obligor or any Commonly Controlled Entity;

(iii)	a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Intercreditor Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA;

(iv)	any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than in a standard termination under section 4041(b) of ERISA;

(v)	any Obligor or any Commonly Controlled Entity shall, or in the reasonable opinion of the Intercreditor Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan; or

(vi)	any Obligor, or any of their Subsidiaries or any Commonly Controlled Entity shall be required to make during any Fiscal Year payments pursuant to any employee welfare benefit plan (as defined in section 3(1) of ERISA) that provides benefits to retired employees (or their dependents), other than as required by sections 601 and following of ERISA, section 4980B of the Code, or the corresponding provisions of applicable state law, and in each case in sub-paragraphs (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.

(i)	One or more judgments or decrees shall be entered against Wynn Resorts which could reasonably be expected to have a Material Adverse Effect or against the Company or any Wynn Obligor involving (in the latter case) for the Company and the Wynn Obligors taken as a whole a liability (not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of USD5,000,000 or its equivalent or more, and all such judgments or decrees, in either case, shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

(j)	Any of the Senior Finance Documents shall cease, for any reason (other than pursuant to the terms thereof), to be in full force and effect, or any Obligor shall in writing to any Senior Secured Creditor in the event that any Senior Secured Creditor is seeking to exercise its rights or in any Proceedings so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby.

(k)	The Company shall breach or default under in any material respect any material term, condition, provision, covenant, representation or warranty contained in any Major Project Document and such breach or default shall continue unremedied for 30 or, save in the case of any payment default, provided the Company is diligently pursuing action to remedy the default and it is of a nature that is capable of being remedied, 60 days after the earlier of:

(i)	the Company becoming aware of such breach or default; and

(ii)	receipt by the Company of notice from the Intercreditor Agent or any Lender of such breach or default.

(l)	Any party (other than the Company) shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Major Project Document and such breach or default shall continue unremedied for 30 days after the earlier of:

(i)	the Company becoming aware of such breach or default; and

(ii)	receipt by the Company of notice from the Intercreditor Agent or any Lender of such breach or default,

and, in the reasonable opinion of the Intercreditor Agent, such breach or default could reasonably be expected to have a Material Adverse Effect.

(m)	Any of the Transaction Documents shall terminate or be terminated or cancelled, become invalid or illegal or otherwise cease to be in full force and effect prior to its stated expiration date provided that the occurrence of any of the foregoing events with respect to any Major Project Document (other than the Concession Contract, the Land Concession Contract, the Construction Contract or the IP Agreement) shall constitute an Event of Default under this paragraph (m) only if the same could reasonably, in the reasonable opinion of the Intercreditor Agent, be expected to result in a Material Adverse Effect and the same shall continue unremedied for 30 days after the earlier of:

(i)	the Company becoming aware of such occurrence; and

(ii)	receipt by the Company of notice from the Intercreditor Agent or any Lender of such occurrence,

provided that in the case of any such Major Project Document (other than the Concession Contract, the Land Concession Contract, the Construction Contract or the IP Agreement), if the occurrence is not the result of the breach or default by an Obligor in any material respect of any material term, condition, provision, covenant, representation or warranty, then no Event of Default shall be deemed to have occurred as a result thereof under this paragraph (m) if the Company provides written notice to the Intercreditor Agent immediately upon (but in no event more than 3 Business Days after) the Company becoming aware of such occurrence that it intends to replace such Project Document and:

(A)	the Company obtains a replacement obligor or obligors for the affected party;

(B)	the Company enters into a replacement Major Project Document on terms no less beneficial to the Company and the Senior Secured Creditors in any material respect than the Major Project Document being replaced within 60 days of such occurrence, provided that the replacement Major Project Document may require the Company to pay amounts under the replacement Major Project Document in excess of those that would have been payable under the replaced Major Project Document; and

(C)	in the reasonable opinion of the Intercreditor Agent, such occurrence, after considering any replacement obligor and replacement Major Project Document and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect.

(n)	A Change of Control shall occur.

(o)	Any Subordinated Debt, the Subordinated Funding Agreement or the Performance Bond Facility Agreement shall cease, for any reason, to be validly subordinated to the Obligations of the Obligors as provided in the Senior Finance Documents and the documentation, instruments or other agreements related to the Subordinated Debt, as the case may be.

(p)	The Company or any Wynn Obligor shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any Permit or any such Permit or any provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect or any Governmental Authority shall challenge or seek to revoke any such Permit if such failure to perform, violation, breach, suspension, revocation, cancellation, termination or modification could reasonably be expected to have a Material Adverse Effect.

(q)	Substantial Completion and the satisfaction of the Opening Conditions specified in paragraph (a) of the definition thereof shall not have occurred by 28 February 2007 or Construction Completion shall not have occurred by 31 May 2007.

(r)	The Technical Adviser shall reasonably determine (based on its experience, familiarity and review of the Projects and the information and schedule provided by the Company and the Prime Contractor and having regard to any measures for expediting or accelerating the progress of the works) that Substantial Completion and the satisfaction of the Opening Conditions specified in paragraph (a) of the definition thereof is likely to occur no earlier than 28 February 2007.

(s)	The Company shall abandon either of the Projects or otherwise cease to pursue them.

(t)	Any call or drawing made by the Macau SAR under the Concession Contract Performance Bond unless the Concession Contract Performance Bond is fully reinstated within 30 days thereof in accordance with the Concession Contract, no other Event of Default has occurred or will result from such reinstatement.

(u)	The Company shall fail to at all times maintain in full force and effect the insurance policies required by Schedule 7 (Insurance).

(v)	Any Governmental Authority takes any action or there is a change in (or in the interpretation, administration or application of) or the introduction of any Legal Requirement:

(i)	which deprives the Company of the use of all or any material part of its Property (including nationalisation, expropriation, modification, suspension or extinguishment of any material rights benefiting or the imposition of any restrictions materially and adversely affecting any of the Projects by such Governmental Authority);

(ii)	which prevents the Company from conducting its business or operations, or a material part thereof, in a similar manner as contemplated at the Signing Date; or

(iii)	which, in the reasonable opinion of the Intercreditor Agent, otherwise could reasonably be expected to have a Material Adverse Effect,

and, in each case, such action, change or introduction or the effects thereof, are not removed or stayed within 30 days of the occurrence of such action, change or introduction.

(w)	Any temporary administrative intervention is made by the Macau SAR pursuant to article 79 of the Concession Contract.

(x)	The Macau SAR takes any formal measure seeking the unilateral dissolution of the Concession Contract pursuant to article 80 thereof or the Macau SAR gives notice pursuant to article 80(3) of the Concession Contract and the Company fails to comply with the terms thereof within the grace period specified therein.

(y)	The Intercreditor Agent considers the subject matter of any negotiations required to be notified to it pursuant to paragraph 24(c) of Part A of Schedule 5 (Covenants) is such as could reasonably give rise to an entitlement of the Macau SAR to unilaterally dissolve the Concession Contract pursuant to article 80 thereof.

(z)	Any consultations are commenced as contemplated by paragraph B1(c) of the Gaming Concession Consent Agreement and (save for the purpose of giving notice to the Macau SAR that the Security Agent intends to take action to enforce all or any of the pledges constituted by the Company Share Pledge, the Wynn International Share Charge and/or the Wynn HK Share Charge which may be given by the Security Agent immediately upon such consultations being commenced) the Intercreditor Agent considers the subject matter of such consultations is reasonably likely to give rise to (a) the taking of any action to terminate the Concession Contract or (b) an agreement to terminate the Concession Contract.

(aa)	The Land Concession Contract is terminated or rescinded or the Macau SAR takes any formal measure seeking any termination of the Land Concession Contract pursuant to Clause 15 thereof or any rescission pursuant to Clause 16 thereof.

(bb)	The Macau SAR gives any notice pursuant to paragraph C7 of the Land Concession Consent Agreement.

(cc)	A Material Adverse Effect has occurred which is continuing.

SCHEDULE 17

PAYMENT WATERFALL

Note 1:	Separate treatment for upfront premium or similar payment paid for grant of Subconcessions and other receipts which are subject to Schedule 9 (Mandatory Prepayment)

Note 2:	As permitted by paragraph 7 of Part B, Schedule 5 (Covenants)

Note 3	Debt Service on Term Loan Facilities built up in Debt Service Accounts pursuant to paragraph 5 of Schedule 6 (Accounts)

Note 4:	7.5% fixed rate. Interest accrues in the event of a cash shortfall (Clause 6.3 Deed of Appointment and Priority)

Note 5:	Six months Debt Service on Term Loan Facilities pursuant to paragraph 7 of Schedule 6 (Accounts)

Note 6:	As permitted by paragraph 20(d), Part B, Schedule 5 (Covenants)

Note 7:	As required by paragraph 4 of Schedule 9 (Mandatory Prepayment)

Note 8:	Subject to distribution tests in paragraph 6, Part B, Schedule 5 (Covenants)

SIGNATURES

The Company

WYNN RESORTS (MACAU) S.A.

By:	Matt Maddox

Address:	429 Avenida da Praia Grande, 18th Floor Praia Grande Commercial Centre Macau

Tel:	(853) 371-476

Fax:	(853) 329-966

Attention:	Chief Financial Officer

Copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Tel:	(1) 702-770-2111

Fax:	(1) 702-770-1520

Attention:	General Counsel

The Hotel Facility Lenders

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	Philip Crotty Peter Lo

Address:	55th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Tel:	(852) 2203-7436

Fax:	(852) 2203-7212

Attention:	Jonathan Robinson Debt Products Group

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5414/ (852) 2166-5415

Fax:	(852) 2868-1874/ (852) 2868-925

Attention:	Kenny Chan/Annie Yuen Commercial Back Office - Loans

BANK OF CHINA, MACAU BRANCH

By:	Cheong Chi Sang

Address:	Avenida Doutor Mario Soares Bank of China Building Macau

Tel:	(853) 792-1698/ (853) 792-1646

Fax:	(853) 792-1659

Attention:	Wong Weng Tim/ Kuan Sio Keng

CANADIAN EASTERN FINANCE LIMITED

By:	P.K. Tang Teresa C.Y. Lee

Address:	Suite 2002 20th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Tel:	(852) 2846-3736

Fax:	(852) 2524-1162

Attention:	Teresa Lee

SHINSEI BANK, LIMITED

By:	Paul R. Smith Jonathan Robinson

Address:	1-8, Uchisaiwaicho 2-Chome Chiyoda-ku Tokyo 100-8501 Japan

Tel:	(81) 3-5510-6623/ (81) 3-5293-6918

Fax:	(81) 3-5511-5133

Attention:	Kazuki Yoneda/Kanako Matsuoka

INDUSTRIAL AND COMMERCIAL BANK OF CHINA, MACAU BRANCH

By:	Shen Xiao Qi He Jin Qiu Stephen Ieong

Address:	Alm. Dr. Carlos D” Assumpção, No. 411-417 18 andar E, F, G e H Edf. Dynasty Plaza Macau

Tel:	(853) 791-3075/ (853) 791-3072

Fax:	(853) 786-328

Attention:	Clarence Wong/Elaine Lam

The Project Facility Lenders

AOZORA BANK, LTD

By:	David Gore Sun Peng Lui

Address:	3-1 Kudan-Minami 1-chome Chiyoda-ku Tokyo 102-8660 Japan

Tel:	(81) 3-5212-9412/ (81) 3-3239-8038

Fax:	(81) 3-3263-9872/ (81) 3-3263-7284

Attention:	Emiko Sano/Yasue Harada

BANCO NACIONAL ULTRAMARINO, S.A.

By:	Kan Cheok Kuan, Ronald João Brito Augusto

Address:	Avenida de Almeida Ribeiro No. 22 Macau

Tel:	(853) 355-188/ (853) 355-828

Fax:	(853) 355-800/ (853) 356-867

Attention:	Ronald Kan Cheok Kuan/Vitor Rosário/Violet Choi

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	Philip Crotty Peter Lo

Address:	55th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Tel:	(852) 2203-7436

Fax:	(852) 2203-7212

Attention:	Jonathan Robinson Debt Products Group

KOREA FIRST FINANCE LIMITED

By:	Chul-Wan, Park

Address:	Room 2007 Jardine House 1 Connaught Place, Central Hong Kong

Tel:	(852) 2526-5025

Fax:	(852) 2845-9001

Attention:	Pan-Young Ahn

Copy to:

Korea First Bank

Address:	100, Kongpyung-Dong Chongro-Gu Seoul Korea

Tel:	(82) 2-3702-4649/ (82) 2-3702-4415

Fax:	(82) 2-3702-4865

Attention:	Dai Chang Song/Chang-Ho Lee Project Finance Team

KOREA FIRST BANK, TOKYO BRANCH

By:	Dai Chang Song

Address:	Yurakucho Denki Bldg. South 2Fl 1-7-1 Yurakucho Chiyoda-ku Tokyo 100-0006 Japan

Tel:	(81) 3-3201-6261

Fax:	(81) 3-3201-4558

Attention:	Min-Young Kim

Copy to:

Korea First Bank

Address:	100, Kongpyung-Dong Chongro-Gu Seoul Korea

Tel:	(82) 2-3702-4649/ (82) 2-3702-4415

Fax:	(82) 2-3702-4865

Attention:	Dai Chang Song/Chang-Ho Lee Project Finance Team

WESTLB AG, HONG KONG BRANCH

By:	Peter Geldart K.M. Sun

Address:	36th Floor, Bank of America Tower 12 Harcourt Road Hong Kong

Tel:	(852) 2842-0214/ (852) 2842-0436

Fax:	(852) 2842-0290

Attention:	William Ip/Florence Yip

Copy to:

WestLB AG, Hong Kong Branch

Address:	36th Floor, Bank of America Tower 12 Harcourt Road Hong Kong

Tel:	(852) 2842-0458/ (852) 2842-0427

Fax:	(852) 2892-0298

Attention:	Jasper Wong/Björn Blüml

BANCO COMERCIAL DE MACAU, S.A.

By:	Tou Kei San Chan Sou Chao

Address:	Avenida da Praia Grande No. 572 Macau

Tel:	(853) 7910-861/ (853) 7910-270

Fax:	(853) 580-967

Attention:	Sam Tou/Vilma Loi

ALLIED IRISH BANKS, p.l.c.

By:	David Gore Sun Peng Lui

Address:	St Helen’s 1 Undershaft London EC3A 8AB United Kingdom

Tel:	(44) 20-7726-8734

Fax:	(44) 20-7726-8735

Attention:	Antionette Dunleavy/David Mclntyre

BANCO ESPÍRITO SANTO DO ORIENTE, S.A.

By:	José Morgado Carlos Freire

Address:	Av. Dr. Mário Soares No. 323 Bank of China Building 28th Floor “E-F” Macau

Tel:	(853) 7965-215/ (853) 7965-210

Fax:	(853) 785-228

Attention:	Sylvana Chan/Frances T.M. Lo

The Revolving Credit Facility Lenders

BANCO NACIONAL ULTRAMARINO, S.A.

By:	Kan Cheok Kuan, Ronald João Brito Augusto

Address:	Avenida de Almeida Ribeiro No. 22 Macau

Tel:	(853) 355-188/ (853) 355-828

Fax:	(853) 355-800/ (853) 356-867

Attention:	Ronald Kan Cheok Kuan/Vitor Rosário/Violet Choi

BANCO COMERCIAL DE MACAU, S.A.

By:	Tou Kei San Chan Sou Chao

Address:	Avenida da Praia Grande No. 572 Macau

Tel:	(853) 7910-861/ (853) 7910-270

Fax:	(853) 580-967

Attention:	Sam Tou/Vilma Loi

BANCO DELTA ASIA, S.A.R.L.

By:	Lau Siu Lun Wong Kai Fun

Address:	Rua Do Campo No. 39-41 Macau

Tel:	(853) 3958-202/ (853) 3958-505

Fax:	(853) 570-068

Attention:	Howard Lau/Alex Chou

The Global Coordinating Lead Arrangers

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	Philip Crotty Peter Lo

Address:	55th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong

Tel:	(852) 2203-7436

Fax:	(852) 2203-7212

Attention:	Jonathan Robinson Debt Products Group

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5414/ (852) 2166-5415

Fax:	(852) 2868-1874/ (852) 2868-4925

Attention:	Kenny Chan/Annie Yuen Commercial Back Office - Loans

Copy to:

Société Générale Asia Limited

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/Raymond Fung/Sara Wong

The Hotel Facility Agent

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5414/ (852) 2166-5415

Fax:	(852) 2868-1874/ (852) 2868-4925

Attention:	Kenny Chan/Annie Yuen Commercial Back Office - Loans

Copy to:

Société Générale Asia Limited

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/Raymond Fung/Sara Wong Risk & Agency

The Project Facility Agent

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5414/ (852) 2166-5415

Fax:	(852) 2868-1874/ (852) 2868-4925

Attention:	Kenny Chan/Annie Yuen Commercial Back Office - Loans

Copy to:

Société Générale Asia Limited

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/Raymond Fung/Sara Wong Risk & Agency

The Intercreditor Agent

SOCIÉTÉ GÉNÉRALE ASIA LIMITED

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/Raymond Fung/Sara Wong Risk & Agency

The Security Agent

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

By:	David Gore Sun Peng Lui

Address:	42nd Floor, Edinburgh Tower 15 Queen’s Road Central Hong Kong

Tel:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/Raymond Fung/Sara Wong Risk & Agency